Filed Pursuant to Rule 424(b)(2)

Registration No. 333-181576

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be registered	Proposed maximum offering price per unit	Proposed maximum aggregate offering price	Amount of registration fee
Ordinary shares, par value €1.00 per share	200,619,529(1)	$11.70(2)	$2,347,248,489(2)	$272,751
Rights to subscribe for ordinary shares	3,209,912,464(3)	None(3)	None(3)	None(3)

(1)	Represents shares that may be offered and sold in the United States plus a number of shares that may be resold in the United States from time to time during the distribution thereof.
(2)	Estimated solely for the purpose of computing the amount of the registration fee pursuant to Rule 457. Such estimate was based on the subscription price of €10.84 per share and an exchange rate of $1.0792 per €1.00, the Federal Reserve Bank of New York’s noon buying rate on March 20, 2015.
(3)	No separate consideration will be received by the registrant for the rights offered hereby.

Prospectus Supplement

(To Prospectus Dated March 26, 2015)

Rights Offering for 281,213,184 Ordinary Shares

Telefónica, S.A.

We will grant rights to the record holders of our existing ordinary shares to subscribe for an aggregate of 281,213,184 of our ordinary shares (the “New Shares”), par value 1.00 euros. Each ordinary share held of record as of 11:59 p.m. (Madrid, Spain time) on the date of publication of the official notice of the Capital Increase (as defined below) in the Official Bulletin of the Commercial Registry of Spain (Boletín Oficial del Registro Mercantil) entitles its holder to one right to subscribe for New Shares. Sixteen rights are required to subscribe for one New Share at the subscription price of €10.84 per New Share (the “Subscription Price”). A holder of rights that exercises all of its rights may also subscribe at the Subscription Price for additional New Shares that are not subscribed for pursuant to the exercise of rights (the “Additional Shares”). We will accept subscription for whole ordinary shares only. Rights may only be exercised through authorized participants (the “Iberclear participants”) in the Spanish Clearing System, Sociedad de Gestión de los Sistemas de Registro, Compensación y Liquidación de Valores, S.A.U. (“Iberclear”), in whose book-entry registry such rights are registered, and you must pay the Subscription Price for New Shares in euros.

Holders of American depositary shares, or ADSs, each representing one ordinary share, will not receive rights to subscribe for New Shares or new ADSs or have any right to instruct Citibank, N.A., as depositary (the “Depositary”), to subscribe on their behalf. The rights with respect to ordinary shares represented by ADSs will be issued to the Depositary. The Depositary will use commercially reasonable efforts to sell the rights it so receives on the Spanish Stock Exchanges (as defined below) with respect to ADSs and distribute the net cash proceeds, after accounting for the Depositary’s fees and expenses and applicable taxes, pro rata to the holders of ADSs as of a record date to be determined by the Depositary. If you hold ADSs and do not want the rights corresponding to the ordinary shares underlying such ADSs to be so sold, you must surrender your ADSs to the Depositary prior to 4:00 p.m. (New York City time) on March 31, 2015 and instruct the Depositary to deliver both the underlying ordinary shares and the rights to a securities brokerage account in Spain specified by you. Cancelations of ADSs are subject to charges of the Depositary. See “Summary of the Offering—Rights with respect to Shares Represented by ADSs.”

The rights will expire at the close of business in Madrid, Spain on April 12, 2015. Any rights unexercised at the end of the exercise period will expire without value or any payment to the holders of these unexercised rights. Holders of rights should carefully consider whether or not to exercise or sell their rights before they expire.

In the event that, after expiration of the rights, there are New Shares that have not been subscribed for, either through the exercise of rights or through subscription requests for Additional Shares by holders of rights who exercised all their rights, we may allocate such unsubscribed New Shares at the Subscription Price to certain qualified investors who request to subscribe for such shares during a period starting at 5:45 p.m. (Madrid, Spain time) on the fourth trading day following the expiration of the Preemptive Subscription Period (as defined below) and ending by no later than 9:00 a.m. (Madrid, Spain time) on the following trading day (the “Discretionary Shares Allocation Period”). We will allocate unsubscribed New Shares only among (i) qualified institutional buyers (“QIBs”) in the United States, as defined in Rule 144A under the U.S. Securities Act of 1933, as amended (the “Securities Act”), (ii) qualified investors in Spain, as defined in Section 39 of Royal Decree 1310/2005 of November 4, and (iii) qualified investors resident in jurisdictions outside of Spain, Argentina and the United States provided that pursuant to the regulations of any such jurisdiction, the offer and sale of such shares will not require registration or approval. The allocation of New Shares to QIBs in the United States will not occur in reliance on the exemption from the registration requirements of the Securities Act provided by Rule 144A but pursuant to the Registration Statement of which the accompanying prospectus is a part. The allocation of such shares to qualified investors in Spain and elsewhere outside of the United States will be made in compliance with Regulation S under the Securities Act. In the event that at the end of the Discretionary Shares Allocation Period, if any, there are New Shares that have not been subscribed for, the Underwriters listed in “Underwriting” (the “Underwriters”) shall subscribe for such New Shares, in their own name and on their own behalf, at the Subscription Price, subject to the satisfaction of certain conditions. See “Underwriting.” In addition, the Joint Global Coordinators (as defined below) jointly with us may determine not to commence the Discretionary Shares Allocation Period, in which case the Underwriters will directly subscribe for any remaining New Shares.

Our ordinary shares are listed on each of the Madrid, Barcelona, Bilbao and Valencia stock exchanges (the “Spanish Stock Exchanges”) and quoted on the Automated Quotation System of the Spanish Stock Exchanges (the “Automated Quotation System”). Our ordinary shares are also listed on the London and Buenos Aires stock exchanges. Our ordinary shares in the form of ADSs are listed on the New York Stock Exchange and are also traded on the Lima (Peru) Stock Exchange. The rights have been approved for listing on the Spanish Stock Exchanges and quotation on the Automated Quotation System. The rights will not be eligible for trading on any stock exchanges in the United States. We expect that the New Shares will be listed on each of the Spanish Stock Exchanges and quoted on the Automated Quotation System. We also expect that the New Shares will be listed on the London and Buenos Aires stock exchanges and, in the form of ADSs, on the New York Stock Exchange and on the Lima (Peru) Stock Exchange. On March 25, 2015 the last reported sale price of our ordinary shares on the Automated Quotation System was €13.525 per ordinary share.

Investing in our rights or our ordinary shares involves risks. See “Risk Factors” beginning on page S-14 of this prospectus supplement, as well as in the accompanying prospectus and the documents incorporated by reference herein.

Neither the U.S. Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus supplement. Any representation to the contrary is a criminal offense.

	Subscription Price	Underwriting Discounts and Commissions	Proceeds to the Company
Per Ordinary Share	€10.84	€0.163	€10.677
Total	€3,048,350,915	€45,725,264	€3,002,625,651

This prospectus supplement and the accompanying prospectus may be used in connection with the offering.

Joint Global Coordinators and Joint Bookrunners

Banco Santander	BBVA	CaixaBank	J.P. Morgan	Morgan Stanley	UBS Investment Bank

Joint Bookrunners

BofA Merrill Lynch	Barclays	BNP PARIBAS	Citigroup	HSBC	Société Générale Corporate & Investment Banking

Co-Lead Managers

Banca IMI	Banco Sabadell	COMMERZBANK	Crédit Agricole CIB	Credit Suisse	Fidentiis Equities	MUFG	Nomura	UniCredit Bank

The date of this prospectus supplement is March 26, 2015.

No dealer, salesperson or other person is authorized to give any information or to represent anything not contained in this prospectus. You must not rely upon any unauthorized information or representations. This prospectus is an offer to sell only the securities that it describes, but only under circumstances and in jurisdictions where it is lawful to do so. The information contained in this prospectus is current only as of the date of this prospectus supplement.

Prospectus Supplement

Prospectus

ABOUT THIS PROSPECTUS SUPPLEMENT AND THE ACCOMPANYING PROSPECTUS

This document has two parts. The first part is this prospectus supplement, which describes the specific terms of the Offering (as defined below). The second part is the accompanying prospectus, which describes more general information, some of which may not apply to the Offering, and information relating to other types of securities which may be offered thereunder. If the description of the Offering varies between this prospectus supplement and the accompanying prospectus, you should rely on the information in this prospectus supplement.

You should rely only on the information contained in or incorporated by reference in this prospectus supplement and the accompanying prospectus and in any free writing prospectus filed with the U.S. Securities and Exchange Commission (the “SEC”). This prospectus supplement contains the terms of the Offering. This prospectus supplement, or the information incorporated by reference in this prospectus supplement, may add, update or change information in the accompanying prospectus. If information in this prospectus supplement, or the information incorporated by reference in this prospectus supplement, is inconsistent with the accompanying prospectus, this prospectus supplement, or the information incorporated by reference in this prospectus supplement, will apply and will supersede that information in the accompanying prospectus. We sometimes refer to this prospectus supplement and the accompanying prospectus as the “prospectus.”

In this prospectus supplement, “Telefónica,” “Telefónica, S.A.”, the “Group” or the “Telefónica Group” refer to Telefónica, S.A. and, where applicable, its consolidated subsidiaries, unless the context otherwise requires. We use the words “we”, “us” and “our” to refer to Telefónica. We use the word “you” to refer to prospective investors in the securities.

All references to “$,” “U.S. dollars” and “dollars” refer to United States dollars and “€” and “euro” refer to euro. No representation is made that the dollar or euro amounts in this prospectus supplement and the accompanying prospectus could have been or could be converted into any other currency at any particular rate or at all.

Unless expressly stated otherwise, all dates and times in this prospectus supplement refer to dates and times in Madrid, Spain, and all references to trading days are to trading days on the Automated Quotation System.

WHERE YOU CAN FIND MORE INFORMATION

We file annual reports on Form 20-F with, and furnish other reports and information on Form 6-K to, the SEC. You may read and copy any document we file with, or furnish to, the SEC at the SEC’s Public Reference Room at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. Please call the SEC at +1-800-SEC-0330 for more information about the SEC’s Public Reference Room. The SEC also maintains an Internet site at http://www.sec.gov that contains in electronic form the reports and other information that we have electronically filed with, or furnished to, the SEC. You may also read this material at the offices of the New York Stock Exchange, Inc. at 20 Broad Street, New York, New York 10005.

INCORPORATION OF DOCUMENTS BY REFERENCE

The SEC allows us to “incorporate by reference” the information Telefónica files with, or furnishes to, the SEC, which means that we can and do disclose important information to you by referring you to those documents that are considered part of this prospectus supplement and the accompanying prospectus. Information that Telefónica files with, or furnishes to, the SEC in the future and that we incorporate by reference will automatically update and supersede the previously filed or furnished information. We incorporate by reference the following documents:

•	Telefónica’s annual report on Form 20-F for the year ended December 31, 2014 and filed with the SEC on February 27, 2015 (the “2014 Form 20-F”). The consolidated financial statements included in the 2014 Form 20-F have been prepared in accordance with International Financial Reporting Standards (“IFRS”) as issued by the International Accounting Standards Board (“IASB”) (“IFRS-IASB”), which do not differ for the purposes of the Group from IFRS as adopted by the European Union;

•	Telefónica’s report on Form 6-K related to the acquisition by Telefónica Brasil, S.A. of Global Village Telecom, S.A. as furnished to the SEC on March 20, 2015; and

•	Telefónica’s report on Form 6-K related to the acquisition by Telefónica Brasil, S.A. of Global Village Telecom, S.A. as furnished to the SEC on March 26, 2015.

We also incorporate by reference in this prospectus supplement and the accompanying prospectus all subsequent annual reports of Telefónica filed with the SEC on Form 20-F under the U.S. Securities Exchange Act of 1934, as amended (the “Exchange Act”), and those of Telefónica’s periodic reports submitted to the SEC on Form 6-K that we specifically identify in such form as being incorporated by reference in this prospectus supplement and the accompanying prospectus after the date hereof and prior to the completion of an offering of securities under this prospectus supplement and the accompanying prospectus. This prospectus supplement and the accompanying prospectus are part of a registration statement filed with the SEC.

As you read the above documents, you may find inconsistencies in information from one document to another. If you find inconsistencies you should rely on the statements made in the most recent document. All information appearing in this prospectus supplement and the accompanying prospectus is qualified in its entirety by the information and financial statements, including the notes thereto, contained in the documents that we have incorporated by reference.

You should rely only on the information incorporated by reference or provided in this prospectus supplement and the accompanying prospectus. We have not authorized anyone else to provide you with different information. In particular, no dealer, salesperson or other person is authorized to give any information or to represent anything not contained or incorporated by reference in this prospectus supplement or the accompanying prospectus. This prospectus supplement is an offer to sell or to buy only the securities referred to herein, but only under circumstances and in jurisdictions where it is lawful to do so. You should not assume that the information in this prospectus supplement and the accompanying prospectus is accurate as of any date other than the date on the front of those documents.

You may request, at no cost to you, a copy of these documents (other than exhibits not specifically incorporated by reference) by writing or telephoning us at the following address or telephone number:

Telefónica, S.A.

Distrito Telefónica, Ronda de la Comunicación, s/n

28050 Madrid

Spain

Attention: Investor Relations

+34 91 482 8700

FORWARD-LOOKING STATEMENTS

This prospectus supplement, the accompanying prospectus and the documents incorporated by reference contain statements that constitute forward-looking statements within the meaning of Section 27A of the Securities Act, Section 21E of the Exchange Act and the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. The forward-looking statements in this prospectus supplement, the accompanying prospectus and the documents incorporated by reference herein can be identified, in some instances, by the use of words such as “will,” “shall,” “target,” “expect,” “aim,” “should,” “may,” “might,” “assume,” “estimate,” “plan,” “intend,” “believe” and similar language or other formulations of a similar meaning or, in each case, the negative formulations thereof. Other forward-looking statements can be identified in the context in which the statements are made or by the forward-looking nature of discussions of strategy, plans or intentions. These statements appear in a number of places in this prospectus supplement, the accompanying prospectus and in the documents incorporated by reference herein, including, without limitation, certain statements made in “Risk Factors” in this prospectus supplement and “Risk Factors,” “Information on the Company,” “Operating and Financial Review and Prospects” and “Quantitative and Qualitative Disclosures About Market Risk” in the 2014 Form 20-F and include statements regarding our intent, belief or current expectations with respect to, among other things:

•	the effect on Telefónica’s results of operations of competition in telecommunications markets;

•	trends affecting Telefónica’s business, financial condition, results of operations or cash flows;

•	acquisitions, investments or divestments which Telefónica has entered into contracts to effect, or which Telefónica may make in the future;

•	the use of the proceeds of the Offering;

•	Telefónica’s capital expenditures plan;

•	Telefónica’s estimated availability of funds;

•	Telefónica’s ability to repay debt with estimated future cash flows;

•	Telefónica’s shareholder remuneration policies;

•	supervision and regulation of the telecommunications sectors where Telefónica has significant operations;

•	Telefónica’s strategic partnerships; and

•	the potential for growth and competition in current and anticipated areas of Telefónica’s business.

Such forward-looking statements are not guarantees of future performance and involve numerous risks and uncertainties, and actual results may differ materially from those anticipated in the forward-looking statements as a result of various factors. The risks and uncertainties involved in our businesses that could affect the matters referred to in such forward-looking statements include, but are not limited to:

•	changes in general economic, business or political conditions in the domestic or international markets in which Telefónica operates or has material investments that may affect demand for Telefónica’s services;

•	exposure to currency exchange rates, interest rates or credit risk related to Telefónica’s treasury investments or in some of Telefónica’s financial transactions;

•	existing or worsening conditions in the international financial markets;

•	the impact of current, pending or future legislation and regulation in countries where Telefónica operates, as well as any failure to renew or obtain the necessary licenses, authorizations and concessions to carry out Telefónica’s operations and the impact of limitations in spectrum capacity;

•	compliance with anti-corruption laws and regulations and economic sanctions programs;

•	customers’ perceptions of services offered by Telefónica;

•	the actions of existing and potential competitors in each of Telefónica’s markets as well as the potential effects of technological changes;

•	failure of suppliers to provide necessary equipment and services on a timely basis;

•	the impact of unanticipated network interruptions including due to cyber-security actions;

•	the effect of reports suggesting that electromagnetic fields may cause health problems;

•	the impact of impairment charges on Telefónica’s goodwill and assets as a result of changes in the regulatory, business or political environment;

•	potential liability resulting from Telefónica’s internet access and hosting services arising from illegal or illicit use of the internet, including the inappropriate dissemination or modification of consumer data; and

•	the outcome of pending or future litigation, administrative or other legal proceedings.

Some of these and other important factors that could cause such differences are discussed in more detail in “Risk Factors” in this prospectus supplement, “Risk Factors” in the accompanying prospectus and “Risk Factors,” “Information on the Company,” “Operating and Financial Review and Prospects” and “Quantitative and Qualitative Disclosures About Market Risk” in the 2014 Form 20-F.

Readers are cautioned not to place undue reliance on those forward-looking statements, which speak only as of the date of this prospectus supplement, the date of the accompanying prospectus or as of the date of the documents incorporated by reference herein, as the case may be. We do not undertake any obligation to update any forward-looking statements that may be made to reflect events or circumstances after the date of this prospectus supplement, the accompanying prospectus or the documents incorporated by reference, as the case may be, including, without limitation, changes in our business or acquisition or divestiture strategy or planned capital expenditures, or to reflect the occurrence of unanticipated events.

NOTICE TO SHAREHOLDERS AND INVESTORS

The distribution of this prospectus, the exercise of the rights and the allocation of the New Shares as to which rights have not been exercised may be restricted by law in certain jurisdictions. Any failure to comply with applicable restrictions may constitute a violation of the securities laws of such jurisdictions. In particular, due to restrictions under the securities laws of certain countries, shareholders or investors resident in such countries may not exercise rights or may not subscribe for any New Shares as to which rights have not been exercised. Persons into whose possession this prospectus comes or who wish to exercise any of the rights or subscribe for any New Shares must inform themselves about and observe any such restrictions. This prospectus does not constitute an invitation to exercise any of the rights, nor an offer of our New Shares, in any jurisdiction in which such offer or invitation would be unlawful. Neither we nor the Underwriters nor our or their respective advisers accept any responsibility for any violation by any person, whether or not a prospective participant in the Offering, of any such restrictions.

This prospectus is not a prospectus prepared in accordance with the applicable provisions regulating the Spanish securities market, including the Prospectus Directive (No. 2003/71/FC). Telefónica has a share registration document (the “Registration Document”) approved and registered with the Spanish National Securities Market Commission (Comisión Nacional del Mercado de Valores) (“CNMV”) on October 21, 2014. The share securities note (the “Securities Note”) and the summary of the Offering have been approved and registered with the CNMV on March 26, 2015. The Registration Document, the Securities Note and the summary of the Offering, together with their annexes, supplements and documents incorporated therein by reference, are collectively referred to as the “Spanish prospectus.” The Spanish prospectus will be sent by the CNMV, together with an English translation, to the competent authorities of the United Kingdom in accordance with the regulations applicable to cross-border offers and admission to trading set out in the Spanish legislation and in the regulations of the foregoing jurisdictions implementing Directive 2003/71/EC of the European Parliament and of the Council, of November 4, 2003. The Spanish prospectus is in a different format in accordance with applicable Spanish securities market regulations, and contains information not generally included in documents such as this prospectus. This offering is made in the United States solely on the basis of the information contained in this prospectus. Holders of our ordinary shares and investors who are not residents of the United States but who have come into possession of this prospectus must inform themselves about and observe restrictions relating to the Offering and the distribution of this prospectus outside of the United States.

SUMMARY

The following material is qualified in its entirety by the information appearing elsewhere in this prospectus, including the documents incorporated herein by reference. You should read carefully the entire prospectus and the documents incorporated by reference therein before making an investment decision.

Telefónica, S.A. is a corporation duly organized and existing under the laws of the Kingdom of Spain, incorporated on April 19, 1924. The Telefónica Group is:

•	a diversified telecommunications group which provides a comprehensive range of services through one of the world’s largest and most modern telecommunications networks;

•	mainly focused on providing telecommunications services; and

•	present principally in Europe and Latin America.

Telefónica, S.A.’s principal executive offices are located at Distrito Telefónica, Ronda de la Comunicación, s/n, 28050 Madrid, Spain, and its registered offices are located at Gran Vía, 28, 28013 Madrid, Spain. Its telephone number is +34 900 111 004.

Key Investment Highlights

Ongoing Transformation Driving Continued Growth and Efficiency

During the past two years, we believe we have made significant advances by investing in growth opportunities in mobile data and digital services, taking initiatives to improve our efficiency by simplifying our business and reinforcing our asset portfolio. In addition, we have taken steps to reduce the risk on our balance sheet. As a result of these efforts, we believe we have built a solid platform that will allow us to achieve continued growth and efficiency going forward. We plan to accelerate growth and investments by building stronger networks, monetizing the increase in data usage coupled with efficiency levels in addition to the synergies expected from the GVT Acquisition (as defined below) and our recent acquisition in Germany. We are also focusing on strengthening our position in our key markets (Spain, Germany, Brazil and Hispanic America).

Significant Growth Opportunities

We believe that we are well-positioned to take advantage of significant, positive macroeconomic and market trends, including improved regulatory environments in our main markets. We are working to increase our differentiation in our main markets, such as Spain, by broadening our infrastructure and assets in fiber, Pay TV and LTE technologies in an effort to provide products and services that appeal to our customers’ appetite for higher value services. We believe that our portfolio management efforts will help us provide higher value and quality bundles to customers in German and Brazil, and we plan on making a push for higher data adoption in Hispanic America.

We plan to leverage our network and upgrade our information technology to enhance our customers’ experience. Moreover, we will focus on monetizing the increasing mobile data and video opportunities. We plan to create an environment where everything is connected, either through multi-device or multi-user plans or through improving connectivity with FTTH and LTE, leading to the adoption of new data services. We will also concentrate on savings from simplification across markets and gaining synergies from acquisitions.

Financial Position

We actively manage our portfolio to increase our financial flexibility. Through a combination of our strong cash flow in 2014 and the O2 UK (as defined below) disposal, we have significantly reduced our net financial debt and aim to further reduce our leverage ratio. We plan to maintain an attractive shareholder remuneration plan in the near term, comprised of sustainable dividend payments, treasury share cancellations. We also plan to support sustainable operating growth through organic growth and to continue to analyze opportunities to accelerate value creation and strengthen our portfolio through acquisitions and disposals.

Telefonica Brasil Acquisition of Global Village Telecom

On September 19, 2014, Telefonica Brasil, S.A. (“Telefonica Brasil”) formalized with Vivendi S.A. an agreement for the acquisition by Telefónica Brasil of Global Village Telecom, S.A. and its holding company GVT Participações, S.A. (jointly, “GVT”) for an aggregate cash consideration of €4,663 million and newly issued shares representing 12.0% of the share capital of Telefónica Brasil after its combination with GVT, which is subject to regulatory approval (the “GVT Acquisition”). As part of the agreement, Vivendi S.A. will acquire 1,110 million ordinary shares held by Telefonica in Telecom Italia, S.p.A. (“Telecom Italia”) currently representing 8% of Telecom Italia’s voting share capital (equivalent to 6% of its total share capital), in exchange for 4.5% of the share capital of Telefónica Brasil after its combination with GVT, which represents all the ordinary shares and 0.7% of the preferred shares in Telefónica Brasil that Vivendi, S.A. is to receive as a consequence of the GVT Acquisition.

The National Telecommunications Agency of Brazil (Agência Nacional de Telecomunicações or “ANATEL”) granted its required authorizations for the GVT Acquisition on December 22, 2014 (published in the Official Gazette on January 26, 2015) and March 12, 2015 (pending publication in the Official Gazette). On those same dates, ANATEL also authorized the demerger of Telco S.p.A. (“Telco”) (the company through which our current stake in Telecom Italia is held), a transaction that will have effects on the GVT Acquisition and about which the Argentine regulator (Comisión de Defensa de la Competencia) has not yet pronounced.

As part of these authorizations, ANATEL imposed a series of obligations on Telefónica and Telefonica Brasil, including the obligation to eliminate overlapping licenses between Telefonica Brasil and GVT, to maintain for a certain period some services and offerings currently made available by each of Telefonica Brasil and GVT as well as contracts currently in force with GVT clients, to keep (at a minimum) the current geographical net coverage of Telefonica Brasil and GVT, to present an expansion plan and for Telefónica to waive its voting rights and ultimately divest its entire stock participation in Telecom Italia.

On March 25, 2015, the Brazilian antitrust authority, Conselho Administrativo de Defensa Ecônomica (“CADE”), approved both the GVT Transaction and the demerger of Telco (such approval is still pending publication in the Official Gazette), subject to restrictions similar to those imposed by ANATEL. These restrictions require, among other things, that Telefonica Brasil commits to provide certain service coverage in certain geographical areas and cities in Brazil, to maintain certain products, contract requirements and services and to maintain a minimum quality with respect to certain other services. Moreover, as part of this authorization, Telefónica has undertaken, among other measures, to not exercise its voting rights and ultimately divest its entire stock participation in Telecom Italia. In addition, Telefónica and Telefonica Brasil have undertaken to comply with certain other restrictions agreed between CADE and the Vivendi group.

Telefonica Brasil has announced that it will fund the cash consideration of the GVT Acquisition through a capital increase (the “Telefonica Brasil Capital Increase”). Telefónica may use the proceeds from the Offering for general corporate purposes, including the partial funding of its participation in the Telefonica Brasil Capital Increase. However, the Offering is not conditioned upon the consummation of the Telefonica Brasil Capital Increase or the GVT Acquisition, and, therefore, if such transactions are not consummated, all the proceeds of the Offering may be used for other general corporate purposes. See “Use of Proceeds.”

Disposal of O2 UK

On January 23, 2015, Telefónica and Hutchison Whampoa Group agreed to enter into exclusive negotiations for the potential acquisition by Hutchison Whampoa Group of Telefonica UK Limited (Telefonica’s business in the United Kingdom (“O2 UK”).

On March 24, 2015, Telefónica and Hutchison Whampoa Limited (“Hutchison”) signed an agreement, after conducting the relevant due diligence process, for the acquisition by the Hutchison of O2 UK for a price (enterprise value on a debt-free basis) of 10,250 million pounds in cash (approximately 14,000 million euros at the exchange rate as of the date of the agreement), composed of (i) an initial amount of 9,250 million pounds (approximately 12,640 million euros) which would be paid at closing and (ii) additional deferred payments of 1,000 million pounds (approximately 1,360 million euros) in the aggregate, to be paid once the cumulative cash flow of O2 UK and the existing telecommunications operations of Hutchison in the United Kingdom has reached an agreed threshold. Telefónica intends to allocate a substantial part of the proceeds from the disposal to reduce its indebtedness.

After the execution of this agreement, O2 UK will be reported as a discontinued operation within the Telefonica Group, and its assets and liabilities as “held for sale”, in accordance with IFRS.

Completion of the transaction is subject to, among other customary conditions, the approval of the relevant regulatory authorities and the obtaining of waivers to some contractual provisions affected by the sale, including those related to network alliances, as well as change of control provisions under certain contractual arrangements with third parties.

Conditions must be satisfied by no later than June 30, 2016, except that in specified circumstances under the agreement in which this date may be extended to September 30, 2016.

SUMMARY OF THE OFFERING

The Offering	We will grant rights to the holders of our existing ordinary shares to subscribe for New Shares. Each 16 rights entitle the holder thereof to subscribe for one New Share at the Subscription Price. Each holder of rights who exercises all of his or her rights may also submit a request to subscribe at the Subscription Price for Additional Shares that are not otherwise subscribed for pursuant to the exercise of rights. In the event that, after expiration of the rights, there are New Shares that have not been subscribed for, either through the exercise of rights or through subscription requests for Additional Shares by holders who exercised all their rights, we may allocate such unsubscribed New Shares at the Subscription Price to certain qualified investors who request to subscribe for such shares during a period starting at 5:45 p.m. (Madrid, Spain time) on the fourth trading day following the expiration of the Preemptive Subscription Period (as defined below) and ending by no later than 9:00 a.m. (Madrid, Spain time) on the following trading day. We refer to the issuance and exercise of the rights for New Shares and the offer and sale of the New Shares as to which rights have not been exercised, collectively, as the “Offering.” Only a portion of the New Shares will be offered in the United States.

The nominal amount of the increase in share capital through the issuance of the New Shares in the Offering, assuming all the New Shares are subscribed at the Subscription Price, is €281,213,184.

Rights	Each ordinary share held of record as of 11:59 p.m. (Madrid, Spain time) on the date of publication of the official notice of the Capital Increase in the Official Bulletin of the Commercial Registry of Spain (Boletín Oficial del Registro Mercantil) (“BORME”) (as reflected in the book-entry records maintained by Iberclear) entitles its holder to one right to subscribe for New Shares. Sixteen rights are required to subscribe for one New Share at the Subscription Price. We will accept subscriptions for whole New Shares only. We will not issue fractional New Shares or cash in lieu of fractional New Shares. Accordingly, holders of rights will lose the value of any rights held by them in excess of the highest multiple of rights that will entitle them to whole New Shares unless they sell such rights. Holders of rights must pay the Subscription Price for the full amount of New Shares for which they are subscribing.

Preemptive Subscription Period	From March 28, 2015 until close of business in Madrid, Spain on April 12, 2015, the rights expiration date. We refer to such period as the “Preemptive Subscription Period.”

Subscription Price	The Subscription Price is €10.84 per New Share. The New Shares, par value €1.00 per share, will be issued with a share premium of €9.84 per share. You must pay the Subscription Price in euros.

Rights with respect to Shares Represented by ADSs

Holders of ADSs will not receive rights to subscribe for New Shares or new ADSs or have any right to instruct Citibank, N.A., as depositary (the “Depositary”), to subscribe on their behalf. The rights with respect to ordinary shares represented by ADSs will be issued to the Depositary. The Depositary will use commercially reasonable efforts to sell the rights it so receives on the Spanish Stock Exchanges with respect to ADSs and distribute the net cash proceeds, after accounting for the Depositary’s fees and expenses and applicable taxes, pro rata to the holders of ADSs as of a record date to be determined by the Depositary. If you hold ADSs and do not want the rights corresponding to the ordinary shares underlying such ADSs to be so sold, you must surrender your ADSs to the Depositary prior to 4:00 p.m. (New York City time) on March 31, 2015 and instruct the Depositary to deliver both the underlying ordinary shares and the rights to a securities brokerage account in Spain specified by you. Following receipt of a duly issued instruction in valid form and payment of the Depositary’s cancellation fee of $0.05 per ADS surrendered, the Depositary will transfer such underlying ordinary shares and rights to such account on or about April 2, 2015. The Depositary will not deliver rights without delivering the corresponding ordinary shares and will not deliver the ordinary shares without the corresponding rights. Should you decide to so cancel any ADSs held by you, you will be solely responsible for providing a securities brokerage account in Spain that can accept the ordinary shares and rights for your benefit. Furthermore, you will be solely responsible for causing any actions to be taken with respect to those ordinary shares and rights, including the timely exercise or sale of the rights. Neither Telefónica, the Depositary nor any of their respective agents (including, without limitation, the custodian for the Depositary) assumes any responsibility for the required securities brokerage account in Spain or for the execution of any such actions.

Transferability and Listing of Rights	Any holder of rights may transfer its rights to others. The rights have been approved for listing on the Spanish Stock Exchanges and the Buenos Aires stock exchange and quotation on the Automated Quotation System during the Preemptive Subscription Period. The rights will not be eligible to trade on any securities exchange in the United States. There is no established trading market for the rights. We cannot assure holders of rights that a market for the rights will develop, as to how long it will continue or at what prices the rights will trade. Therefore, we cannot assure holders of rights that they will be able to sell any of the rights that they hold.

Procedure for Exercising Rights	In order to exercise the rights, holders of rights must contact the Iberclear participant in whose book-entry registry their rights are registered and follow such participant’s instructions with respect to the proper and timely exercise of rights. Concurrently with the exercise of rights (i.e., at the time of making the subscription order), holders of rights must deliver full payment of the Subscription Price to the Iberclear participant through which they place their subscription order. Deposit in the mail will not constitute delivery to the Iberclear participant.

If holders of rights do not hold shares directly through an Iberclear participant but through a securities intermediary, such holders will need to have such securities intermediary act for them if they wish to exercise or sell their rights. In such case, such holders should contact the securities intermediary through whom they hold the shares and instruct that intermediary as to the exercise or sale of the rights associated with their shares in such format and by such time as such intermediary may request. We are not responsible for any failure of such intermediaries to properly carry out instructions.

The exercise of rights is firm, irrevocable and unconditional and may not be canceled or modified, except as provided in “The Offering—Irrevocable Subscription Requests” and the last paragraph of “The Offering—Communications From the Iberclear Participants to the Agent.” Rights that are not exercised as described above will expire without value or any payment to the holders of these unexercised rights. Holders of rights should carefully consider whether or not to exercise or sell their rights before they expire.

Rights to Subscribe for Additional Shares	During the Preemptive Subscription Period, holders of rights that exercise all of their rights may request to subscribe for Additional Shares at the Subscription Price in the event that, at the expiration of the Preemptive Subscription Period, there exist New Shares as to which rights have not been exercised (the “Surplus Shares”). Such subscription request for Additional Shares should be made in the subscription form that holders of rights submit to the Iberclear participant in whose book-entry registry their rights are registered at the time of exercising their rights. The allocation of Additional Shares will take place on the fourth trading day following the date of expiration of the Preemptive Subscription Period (the “Additional Shares Allocation Period”). The Additional Shares Allocation Period is expected to take place on April 16, 2015. On such date, Banco Bilbao Vizcaya Argentaria, S.A., acting as agent (the “Agent”), will determine the number of Surplus Shares, if any, and will allocate such shares to the holders of rights that (i) have exercised all their rights registered at the Iberclear participant through which the rights are exercised and (ii) have requested Additional Shares during the Preemptive Subscription Period. If the number of Additional Shares requested exceeds the number of Surplus Shares, such allocation will be effected pro rata in proportion to the number of Additional Shares requested, using for such purpose the percentage that the Additional Shares requested by each subscriber represents in respect of the total number of Additional Shares requested. See “The Offering—Subscription Periods—Additional Shares Allocation Period.”

Holders of rights must deliver full payment of the Subscription Price for each New Share allocated during the Additional Shares Allocation Period not later than the fifth trading day following the expiration of the Preemptive Subscription Period. In each case, payment shall be made through the Iberclear participants to whom requests for Additional Shares were made. The requests for Additional Shares that are not paid for as described above shall be deemed not to have been made. Iberclear participants may request that subscribers advance the Subscription Price of the requested Additional Shares at the time such subscriber requests such Additional Shares. See “The Offering—Method and Time Periods for Payment and Delivery—New Shares Allocated During the Additional Shares Allocation Period.”

The request for Additional Shares is firm, irrevocable and unconditional and may not be canceled or modified, except as provided in “The Offering—Irrevocable Subscription Requests” and the last paragraph of “The Offering—Communications From the Iberclear Participants to the Agent.”

Discretionary Shares Allocation Period for Unsubscribed New Shares	New Shares that have not been subscribed for during the Preemptive Subscription Period or allocated to those holders of rights that have requested Additional Shares (the “Discretionary Shares”) will be allocated at the Subscription Price to certain requesting investors at our discretion during the Discretionary Shares Allocation Period, which period will commence at 5:45 p.m. (Madrid, Spain time) on the fourth trading day following the end of the Preemptive Subscription Period and end by no later than 9:00 a.m. (Madrid, Spain time) on the following trading day.

The investors to whom we may allocate Discretionary Shares are (i) QIBs in the United States, as defined in Rule 144A under Securities Act, (ii) qualified investors in Spain, as defined in Section 39 of Royal Decree 1310/2005 of November 4, and (iii) qualified investors resident in jurisdictions outside of Spain, Argentina and the United States provided that pursuant to the regulations of any such jurisdiction, the offer and sale of the Discretionary Shares will not require registration or approval. The allocation of New Shares to QIBs in the United States will not occur in reliance on the exemption from the registration requirements of the Securities Act provided by Rule 144A but pursuant to the Registration Statement of which the accompanying prospectus is a part. The allocation of New Shares to qualified investors in Spain and elsewhere outside of the United States will be made in compliance with Regulation S under Securities Act.

The Discretionary Shares Allocation Period, if any, is expected to take place between April 16, 2015 and April 17, 2015. If the Discretionary Shares Allocation Period is commenced, the Underwriters receiving requests to subscribe for Discretionary Shares must communicate to us on behalf of the submitting parties any requests for subscription of Discretionary Shares received by them in accordance with the terms and conditions set forth in the Underwriting Agreement (as defined below).

No later than 9:00 a.m. (Madrid, Spain time) on the trading day following the date on which the Discretionary Shares Allocation Period begins, we shall evaluate the requests for subscription received during the Discretionary Shares Allocation Period, and may reject or accept, in whole or in part, at our discretion, any of the requests to subscribe for Discretionary Shares received during the Discretionary Shares Allocation Period; provided, however, that we may not reject a request if, as a result, the Underwriters will be required to subscribe for New Shares. We will give notice of the definitive allocation of the Discretionary Shares to the Underwriters and the Agent not later than 9:00 a.m. (Madrid, Spain time) on the trading day following the date on which the Discretionary Shares Allocation Period begins.

The Joint Global Coordinators jointly with the Company may agree to terminate the Discretionary Shares Allocation Period, if any, at any time prior to its end if all the New Shares have been subscribed for. See “The Offering—Subscription Periods—Discretionary Shares Allocation Period.”

Underwriting of Unsubscribed New Shares	The Underwriters have committed to subscribe, at the Subscription Price, for any New Shares not otherwise subscribed at the end of the Discretionary Shares Allocation Period. In addition, to the extent that they hold rights, the Underwriters may also subscribe for New Shares during the Preemptive Subscription Period and the Additional Shares Allocation Period. The number of shares the Underwriters are committed to subscribe for equals the number of New Shares contemplated to be issued pursuant to this Offering, less the number of New Shares acquired by shareholders or other investors during the Preemptive Subscription Period, the Additional Shares Allocation Period and any Discretionary Shares Allocation Period. Additionally, the Joint Global Coordinators and Telefónica may jointly decide not to open the Discretionary Shares Allocation Period, in which event the Underwriters shall subscribe for the full amount of Discretionary Shares.

The several obligations and commitments of the Underwriters are subject to various conditions. Banco Bilbao Vizcaya Argentaria, S.A., Banco Santander, S.A., CaixaBank, S.A., J.P. Morgan Securities plc., Morgan Stanley & Co. International plc. and UBS Limited will serve as Joint Global Coordinators (the “Joint Global Coordinators”) pursuant to the underwriting and agreement dated March 25, 2015 between us and the Underwriters (the “Underwriting Agreement”). Our obligation to issue the New Shares pursuant to the exercise of rights and the request for Additional Shares is not contingent upon the subscription by the Underwriters for the unsubscribed New Shares. However, in the event the Underwriting Agreement is terminated early or the conditions set forth therein have not been fulfilled, the orders made for Discretionary Shares will, together with the underwriting commitments of the Underwriters, be automatically revoked and terminated, with the possibility of an incomplete subscription. See “Risk Factors—The Underwriting Agreement provides that such agreement may be terminated in certain limited circumstances and that the several obligations and commitments of the Underwriters are subject to certain customary conditions precedent” and “Underwriting.”

Listing of New Shares	Our ordinary shares are, and we expect that the New Shares will be, listed on each of the Spanish Stock Exchanges and quoted on the Automated Quotation System. Our ordinary shares are also, and we expect that the New Shares also will be, listed on the London and Buenos Aires stock exchanges. Our ordinary shares in the form of ADSs are, and we expect that the New Shares in the form of ADSs will be, listed on the New York Stock Exchange and the Lima (Peru) Stock Exchange.

Registration of New Shares	We will register the New Shares in the books and records of Iberclear as soon as practicable after the Capital Increase (as defined in “The Offering—General”) has been declared completed and subscribed for and the corresponding notarial deed evidencing the Capital Increase has been registered with the Commercial Registry of Madrid, Spain (the “Commercial Registry”). See “The Offering—Delivery and Admission to Trading in Spain of the New Shares.”

Taxation	For a discussion regarding Spanish and U.S. federal income tax consequences of the receipt, exercise and disposition of the rights and the ownership, acquisition and disposition of New Shares, please refer to “Taxation—Material Spanish Tax Considerations” and “Taxation—Material U.S. Federal Income Tax Considerations” in this prospectus supplement.

Dilution	In order to capture the value of the rights, the holder must exercise such rights as described above or sell such rights. If holders of rights do not exercise all of the rights allocated in respect of their holding of ordinary shares, their holding of our ordinary shares or ADSs will be diluted. See “Dilution.”

Lock-up

Telefónica has agreed, subject to certain exceptions, that for a period of 150 days following the date of this prospectus supplement, it will not, without the prior written consent of the Joint Global Coordinators, acting unanimously on behalf of the Underwriters, (i) offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend or otherwise transfer or dispose of, directly or indirectly, any shares of Telefónica or any other securities convertible into or exercisable or exchangeable for shares of Telefónica, (ii) will not enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of shares of Telefónica or (iii) file any registration statement relating to the offering of any shares of Telefónica or any other securities convertible into or exercisable or exchangeable into shares of Telefónica. See “Underwriting—Lock-Up”.

Treasury Shares	As of March 26, 2015, we directly hold 157,793,374 treasury shares representing 3.388% of our share capital. In accordance with Section 148 of the Spanish Companies Act, approved by Royal Decree Law 1/2010 of July 2, as amended (Ley de Sociedades de Capital), the preferential subscription rights corresponding to our treasury shares will be distributed among the remainder of our ordinary shares. In order to avoid altering the calculation of the number of rights needed for subscription for New Shares, we have committed to holding the same number of treasury shares from the date of the registration of the Securities Note until 11:59 p.m. (Madrid, Spain time) on the date of the publication of announcement in the BORME, which is expected to be March 27, 2015. In addition, we will continue complying with applicable regulations governing the trading of our treasury shares in the various jurisdictions in which our shares are listed (either as ordinary shares or in the form of ADSs).

Risk Factors	See “Risk Factors” beginning on page S-14 as well as in the accompanying prospectus and the documents incorporated by reference in this prospectus supplement for a discussion of certain factors relating to us, our business and an investment in our rights and ordinary shares.

Timetable for the Offer	Below is the anticipated timetable for the Offer:

Action	Estimated date
Publication of announcement in the BORME	March 27, 2015

Record Date	March 27, 2015

Commencement of Preemptive Subscription Period	March 28, 2015

End of Preemptive Subscription Period	April 12, 2015

Additional Shares Allocation Period	April 16, 2015

Commencement, if applicable, of the Discretionary Shares Allocation Period	April 16, 2015

End, if applicable, of the Discretionary Shares Allocation Period	April 17, 2015

Payment by the Underwriters for the Discretionary Shares	April 17, 2015

Payment by the Iberclear participants for the New Shares subscribed during the Preemptive Subscription Period and the Additional Shares	April 17, 2015

Execution of the notarial deed evidencing the Capital Increase	April 17, 2015

Registration of the notarial deed evidencing the Capital Increase with the Commercial Registry	April 20, 2015

Assignment by Iberclear of the registration references for the New Shares	April 21, 2015

Instructions by the Underwriters to transfer the Discretionary Shares to the investors who subscribed for such shares (the “Special Transaction”)	April 21, 2015

Listing on the Spanish Stock Exchanges of the New Shares begins	April 22, 2015

Settlement of the Special Transaction	April 24, 2015

Telefónica will report any changes in the timetable described above as a significant event (hecho relevante) to the CNMV as soon as possible.

RISK FACTORS

We have set forth risk factors in the accompanying prospectus and in our 2014 Form 20-F, which is incorporated by reference in this prospectus supplement. We have also set forth below certain risk factors that relate specifically to the Offering. We may include further risk factors in subsequent reports on Form 6-K incorporated in this prospectus. You should carefully consider all these risk factors in addition to the other information presented or incorporated by reference in this prospectus.

Risks Related to the Offering

Telefónica cannot assure holders of rights that an active trading market will develop for the rights or that there will be sufficient liquidity for such rights.

Although the rights offered hereby will be listed and traded on the Spanish Stock Exchanges through the Automated Quotation System during the Preemptive Subscription Period, Telefónica cannot assure holders of rights that an active trading market for the rights will develop on such stock exchanges during such period, or that there will be sufficient liquidity for such rights during such period. In addition, because the trading price for the rights depends on the trading price of our ordinary shares, the trading price of the rights may be volatile and subject to the same risks as our ordinary shares. See “—The price of our ordinary shares may fluctuate or decline before or after the expiration of the rights and may fall below the Subscription Price of the New Shares issued upon the exercise of the rights.” The rights will not be listed or tradable on any securities exchange or trading system in the United States.

The price of our ordinary shares may fluctuate or decline before or after the expiration of the rights and may fall below the Subscription Price of the New Shares issued upon the exercise of the rights.

Given that the trading price of the rights depends on the price of our ordinary shares, a significant decline in the trading price of our ordinary shares would negatively affect the trading price of the rights. The market price of our ordinary shares could be subject to significant fluctuations due to changes in sentiment in the market, including changes in sentiment regarding the Offering and the New Shares.

In addition, we cannot assure holders of rights that the trading price of our ordinary shares will not decline below the Subscription Price after such holders elect to exercise their rights. If that occurs, such holders will have committed to buy the New Shares at a price above the prevailing trading price, and such holders will suffer an immediate unrealized loss as a result. Moreover, we cannot assure holders of rights that following the exercise of rights they will be able to sell their shares at a price equal to or greater than the Subscription Price.

A delay in commencement of listing of the New Shares would affect the liquidity of such shares and would prevent the sale thereof until they are admitted to listing.

We will request that the New Shares be admitted to trading on the Spanish Stock Exchanges through the Automated Quotation System and on those foreign stock exchanges that currently list ordinary shares (including in the form of ADSs) of Telefónica.

We expect, but cannot assure you, that the New Shares will be admitted to listing on the Spanish Stock Exchanges through the Automated Quotation System on the day on which the New Shares are registered as book-entries in the records of Iberclear, which is expected to take place on April 21, 2015 with the ordinary trading of the New Shares expected to start on April 22, 2015.

We expect, but cannot assure you, that the New Shares will be admitted to trading on the London and Buenos Aires stock exchanges and in the form of ADSs, on the New York Stock Exchange and on the Lima (Peru) Stock Exchange, on the same date as the New Shares are admitted to trading on the Spanish Stock Exchanges.

A delay in the commencement of listing of the New Shares would affect the liquidity of the New Shares and prevent the sale of such shares on the stock exchange until they are allowed for listing.

The trading price of the ordinary shares of Telefónica may be volatile.

The trading price of the ordinary shares of Telefónica may be volatile. Factors such as changes in the results of operations of Telefónica, negative publicity, changes in the recommendations of securities analysts regarding Telefónica or in the global conditions of the financial or securities markets or in the sectors or geographic in which Telefónica operates could have a negative effect on the trading price of Telefónica’s ordinary shares.

Furthermore, in recent years the Spanish Stock Exchanges and stock exchanges outside of Spain have from time to time experienced significant price and trading volume fluctuations which are frequently not related to the underlying operating performance of listed companies. As a result, investors in our ordinary shares may experience volatility in the market price or a decrease in the value of our ordinary shares regardless of our operating performance or prospects.

Rights that are not exercised prior to the end of the Preemptive Subscription Period will expire valueless without any compensation, and holders of our existing ordinary shares who do not exercise their rights will see their interest in Telefónica’s capital diluted by up to approximately 5.69% of their current equity interest.

Any rights unexercised at the end of the Preemptive Subscription Period will expire valueless without any compensation. Furthermore, the consideration received by shareholders or other investors who elect to sell their rights prior to the expiration of the Preemptive Subscription Period may not be sufficient to fully compensate them for the dilution of their percentage ownership of our ordinary shares that may result from the rights offering. As this is an issuance of New Shares of Telefónica, those shareholders who do not exercise their rights will see their interest in Telefónica’s capital diluted by up to approximately 5.69% of their current equity interest upon subscription of all New Shares.

The sale on the market of a substantial number of Telefónica’s ordinary shares after the Capital Increase, or the perception that such sales might occur, may negatively affect the trading price of our ordinary shares and holders of our ordinary shares may have their interest in Telefónica’s capital significantly diluted by future capital increases.

The sale on the market of a substantial number of Telefónica’s ordinary shares after the Capital Increase, or the perception that such sales might occur, may negatively affect the trading price of our ordinary shares. We may issue shares or convertible bonds or warrants in the future in order to accomplish any of our business objectives, including, but not limited to, financing our business operations and implementing our expansion strategy. Future issuances of shares and the exercise of conversion or option rights on our ordinary shares may dilute our shareholders’ voting rights and percentage ownership in Telefónica if the new shares are issued without granting subscription or similar rights, or to the extent such rights are not exercised. Furthermore, the perception that any of these transactions might occur may negatively affect the trading price of the ordinary shares of Telefónica. Notwithstanding the above, we have agreed, subject to certain exceptions, that for a period of 150 days following the date of this prospectus supplement, we will not, without the prior written consent of the Joint Global Coordinators, acting unanimously on behalf of the Underwriters, (i) offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend or otherwise transfer or dispose of, directly or indirectly, any shares of Telefónica or any other securities convertible into or exercisable or exchangeable for shares of Telefónica, (ii) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of shares of Telefónica or (iii) file any registration statement relating to the offering of any shares of Telefónica or any other securities convertible into or exercisable or exchangeable into shares of Telefónica. See “Underwriting—Lock-Up”.

The rights must be exercised through the Iberclear participant in whose book-entry registry such rights are registered, and New Shares must be paid for in euros.

The rights must be exercised through the Iberclear participant in whose book-entry registry such rights are registered. This Iberclear participant is located in Spain and payments must be made in euros to such Iberclear participant. As a result, it may be difficult for our shareholders and investors outside Spain to exercise the rights they hold, request for any Additional Allocation Shares and pay the Subscription Price in respect thereof.

It may be difficult for investors outside Spain to serve process on or enforce foreign judgments against Telefónica in connection with the Offering.

Telefónica is incorporated in Spain. As a result, it may be difficult for investors outside Spain to serve process on or enforce foreign judgments against Telefónica in connection with the Offering. See “Enforcement of Civil Liabilities” in the accompanying prospectus.

Shareholders in countries with currencies other than the euro face additional investment risk from currency exchange rate fluctuations in connection with their holding of Telefónica’s shares.

Shareholders in countries with currencies other than the euro face additional investment risk from currency exchange rate fluctuations. Telefónica’s shares are quoted only in euros and any future payments of dividends on our shares will be denominated in euros. Accordingly, the U.S. dollar or other currency equivalent of any dividends paid on our shares or any distributions made could be adversely affected by the depreciation of the euro against such currencies.

The Underwriting Agreement provides that such agreement may be terminated in certain limited circumstances and that the several obligations and commitments of the Underwriters are subject to certain customary conditions precedent. Subscriptions may only be revoked under limited circumstances and on the basis of the publication of a supplement to the Spanish prospectus.

The Underwriting Agreement between Telefónica and the Joint Global Coordinators may be terminated by the decision of at least three Joint Global Coordinators upon the occurrence of, among other things, certain events of force majeure. In addition, the Underwriting Agreement is subject to certain other customary conditions precedent. If the Underwriting Agreement is terminated or the conditions precedent for the obligations of the Underwriters are not met within the applicable term, Telefónica will announce this fact by means of a significant event notice (hecho relevante) promptly after its occurrence. See “Underwriting”.

In the event that the Underwriting Agreement is terminated or the conditions precedent for the obligations of the Underwriters are not met within the applicable term, the following will apply:

•	The Shareholders of Record and the Investors (as such terms are defined below) having exercised their rights and, if applicable, having applied for Additional Shares will not be entitled to revoke or, if applicable, to modify their subscriptions for New Shares, given that the exercise of the rights and the application for Additional Shares will be deemed to be firm and irrevocable orders.

•	The subscription for New Shares made during the Discretionary Shares Allocation Period, if any, even if deemed firm and irrevocable (when fully or “partially selected”), together with the underwriting obligations of the Underwriters, will be deemed revoked and terminated.

Subscriptions for New Shares and requests for Additional Shares may be revoked only in the event that the Spanish prospectus were to be supplemented by a prospectus supplement pursuant to Section 40.1.f of Royal Decree 1310/2005, of November 4, upon the occurrence of any of the events set forth in Section 22 thereof. Such revocations, if any, shall be made during a period which extension, to be fixed by Telefónica in the relevant prospectus supplement, shall not be less than two trading days following the publication of such prospectus supplement.

Telefónica could be exposed to risks or contingencies in connection with the GVT Acquisition that it has not been made aware of during its due diligence of GVT, and the benefits and synergies that Telefónica expects from the transaction might not be realized.

GVT and its subsidiaries may be exposed to risks or contingencies that we may not be aware of, which may not have been detected or which have not been disclosed to us in connection with the due diligence process conducted by Telefónica in relation to the GVT acquisition. Such risks and contingencies may only emerge or materialize after the GVT Acquisition is complete.

Moreover, it is possible that the synergies that Telefónica expects to result from the GVT Acquisition may take longer to realize and be more costly than expected. In addition, the GVT Acquisition may lead to the loss of key employees of GVT, disruptions to the ongoing business or operations of each of GVT and Telefonica Brasil or incompatibilities between the standards, controls, procedures and policies of both GVT and Telefonica Brazil, which could adversely affect the integration of GVT and its subsidiaries into the Telefónica Group and the estimated synergies that Telefónica expects to result form the GVT Acquisition.

Any of the foregoing could have a material adverse effect on Telefónica’s business, financial condition and results of operations.

USE OF PROCEEDS

Assuming the New Shares are fully subscribed at the Subscription Price, the gross proceeds of the Offering are expected to be approximately €3,048 million, and the net proceeds of the Offering, after deduction of commissions, fees and estimated expenses of approximately €49 million, are expected to be approximately €2,999 million. Telefónica may use the proceeds from the Offering for general corporate purposes, including the partial funding of its participation in the Telefonica Brasil Capital Increase. However, the Offering is not conditioned upon the consummation of the Telefonica Brasil Capital Increase or the GVT Acquisition, and, therefore, if such transactions are not consummated, all the proceeds of the Offering may be used for other general corporate purposes.

SELECTED CONSOLIDATED HISTORICAL FINANCIAL INFORMATION OF TELEFÓNICA

The following tables present certain selected historical consolidated financial information of Telefónica, S.A. and its subsidiaries and investees. You should read these tables in conjunction with “Operating and Financial Review and Prospects” and Telefónica’s consolidated financial statements (including the notes thereto) included in the 2014 Form 20-F (the “Consolidated Financial Statements”). The consolidated statements of income and cash flow data for the years ended December 31, 2012, 2013 and 2014 and the consolidated statement of financial position at December 31, 2013 and 2014 set forth below are derived from, and are qualified in their entirety by reference to the Consolidated Financial Statements included in the 2014 Form 20-F. The consolidated statements of income and cash flow data for the years ended December 31, 2010 and 2011, and the consolidated statement of financial position at December 31, 2010, 2011 and 2012 set forth below are derived from Telefónica’s consolidated financial statements for such years. You should not rely solely on the summarized information in this section of this prospectus supplement.

The basis of presentation and principles of consolidation of the information below are described in detail in Note 2 to the Consolidated Financial Statements. Telefónica’s consolidated financial statements have been prepared in accordance with IFRS-IASB, which does not differ for the purposes of the Telefónica Group from IFRS as adopted by the European Union.

	For the year ended December 31,
	2010	2011	2012	2013	2014
	(in millions of euros, except share and per share data)
Consolidated Income Statement
Revenues	60,737	62,837	62,356	57,061	50,377
Other income	5,869	2,107	2,323	1,693	1,707
Supplies	(17,606)	(18,256)	(18,074)	(17,041)	(15,182)
Personnel expenses	(8,409)	(11,080)	(8,569)	(7,208)	(7,098)
Other expenses	(14,814)	(15,398)	(16,805)	(15,428)	(14,289)
Depreciation and amortization	(9,303)	(10,146)	(10,433)	(9,627)	(8,548)
Operating income	16,474	10,064	10,798	9,450	6,967
Share of (loss) profit of associates	76	(635)	(1,275)	(304)	(510)
Net finance expense	(2,537)	(2,782)	(3,062)	(2,696)	(2,519)
Net exchange differences	(112)	(159)	(597)	(170)	(303)
Net financial expense	(2,649)	(2,941)	(3,659)	(2,866)	(2,822)
Profit before taxes from continuing operations	13,901	6,488	5,864	6,280	3,635
Corporate income tax	(3,829)	(301)	(1,461)	(1,311)	(383)
Profit for the period from continuing operations	10,072	6,187	4,403	4,969	3,252
Profit after taxes from discontinued operations	—	—	—	—	—
Profit for the period	10,072	6,187	4,403	4,969	3,252
Non-controlling interests	95	(784)	(475)	(376)	(251)
Profit for the period attributable to equity holders of the parent	10,167	5,403	3,928	4,593	3,001

Weighted average number of shares (including in the form of ADSs) (thousands)(1)	4,705,217	4,693,707	4,603,539	4,627,912	4,606,389
Basic and diluted earnings per share (or ADS) from continuing operations attributable to equity holders of the parent (euros)(1)	2.16	1.15	0.85	0.99	0.61
Basic and diluted earnings per share (or ADS) attributable to equity holders of the parent (euros)(1)	2.16	1.15	0.85	0.99	0.61
Cash dividends per ordinary share (or ADS) (euros) (1)	1.30	1.52	0.82	0.35	0.75

	For the year ended December 31,
	2010	2011	2012	2013	2014
	(in millions of euros)
Consolidated OIBDA Data
OIBDA(2)	25,777	20,210	21,231	19,077	15,515

	At December 31,
	2010	2011	2012	2013	2014
	(in millions of euros)
Consolidated Statement of Financial Position Data
Cash and cash equivalents	4,220	4,135	9,847	9,977	6,529
Property, plant and equipment	35,802	35,469	35,021	31,040	33,343
Total assets	129,775	129,623	129,773	118,862	122,299
Non-current liabilities	64,599	69,662	70,601	62,236	62,311
Equity (net)	31,684	27,383	27,661	27,482	30,289
Capital stock	4,564	4,564	4,551	4,551	4,657

	For the year ended December 31,
	2010	2011	2012	2013	2014
Financial Ratios
Operating income/revenues from operations (ROS) (%)	27.12%	16.02%	17.32%	16.56%	13.83%
Ratio of earnings to fixed charges(3)	5.2	3.0	2.8	2.8	2.2

	For the year ended December 31,
	2010	2011	2012	2013	2014
	(in millions of euros)
Consolidated Cash Flow Data
Net cash from operating activities	16,672	17,483	15,213	14,344	12,193
Net cash used in investing activities	(15,861)	(12,497)	(7,877)	(9,900)	(9,968)
Net cash used in financing activities	(5,248)	(4,912)	(1,243)	(2,685)	(4,041)

	At December 31,
	2012	2013	2014
	(in thousands)
Statistical Data (4)
Fixed telephony accesses(5)(6)(7)	40,002.6	39,338.5	36,830.0
Internet and data accesses	19,402.6	19,102.0	18,151.7
Narrowband accesses	653.2	510.8	373.1
Broadband accesses(8)	18,596.2	18,447.8	17,668.5
Other accesses(9)	153.1	143.4	110.1
Mobile accesses	247,346.9	254,717.2	274,458.0
Pre-pay accesses(10)(11)	165,821.9	165,557.0	175,720.4
Contract accesses	81,525.0	89,160.3	98,737.6
Pay TV accesses(12)	3,336.2	3,602.2	5,087.2
Unbundled local loop (ULL) accesses	3,308.8	3,833.4	4,087.3
Shared ULL accesses	183.5	130.6	94.1
Full ULL accesses	3,125.3	3,702.9	3,993.3
Wholesale ADSL accesses	845.4	866.9	750.1
Other accesses	1,577.1	1,658.2	1,684.1

Total accesses(13)	315,819,6	323,118.4	341,048.5

Final clients accesses	310,088.3	316,759.9	334,526.9

Wholesale accesses	5,731.3	6,358.5	6,521.6

	At December 31,
	2012	2013	2014
	(in millions of euros)
Consolidated Net Financial Debt and Net Debt (14)
Non-current interest-bearing debt	56,608	51,172	50,688
Current interest-bearing debt	10,245	9,527	9,094

Gross financial debt	66,853	60,699	59,782

Non-current trade and other payables	1,639	1,145	1,276
Current trade and other payables	145	99	210
Non-current financial assets(15)	(5,605)	(4,468)	(6,267)
Trade and other receivables	—	—	(453)
Current financial assets	(1,926)	(2,117)	(2,932)
Cash and cash equivalents	(9,847)	(9,977)	(6,529)

Net financial debt	51,259	45,381	45,087

Net commitments related to employee benefits	2,036	2,270	1,976

Net debt	53,295	47,651	47,063

(1)	The per share and per ADS computations for all periods presented have been presented using the weighted average number of shares (including in the form of ADSs), outstanding for each period, and have been adjusted to reflect the stock dividends which occurred during the periods presented, as if these had occurred at the beginning of the earliest period presented. In accordance with IAS 33 (“Earnings per share”), the weighted average number of ordinary shares and ADSs outstanding for each of the periods covered has been restated to reflect the issuance of shares pursuant to Telefónica’s scrip dividend in June 2012 and December 2014. As a consequence, basic and diluted earnings per share have also been restated from 2010 to 2013.
(2)	Non-GAAP measures. The financial information presented herein includes measures that are not accounting measures within the scope of IFRS-IASB, including operating income before depreciation and amortization, or OIBDA. OIBDA is calculated by excluding depreciation and amortization expenses from Telefónica’s operating income in order to eliminate the impact of generally long-term capital investments that cannot be significantly influenced by Telefónica’s management in the short term. Telefónica’s management believes that OIBDA is meaningful for investors because it provides an analysis of Telefónica’s operating results and its segment profitability using the same measure used by its management. OIBDA also allows Telefónica to compare its results with those of other companies in the telecommunications sector without considering their asset structure. Telefónica uses OIBDA to track its business evolution and establish operational and strategic targets. OIBDA is also a measure commonly reported and widely used by analysts, investors and other interested parties in the telecommunications industry. OIBDA is not an explicit measure of financial performance under IFRS-IASB and may not be comparable to other similarly titled measures for other companies. Non-GAAP measures, such as OIBDA, should not be considered an alternative to operating income as an indicator of Telefónica’s operating performance, or an alternative to cash flows from operating activities as a measure of its liquidity.

The following table provides a reconciliation of OIBDA to operating income for Telefónica for the periods indicated.

	For the year ended December 31,
	2010	2011	2012	2013	2014
	(in millions of euros)
OIBDA	25,777	20,210	21,231	19,077	15,515
Depreciation and amortization	(9,303)	(10,146)	(10,433)	(9,627)	(8,548)

Operating income	16,474	10,064	10,798	9,450	6,967

(3)	For the purpose of calculating ratios of earnings to fixed charges, earnings consist of profit before tax from continuing operations before share of profit or loss of investments accounted for by the equity method, plus dividends from investments accounted for by the equity method, fixed charges and capitalized interest net of amortization. Fixed charges consist of finance costs, including amortization of debt expense and similar charges and capitalized interest.
(4)

“Access” refers to a connection to any of the telecommunications services offered by Telefónica Group. Telefónica presents its customer base using accesses as a data point because the integration of telecommunications services in bundled service packages has changed the way residential and corporate customers contract for its services. A single fixed customer may contract for multiple services, and

Telefónica believes it is more useful to count the number of accesses a customer has contracted for, than to merely count the number of its customers. For example, a customer that has fixed line telephony service and broadband service is counted as two accesses rather than as one customer. For mobile customers, Telefónica counts each active SIM as an access regardless of the number of services contracted through the SIM, e.g. voice and data. The following are the main categories of accesses:

•	“Fixed telephony accesses” includes public switched telephone network, or PSTN, lines (including public use telephony), and integrated services digital network, or ISDN, lines and circuits. For purposes of calculating the Telefónica Group’s number of fixed line accesses, Telefónica multiplies the Telefónica Group’s lines in service as follows: PSTN (x1); basic ISDN (x1); primary ISDN (x30, x20 or x10); 2/6 digital accesses (x30).

•	“Internet and data accesses” includes broadband accesses (including retail asymmetrical digital subscriber line “ADSL,” very high bit-rate digital subscriber line (“VDSL”), satellite, fiber optic and circuits over 2 Mbps), narrowband accesses (internet service through the PSTN lines) and the remaining non-broadband final client circuits. Internet and data accesses also include “Naked ADSL” which allows customers to subscribe for a broadband connection without a monthly fixed line fee.

•	“Pay TV” includes cable TV, direct to home satellite TV, or DTH, and Internet Protocol TV, or IPTV.

•	“Mobile accesses” includes accesses to the mobile network for voice and/or data services (including connectivity). Mobile accesses are categorized into contract and prepay accesses.

•	“Mobile broadband” includes Mobile Internet (internet access from devices also used to make voice calls such as smartphones), and Mobile Connectivity (internet access from devices that complement fixed broadband, such as PC Cards/dongles, which enable large amounts of data to be downloaded on the move).

•	“Unbundled/shared local loop”, or “ULL” includes accesses to both ends of the copper local loop leased to other operators to provide voice and DSL services (fully unbundled loop, fully ULL) or only DSL service (shared unbundled loop, “shared ULL”).

(5)	RTB (includes public use telephony) x1; Basic Access RDSI x1; Primarly Access RDSI; Digital Access 2/6 x30. Includes internal use. Includes “fixed wireless” voice accesses. Includes Voice over IP and nacked DSL.
(6)	In the first quarter of 2014, 45 thousands inactive “fixed wireless” accesses were disconnected in Mexico.
(7)	In the second quarter of 2014, fixed clients includes 50 thousands additional fixed wireless clients in Peru
(8)	Includes DSL, satellite, optic fiber, cable modem and broadband circuits.
(9)	Rest of retail non broadband circuits
(10)	In the first quarter of 2014, 1.9 millions of inactive accesses were disconnected in Mexico.
(11)	In the fourth quarter 2014, 1.8 millions of inactive accesses were disconnected in Central America
(12)	In the second quarter of 2014, pay TV accesses includes 131 thousand “TV Mini” clients in Spain
(13)	Telefónica Czech Republic accesses are de-consolidated from the first quarter of 2014, Telefónica Ireland accesses are de-consolidated from the third quarter of 2014 and E-Plus accesses are consolidated from the fourth quarter of 2014. Telefónica Spain mobile accesses include since 2013 the accesses of Tuenti; in 2012 they have been restated with the same criteria.
(14)	Non-GAAP measures. This information provides a reconciliation of net financial debt and net debt to gross financial debt for Telefónica as at the dates indicated. Telefónica calculates net financial debt by deducting the positive mark-to-market value of derivatives with a maturity beyond one year from the relevant balance sheet date and other interest-bearing assets (each of which are components of non-current financial assets in Telefónica’s consolidated statement of financial position), current financial assets and cash and cash equivalents from the sum of (i) current and non-current interest-bearing debt (which includes the negative mark-to-market value of derivatives with a maturity beyond one year) and (ii) other payables (a component of current and non-current trade and other payables in Telefónica’s consolidated statement of financial position). Telefónica calculates net debt by adding to net financial debt those commitments related to employee benefits. Net financial debt and net debt are not explicit measures of financial performance under IFRS-IASB and may not be comparable to similarly-titled measures of other companies. Telefónica believes that net financial debt and net debt are meaningful for investors because they provide an analysis of its solvency using the same measures used by its management. Telefónica uses net financial debt and net debt to calculate internally certain solvency and leverage ratios used by its management. Neither net debt nor net financial debt as calculated by Telefónica should be considered an alternative to gross financial debt (the sum of current and non-current interest-bearing debt) as a measure of Telefónica’s liquidity.
(15)	Positive mark-to-market value of derivatives with a maturity beyond one year from the relevant balance sheet date or statement of financial position date and other interest-bearing assets.

UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL INFORMATION

On January 23, 2015 Telefónica, S.A. (“Telefónica”) and Hutchison Whampoa Group agreed to enter into exclusive negotiations for the potential acquisition by the latter of Telefónica’s operations in the United Kingdom (O2 UK and other entities which comprise the perimeter of the transaction).

The negotiations were formalized through the signing of an agreement on March 24, 2015 between Telefónica and Hutchison Whampoa Limited (“Hutchison”) for the sale and purchase of the entire issued share capital of Telefónica Europe plc (the “O2 UK divestiture”). The parties agreed on a purchase price (enterprise value on a debt-free basis) of £10,250 million. The equivalent value in euros amounts to approximately 14,000 million euros at the current exchange rate as of the date of the agreement. The price is composed of: i) an initial amount of £9,250 million (approximately 12,640 million euros) and ii) additional deferred payments of £1,000 million (approximately 1,360 million euros) in the aggregate, to be paid once the cumulative cash flow of O2 UK and the existing telecommunications operating of Hutchison in the United Kingdom (the “combined company”) has reached an agreed threshold. According to the sale agreement, the price will be adjusted for expected debt, working capital and other defined circumstances that may ultimately arise upon closing of the O2 UK divestiture.

Completion of the transaction is subject to conditions that must be satisfied by no later than June 30, 2016, save that in specified circumstances as set out in the share purchase agreement this date may be extended to September 30, 2016.

The unaudited pro forma consolidated financial information has been prepared utilizing our historical financial information derived from our audited consolidated financial statements as of December 31, 2014 and 2013 and for each of the three years in the period ended December 31, 2014, prepared in accordance with International Financial Reporting Standards as issued by the International Accounting Standards Board (the “audited consolidated financial statements”), and included in our Form 20-F for the year ended December 31, 2014, filed with the Securities and Exchange Commission on February 27, 2015 and incorporated herein by reference.

The unaudited pro forma consolidated statement of financial position as of December 31, 2014 has been prepared to give effect to the O2 UK divestiture as if it had occurred on December 31, 2014. The unaudited pro forma consolidated income statements for the years ended December 31, 2014, 2013 and 2012 have been prepared to give effect to the O2 UK divestiture as if it had occurred at the beginning of each period presented.

The pro forma adjustments are described in the accompanying notes to the unaudited pro forma consolidated financial information and give effect to events that are directly attributable to the O2 UK divestiture, are expected to have a continuing impact on our consolidated results, and are factually supportable. The pro forma adjustments are based on the best available information and certain assumptions that Telefónica’s management believes to be reasonable.

The unaudited pro forma consolidated financial information is presented for informational purposes only and is not necessarily indicative of what our financial performance and financial position would have been had the O2 UK divestiture been completed as of December 31, 2014 for the pro forma consolidated statement of financial position, or at the beginning of each period presented for the unaudited pro forma consolidated statements of income. The unaudited pro forma consolidated financial information is not necessarily indicative of the financial performance or financial position to be expected in any future period; future results may vary significantly from the results reflected in such statements.

The unaudited pro forma consolidated financial information should be read in conjunction with the accompanying notes thereto and our audited consolidated financial statements.

TELEFÓNICA, S.A. AND SUBSIDIARIES

UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF FINANCIAL POSITION

AS OF DECEMBER 31, 2014

	As Reported		Pro forma adjustments for O2 UK divestiture (a)	Pro Forma
	(Millions of euros)
ASSETS
Non-current assets:	99,435		(11,570)	87,865

Intangible assets	22,353		(2,739)	19,614
Goodwill	25,111		(5,297)	19,814
Property, plant and equipment	33,343		(3,159)	30,184
Investments accounted for by the equity method	788		(10)	778
Non-current financial assets	10,973	(2)	(365)	10,608
Deferred tax assets	6,867		—	6,867
Current assets:	22,864		9,816	32,680

Inventories	934		(64)	870
Trade and other receivables	10,606		(1,994)	8,612
Tax receivables	1,749		(2)	1,747
Current financial assets	2,932		—	2,932
Cash and cash equivalents	6,529	(1)	11,876	18,405
Non-current assets held for sale	114		—	114

TOTAL ASSETS	122,299		(1,754)	120,545

EQUITY AND LIABILITIES
Equity:	30,289		2,028	32,317

Equity attributable to equity holders of the parent and other holders of equity instruments	21,115	(4)	2,028	23,143
Equity attributable to non-controlling interests	9,174		—	9,174

Non-current liabilities:	62,311		(370)	61,941

Non-current interest-bearing debt	50,688		—	50,688
Non-current trade and other payables	2,377		(6)	2,371
Deferred tax liabilities	2,566		(238)	2,328
Non-current provisions	6,680		(126)	6,554

Current liabilities:	29,699		(3,412)	26,287

Current interest-bearing debt	9,094		—	9,094
Current trade and other payables	16,943		(3,056)	13,887
Current tax payables	2,026		(345)	1,681
Current provisions	1,595	(3)	(11)	1,584
Liabilities associated with non-current assets held for sale	41		—	41

TOTAL EQUITY AND LIABILITIES	122,299		(1,754)	120,545

See accompanying notes to the unaudited pro forma consolidated financial information

TELEFÓNICA, S.A. AND SUBSIDIARIES

UNAUDITED PRO FORMA CONSOLIDATED INCOME STATEMENT

FOR THE YEAR ENDED DECEMBER 31, 2014

	As Reported	Pro forma adjustments for O2 UK divestiture (b)	Pro Forma
	(Millions of euros)
Revenues	50,377	(6,919)	43,458
Other income	1,707	(187)	1,520
Supplies	(15,182)	3,431	(11,751)
Personnel expenses	(7,098)	477	(6,621)
Other expenses	(14,289)	1,463	(12,826)
Depreciation and amortization	(8,548)	1,118	(7,430)

Operating income	6,967	(617)	6,350
Share of loss of investments accounted for by the equity method	(510)	12	(498)

Finance income	992	(11)	981
Exchange gains	4,110	(7)	4,103
Finance costs	(3,511)	51	(3,460)
Exchange losses	(4,413)	10	(4,403)

Net financial expense	(2,822)	43	(2,779)

Profit before tax	3,635	(562)	3,073
Corporate income tax	(383)	123	(260)

Profit for the year from continuing operations	3,252	(439)	2,813
Non- controlling interests	(251)	—	(251)

Profit for the year from continuing operations attributable to equity holders of the parent	3,001	(439)	2,562

Basic and diluted earnings per share from continuing operations attributable to equity holders of the parent (euros)	0.61		0.51

Weighted-average shares outstanding (thousands):
Basic	4,606,389		4,606,389
Diluted	4,617,796		4,617,796

See accompanying notes to the unaudited pro forma consolidated financial information

TELEFÓNICA, S.A. AND SUBSIDIARIES

UNAUDITED PRO FORMA CONSOLIDATED INCOME STATEMENT

FOR THE YEAR ENDED DECEMBER 31, 2013

	As Reported	Pro forma adjustments for O2 UK divestiture (b)	Pro Forma
	(Millions of euros)
Revenues	57,061	(6,514)	50,547
Other income	1,693	(202)	1,491
Supplies	(17,041)	3,283	(13,758)
Personnel expenses	(7,208)	549	(6,659)
Other expenses	(15,428)	1,284	(14,144)
Depreciation and amortization	(9,627)	1,011	(8,616)

Operating income	9,450	(589)	8,861
Share of loss of investments accounted for by the equity method	(304)	12	(292)

Finance income	933	(10)	923
Exchange gains	3,323	(2)	3,321
Finance costs	(3,629)	31	(3,598)
Exchange losses	(3,493)	5	(3,488)

Net financial expense	(2,866)	25	(2,841)

Profit before tax	6,280	(553)	5,727
Corporate income tax	(1,311)	110	(1,201)

Profit for the year from continuing operations	4,969	(442)	4,527
Non- controlling interests	(376)	—	(376)

Profit for the year from continuing operations attributable to equity holders of the parent	4,593	(442)	4,151

Basic and diluted earnings per share from continuing operations attributable to equity holders of the parent (euros)	0.99		0.89

Weighted-average shares outstanding:
Basic	4,627,912		4,627,912
Diluted	4,632,728		4,632,728

See accompanying notes to the unaudited pro forma consolidated financial information

TELEFÓNICA, S.A. AND SUBSIDIARIES

UNAUDITED PRO FORMA CONSOLIDATED INCOME STATEMENT

FOR THE YEAR ENDED DECEMBER 31, 2012

	As Reported	Pro forma adjustments for O2 UK divestiture (b)	Pro Forma
	(Millions of euros)
Revenues	62,356	(7,019)	55,337
Other income	2,323	(159)	2,164
Supplies	(18,074)	3,613	(14,461)
Personnel expenses	(8,569)	472	(8,097)
Other expenses	(16,805)	1,438	(15,367)
Depreciation and amortization	(10,433)	993	(9,440)

Operating income	10,798	(662)	10,136
Share of loss of investments accounted for by the equity method	(1,275)	—	(1,275)

Finance income	963	(65)	898
Exchange gains	2,382	(10)	2,372
Finance costs	(4,025)	80	(3,945)
Exchange losses	(2,979)	11	(2,968)

Net financial expense	(3,659)	16	(3,643)

Profit before tax	5,864	(646)	5,218
Corporate income tax	(1,461)	18	(1,443)

Profit for the year from continuing operations	4,403	(628)	3,775
Non- controlling interests	(475)	—	(475)

Profit for the year from continuing operations attributable to equity holders of the parent	3,928	(628)	3,300

Basic and diluted earnings per share from continuing operations attributable to equity holders of the parent (euros)	0.85		0.72
Weighted-average shares outstanding:
Basic	4,603,539		4,603,539
Diluted	4,605,537		4,605,537

See accompanying notes to the unaudited pro forma consolidated financial information

TELEFÓNICA, S.A. AND SUBSIDIARIES

NOTES TO THE UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL INFORMATION

Transaction and Basis of Presentation

Note 1: Basis of Presentation

On January 23, 2015 Telefónica, S.A. (“Telefónica”) and Hutchison Whampoa Group agreed to enter into exclusive negotiations for the potential acquisition by the latter of Telefónica’s operations in the United Kingdom (O2 UK and other entities which comprise the perimeter of the transaction).

The negotiations were formalized through the signing of an agreement on March 24, 2015 between Telefónica and Hutchison Whampoa Limited (“Hutchison”) for the sale and purchase of the entire issued share capital of Telefónica Europe plc (the “O2 UK divestiture”). The parties agreed on a purchase price (enterprise value on a debt-free basis) of £10,250 million. The equivalent value in euros amounts to approximately 14,000 million euros at the current exchange rate as of the date of the agreement. The price is composed of: i) an initial amount of £9,250 million (approximately 12,640 million euros) and ii) additional deferred payments of £1,000 million (approximately 1,360 million euros) in the aggregate, to be paid once the cumulative cash flow of O2 UK and the existing telecommmunications operations of Hutchison in the United Kingdom (the “combined company”) has reached an agreed threshold. According to the sale agreement, the price will be adjusted for expected debt, working capital and other defined circumstances that may ultimately arise upon closing of the O2 UK divestiture.

We cannot provide any assurance that the O2 UK divestiture will occur on the terms described herein or as currently contemplated in the sale and purchase agreement, as the closing of the transaction is subject to obtaining the relevant regulatory approvals (including from telecommunications and anti-trust agencies) and to the fulfilment of other conditions.

The unaudited pro forma consolidated financial information is based on our historical consolidated financial statements. The unaudited pro forma consolidated statement of financial position as of December 31, 2014 has been prepared to give effect to the O2 UK divestiture as if it had occurred on December 31, 2014. The unaudited pro forma consolidated income statements for the years ended December 31, 2014, 2013, and 2012 have been prepared to give effect to the O2 UK divestiture as if it had occurred at the beginning of each period presented.

The unaudited pro forma consolidated financial information is based upon available information and assumptions that Telefonica’s management believes are reasonable under the circumstances and are prepared to illustrate the estimated effects of the divestiture.

Pro Forma Adjustments

For purposes of all the pro forma adjustments, all amounts in pounds have been translated into euros at the exchange rate of 0.7789 euro per pound (closing rate at December 31, 2014).

(a)	Represents adjustments to eliminate the net assets of the O2 UK divestiture, amounting to 9,816 million euros, for the consideration to be received and related effects:

1.	The recognition of 11,876 million euros in cash (£9.25 billion) as the initial amount of the price.

2.	The recognition of a non-current financial asset of 1,184 million euros (the net present value of £1.0 billion of deferred payment), representing a payment to be received once the cumulative cash flow of the combined company has reached an agreed threshold subsequent to its sale as defined in the terms of the agreement for the O2 UK divestiture. In addition, this line item has been reduced by 1,204 million euros related to net debt and working capital based on December 31, 2014 figures. If the company was able to achieve an improvement in working capital and debt at completion date, such an improvement would diminish the latter adjustment accordingly.

3.	The recognition as a current provision of 12 million euros of estimated selling costs related to the O2 UK divestiture.

4.	Reflects the pro forma adjustments to eliminate the assets and liabilities that are directly attributable to O2 UK divestiture and will not continue after the completion of the disposition. This amount reflects the net effect of the items described in (1) – (3) above.

5.	Tax effects. The O2 UK divestiture will generate a net capital loss for tax purposes. This net tax effect, had the transaction taken place at December 31, 2014, would have been in the range from 1,830 to 2,180 million euros.

This tax effect has not been included in the pro forma adjustments column given the uncertainties related to the final calculation of the tax impact of this divestiture and consistent with the Group accounting estimates to recognise deferred tax assets related to tax loss carryforwards.

(b)	Represents adjustments to eliminate the results of operations directly related to the entities subject to the divestiture as if the O2 UK divestiture occurred as of the beginning of each of the fiscal years ended December 31, 2014, 2013 and 2012.

CAPITALIZATION AND INDEBTEDNESS

The following table sets forth the capitalization of Telefónica on a consolidated basis in accordance with IFRS-IASB at December 31, 2014 and as adjusted to reflect the issuance of 281,213,184 New Shares. The net proceeds of the Offering are shown under “cash and cash equivalents” pending their disbursement by us.

	At December 31, 2014
	Actual	As Adjusted
	(€ in millions)
Cash and cash equivalents	6,529	9,528

Equity	30,289	33,337
Equity attributable to equityholders of the parent and other holders of equity instruments	21,115	24,163
Equity attributable to non-controlling interests	9,174	9,174
Outstanding indebtedness	59,782	59,782
Non-current interest-bearing debt	50,688	50,688
Current interest-bearing debt	9,094	9,094

Total capitalization and indebtedness	90,071	93,119

The following reflects the issuances of securities by the Telefónica Group and the other principal transactions affecting the capitalization of the Group (on a consolidated basis) after December 31, 2014:

•	On January 9, 2015, Telefónica Europe, B.V. made an early repayment of 844 million U.S. dollars of its bilateral loan on supplies signed on August 28, 2012 and originally scheduled to mature on October 31, 2023. This loan was guaranteed by Telefónica, S.A.

•	On January 30, 2015, the €375 million and €100 million loan facilities arranged between Telefónica Finanzas S.A.U. and the European Investment Bank matured as scheduled. These loans were guaranteed by Telefónica, S.A.

•	On February 19, 2015, Telefónica, S.A. signed a €2,500 million syndicated credit facility maturing in 2020 with two twelve-month extension options requiring mutual agreement of the parties (which could extend the maturity to as late as 2022). This agreement entered into effect on February 26, 2015 and allowed us to cancel in advance the syndicated loan facility of Telefónica Europe, B.V. dated March 2, 2012 with two tranches of €756 million and 1,469 million pounds sterling originally scheduled to mature in 2017. On the same date, Telefónica, S.A. signed an amendment to its €3,000 million syndicated credit facility arranged on February 18, 2014 and maturing in 2019 in which the parties mutually agreed two twelve month extension options (which could extend the maturity to as late as 2021).

•	On March 13, 2015, Telefónica Germany GmbH & Co. OHG issued in a private placement transaction of promissory notes (Schuldscheindarlehen) and registered bonds (Namensschuldverschreibung) in an aggregate principal amount of €300 million. In the promissory note format, unsecured tranches with tenors of five, eight and ten years were issued with both fixed and floating interest rates. In the registered bond format, unsecured tranches with tenors of 12, 15 and 17 years with fixed interest rates were issued.

•	As of March 25, 2015, Telefónica Europe, B.V. has increased its outstanding balance under its commercial paper program by a net principal amount of €1,054 million since December 31, 2014.

•	As of March 25, 2015, Telefónica, S.A. increased its outstanding balance under its promissory note program by a net principal amount of €9 million since December 31, 2014.

•	On March 25, 2015, Colombia Telecomunicaciones S.A. ESP launched an issuance of subordinated perpetual notes (considered as equity instruments) in an aggregate principal amount of 500 million U.S. dollars. The issuance is expected to close on March 30, 2015.

TAXATION

The following is a discussion of the material Spanish and U.S. federal income tax consequences to U.S. Holders described below of the receipt, exercise and disposition of rights to subscribe for New Shares (“rights”), the receipt of cash in respect of those rights by holders of ADSs and the ownership and disposition of New Shares acquired pursuant to the Offering. To the extent that the discussion relates to matters of Spanish tax law, it is the opinion of CMS Albiñana & Suárez de Lezo, S.L.P., our Spanish counsel, and to the extent it relates to U.S. federal income tax law, it is the opinion of Davis Polk & Wardwell LLP, our U.S. counsel.

Material Spanish Tax Considerations

Taxation of the Rights

Receipt and Exercise of the Rights

The receipt and exercise of the rights by U.S. Holders of ordinary shares will not be taxable events for Spanish income tax purposes.

For these purposes, the term “U.S. Holder” means a beneficial owner of one or more shares or ADSs:

(a)	that is, for U.S. federal income tax purposes, one of the following:

(i)	a citizen or individual resident of the United States,

(ii)	a corporation (or other entity taxable as a corporation) created or organized in or under the laws of the United States or any state therein or the District of Columbia, or

(iii)	an estate or trust the income of which is subject to U.S. federal income taxation regardless of its source;

(b)	who is entitled to the benefits of the Treaty (as defined below);

(c)	who holds the shares or ADSs as capital assets for U.S. federal income tax purposes;

(d)	who owns, directly, indirectly or by attribution, less than 10% of the share capital or voting stock of Telefónica; and

(e)	whose holding is not attributable to a fixed base or permanent establishment in Spain.

Sale of the Rights

Subject to the discussion of exemptions below, if a U.S. Holder of ordinary shares sells the rights, the proceeds obtained as a result of such transfer will be reduced by the acquisition cost for tax purposes of the shares to which they pertain. Any excess over such acquisition cost generally will be regarded as a capital gain and subject to Spanish taxes at the rate of 20%.

Subject to the discussion of exemptions below, in the case of U.S. Holders of ADSs, the proceeds distributed by the Depositary as a result of the sale of the rights received with respect to ADSs will be reduced by the acquisition cost for tax purposes of the ADSs to which the rights pertain. Any excess over such acquisition cost will be regarded as a capital gain and subject to Spanish Non-Resident Income Tax at the rate of 20%.

Notwithstanding the above, according to Spanish Non-Resident Income Tax Law, capital gains obtained by U.S. Holders will be exempt from Spanish taxes to the extent that the rights are (i) transferred on an official Spanish secondary stock market (such as the Spanish Stock Exchanges) and (ii) the capital gains are not obtained through a country or territory that is defined as a tax haven by Spanish regulations.

Capital gains may also not be subject to taxation in Spain if the U.S. Holder receiving the proceeds is entitled to the benefits of the Treaty between the United States of America and the Kingdom of Spain for the avoidance of double taxation and the prevention of fiscal evasion with respect to taxes on income (the “Treaty”), together with a related protocol, signed at Madrid on February 22, 1990. To obtain the benefits of the Treaty, the U.S. Holders must provide to the relevant Spanish tax authorities a certificate of residence issued by the U.S. Internal Revenue Service (“IRS”) (IRS Form 6166) stating that to the best knowledge of the IRS, said U.S. Holder is a U.S. resident within the meaning of the Treaty. This certificate shall be renewed on a yearly basis.

Taxation of New Shares

Taxation of Dividends

Under Spanish law, dividends paid by Telefónica to U.S. Holders of ordinary shares or ADSs are subject to Spanish Non-Resident Income Tax, withheld at source, at a rate of 20% for 2015 and at a rate of 19% as from January 1, 2016. For these purposes, upon distribution of the dividend, Telefónica or its paying agent will withhold an amount equal to the tax due according to the rules set forth above.

If the depositary (as defined for Spanish law purposes) of the U.S. Holder is resident, domiciled or represented in Spain and it provides timely evidence (i.e. a certificate from the U.S. Internal Revenue Service (‘‘IRS’’) stating that, to the best knowledge of the IRS, the U.S. Holder is resident of the United States within the meaning of the Treaty and entitled to its benefits (currently, IRS Form 6166)) of the U.S. Holder’s right to obtain the Treaty-reduced rate (currently 15%), it will immediately receive the excess amount withheld. For these purposes, the relevant certificate of residence must be provided before the tenth day following the end of the month in which the dividends were paid. The tax residence certificate is valid only for a period of one year from the date of issuance.

If the certificate referred to in the above paragraph is not provided within said term but the U.S. Holder qualifies for the reduced tax rate provided for in the Treaty, the U.S. Holder may afterwards obtain a refund of the amount withheld in excess of the rate provided for in the Treaty from the Spanish tax authorities following the refund procedure described below under ‘‘—Spanish Refund Procedure’’.

Spanish Refund procedure

According to Spanish Legislation on Non-Resident Income Tax, approved by Royal Legislative-Decree 5/2004 dated March 5, 2004 and by Royal Decree 1776/2004 dated July 30, 2004, as amended, a refund of amounts withheld in excess of the Treaty-reduced rate can be obtained from the relevant Spanish tax authorities. To pursue the refund claim, a U.S. Holder will be required to file:

•	the corresponding Spanish tax form;

•	the certificate referred to in the preceding section; and

•	evidence of the Spanish Non-Resident Income Tax that was withheld with respect to such U.S. Holder.

The refund claim must be filed within four years from the date on which the withheld tax was collected by the Spanish tax authorities.

U.S. Holders are urged to consult their own tax advisors regarding refund procedures and any U.S. tax implications thereof.

Taxation Upon Sale or Other Disposition of New Shares

For Spanish tax purposes, income obtained from the sale of ADSs or New Shares will be treated as a capital gain. Spanish non-resident income tax is levied at a rate of 20% for 2015 and at a rate of 19% as from January 1, 2016 on capital gains obtained by persons not residing in Spain for tax purposes.

Notwithstanding the above, according to Spanish Non-Resident Income Tax Law, capital gains derived from the transfer of shares on an official Spanish secondary stock market by any holder who is resident in a country that has entered into a treaty for the avoidance of double taxation with an “exchange of information” clause (the Treaty contains such a clause) will be exempt from taxation in Spain.

Moreover, under the Treaty, capital gains arising from the disposition of ordinary shares by U.S. Holders entitled to the benefits of the Treaty will not be taxed in Spain. To obtain the Treaty exemption, U.S. Holders will need provide the relevant Spanish tax authorities a certificate of residence issued by the IRS (IRS Form 6166) stating that to the best knowledge of the IRS, the U.S. Holders are U.S. residents within the meaning of the Treaty.

Spanish Wealth Tax

Individual U.S. Holders who hold shares or ADSs located in Spain are subject to the Spanish Wealth Tax (Impuesto sobre el Patrimonio) (Spanish Law 19/1991), which imposes tax on property located in Spain on the last day of every year.

All shares of Spanish corporations are assets located in Spain while regarding ADSs the Spanish tax authorities may take the view that all ADSs representing the shares of a Spanish corporation are assets located in or rights that can be exercised within Spain for Spanish tax purposes. If such a view were to prevail, non-residents of Spain who held shares or ADSs on the last day of any year would be subject to the Spanish wealth tax for such year on the average market value of such shares during the last quarter of such year.

Non-residents of Spain who held shares, ADSs or other assets or rights located in Spain according to Spanish wealth tax law, on the last day of the year whose combined value exceeds 700,000 euros would be subject to the Spanish wealth tax on that excess amount at marginal rates varying between 0.2% and 2.5%, and would be obliged to file the corresponding wealth tax return.

From 2016 onwards, a general 100% tax relief applies (as set forth in article 61 of Law 36/2014 of December 26 approving the General State Budget for 2015).

Inheritance and Gift Tax

Transfers of shares or ADSs on death and by gift to individuals are subject to Spanish inheritance and gift taxes (Impuesto sobre Sucesiones y Donaciones), respectively, if the transferee is a resident in Spain for tax purposes, or if the shares or ADSs are located in Spain at the time of death, regardless of the residence of the heir or beneficiary. In this regard, all shares of Spanish corporations are assets located in Spain while regarding ADSs, the Spanish tax authorities may take the view that all ADSs representing the shares of a Spanish corporation are assets located in or rights that can be exercised within Spain for Spanish tax purposes. The state applicable tax rate, after applying relevant personal, family and wealth factors, generally ranges between 7.65% and 81.6% for individuals.

Gifts granted to corporations non-resident in Spain are subject to Spanish Non-Resident Income Tax at a rate of 20% for 2015 and at a rate of 19% as from January 1, 2016 on the fair market value of the shares as a capital gain. If the donee is a United States resident corporation, the exclusions available under the Treaty described in the section “—Taxation of the Rights—Sale of the Rights” above will be applicable.

Expenses of Transfer (indirect taxation)

Transfers of shares or ADSs will be exempt from any transfer tax (Impuesto sobre Transmisiones Patrimoniales) or value added tax.

Additionally, no stamp tax will be levied on such transfers.

Material U.S. Federal Income Tax Considerations

The following is a description of material U.S. federal income tax consequences to the U.S. Holders described below of the receipt, exercise and disposition of rights and of owning and disposing of New Shares, but it does not purport to be a comprehensive description of all tax considerations that may be relevant to a particular person’s investment decision. This discussion applies only to (i) current U.S. Holders that hold our existing ordinary shares or ADSs and will hold the rights and New Shares as capital assets for U.S. federal income tax purposes and (ii) U.S. Holders who purchase New Shares during the Discretionary Shares Allocation Period and will hold the New Shares as capital assets. In addition, it does not describe all of the tax consequences that may be relevant in light of the U.S. Holder’s particular circumstances, including alternative minimum tax consequences, the potential application of the “Medicare contribution tax” on net investment income and tax consequences applicable to U.S. Holders subject to special rules, such as:

•	certain financial institutions;

•	dealers or traders in securities who use a mark-to-market method of accounting;

•	persons holding ADSs, existing ordinary shares, rights or New Shares, as the case may be, as part of a hedge, straddle, conversion transaction or integrated transaction;

•	persons whose “functional currency” for U.S. federal income tax purposes is not the U.S. dollar;

•	tax-exempt entities, “individual retirement accounts” or “Roth IRAs”;

•	partnerships or other entities classified as partnerships for U.S. federal income tax purposes;

•	persons who own or are deemed to own 10% or more of our voting shares; or

•	persons holding ADSs, existing ordinary shares, rights or New Shares, as the case may be, in connection with a trade or business conducted outside the United States.

If a partnership holds the existing ordinary shares, ADSs, rights or New Shares, as the case may be, the U.S. federal income tax treatment of a partner will generally depend on the status of the partner and the tax treatment of the partnership. Partnerships holding existing ordinary shares, ADSs, rights or New Shares and partners in such partnerships should consult their tax advisors as to the particular U.S. federal income tax consequences to them of the receipt, holding and disposition of the rights and New Shares or the receipt of cash in respect of the rights.

This summary is based upon the tax laws of the United States including the Internal Revenue Code of 1986, as amended to the date hereof (the “Code”), administrative pronouncements, judicial decisions and final, temporary and proposed Treasury regulations and the income tax treaty between the United States and the Kingdom of Spain (the “Treaty”), all as of the date hereof, any of which is subject to change, possibly with retroactive effect.

In addition, this summary is based in part on representations of the Depositary and assumes that each obligation provided for in or otherwise contemplated by the Deposit Agreement or any other related agreements will be performed in accordance with its terms.

A “U.S. Holder” is a person that is a beneficial owner of ADSs, existing ordinary shares, or New Shares, as the case may be, that is for U.S. federal income tax purposes:

•	a citizen or individual resident of the United States;

•	a corporation, or other entity taxable as a corporation, created or organized in or under the laws of the United States, any state therein or the District of Columbia; or

•	an estate or trust the income of which is subject to U.S. federal income taxation regardless of its source.

U.S. Holders are urged to consult their tax advisors as to the U.S., Spanish or other tax consequences of the receipt of rights or cash in respect of such rights, the exercise or disposition of Rights and of owning and disposing New Shares in their particular circumstances, including the effect of any U.S. state or local tax laws.

This discussion assumes that we are not, and will not become, a passive foreign investment company (“PFIC”), as described below.

Taxation of the Rights

U.S. Holders of Existing Ordinary Shares

Receipt of the Rights

Under section 305 of the Code, a shareholder who receives a right to acquire shares will, in certain circumstances, be treated as having received a taxable distribution in an amount equal to the value of such right. In general, a shareholder who receives a right to acquire shares will be treated as having received a taxable distribution if a shareholder’s proportionate interest in the earnings and profits or assets of the corporation is increased and any other shareholder receives a distribution (or a deemed distribution) of cash or other property. Under applicable regulations, this would include circumstances where the conversion price of the Company’s outstanding convertible bonds was not fully adjusted to take account of the rights offering. The application of section 305 of the Code is not clear in several respects, including with respect to what constitutes a full adjustment to the conversion price of convertible bonds in the case of a rights offering. The Company’s outstanding convertible bonds contain an anti-dilution formula which is intended to provide for a full adjustment to the conversion price based on a weighted average stock price. While the issue is not free from doubt, we believe that the receipt of the rights by a U.S. Holder should not be treated as a taxable stock dividend under section 305(a) of the Code. However, due to the uncertainties in the application of section 305 of the Code and in particular the lack of guidance as to whether a formula based on weighted average stock price is considered to provide a full adjustment, there can be no assurance that such treatment will not be challenged by the United States Internal Revenue Service (“IRS”) or, if challenged, upheld. If the rights distribution were treated as a taxable distribution, the fair market value of the right a U.S. Holder receives would be taxable to such U.S. Holder as a dividend. The U.S. Holder’s tax basis in such right will equal the amount of the dividend and the U.S. Holder’s holding period for the rights will commence on the date of distribution. For further disclosure on taxation of dividends, see “—Taxation of New Shares—Taxation of Dividends.” The balance of the discussion below assumes that the rights distribution will not be a taxable distribution.

If the fair market value of the rights is less than 15% of the fair market value of the outstanding ordinary shares with respect to which the rights were distributed on the date of distribution, the rights will be allocated a zero basis for U.S. federal income tax purposes, unless the U.S. Holder affirmatively elects to allocate basis in proportion to the relative fair market values of its existing ordinary shares and the rights received (as determined on the date of distribution). This irrevocable election must be made in the tax return for the taxable year in which the rights are received, and will apply to all rights received by the U.S. Holder pursuant to the rights offering. On the other hand, if the fair market value of the rights received is 15% or greater than the fair market value of the outstanding ordinary shares with respect to which the rights were distributed on the date of distribution, then the basis in the U.S. Holder’s ordinary shares must be allocated between its existing ordinary shares and the rights in proportion to their fair market values (as determined on the date of distribution).

Exercise of the Rights

The exercise of a right by, or on behalf of, a U.S. Holder of existing ordinary shares will not be a taxable transaction for U.S. federal income tax purposes. The basis of each New Share acquired upon exercise of the right will equal the sum of the U.S. dollar value of the Subscription Price (determined at the spot rate of exchange on the date of exercise) and the U.S. Holder’s tax basis (as determined above), if any, in the right exercised. The holding period of the New Shares shall begin on the day the rights are exercised.

Sale or Expiration of the Rights

For U.S. federal income tax purposes, gain or loss realized on a sale of rights by the U.S. Holder will be capital gain or loss, and will be long-term capital gain or loss if the holding period for the rights is more than one year. For these purposes, the holding period for the rights will include the holding period of the existing ordinary shares with respect to which the rights were distributed. The amount of the gain or loss will be equal to the difference between the tax basis in the rights disposed of (as determined above) and the U.S. dollar value of the amount realized on the disposition. Such gain or loss will generally be U.S. source gain or loss for foreign tax credit purposes.

In the event the U.S. Holder allows the rights to expire without selling or exercising them, the rights will be deemed to have a zero basis and, therefore, the U.S. Holder will not recognize any loss upon the expiration of the rights. In addition, the tax basis of the ordinary shares with respect to which the expired rights were distributed will remain unchanged from their tax basis prior to the rights offering.

U.S. Holders of ADSs

The receipt of cash proceeds by U.S. Holders of ADSs from the sale of rights by the Depositary should be treated as a tax-free distribution of the rights to the U.S. Holders of ADSs, followed by a sale of those rights by such U.S. Holders to purchasers in the secondary market for cash. Gain or loss realized on the sale of the rights by the U.S. Holders of ADSs will be capital gain or loss, and will be long-term capital gain or loss if the holding period for the rights is more than one year. For these purposes, the holding period of the rights will include the holding period of the ADSs with respect to which the rights were distributed. The amount of gain or loss will be equal to the difference between the tax basis in the right disposed of (determined as described above under “—U.S. Holders of Existing Ordinary Shares—Receipt of the Rights”) and the amount realized on the disposition. Such gain or loss will generally be U.S. source gain or loss for foreign tax credit purposes.

Taxation of New Shares

Taxation of Dividends

Distributions received by a U.S. Holder on New Shares, including the amount of any Spanish taxes withheld, other than certain pro rata distributions of shares to all shareholders, will constitute foreign-source dividend income to the extent paid out of Telefónica’s current or accumulated earnings and profits (as determined for U.S. federal income tax purposes). Because Telefónica does not maintain calculations of its earnings and profits under U.S. federal income tax principles, it is expected that distributions generally will be reported to U.S. Holders as dividends. The amount of dividend income paid in euro that a U.S. Holder will be required to include in income will equal the U.S. dollar value of the distributed euro, calculated by reference to the exchange rate in effect on the date the payment is received, regardless of whether the payment is converted into U.S. dollars on the date of receipt. If the dividend is converted into U.S. dollars on the date of receipt, a U.S. Holder will generally not be required to recognize foreign currency gain or loss in respect of the dividend income. A U.S. Holder may have foreign currency gain or loss if the dividend is converted into U.S. dollars after the date of its receipt. Corporate U.S. Holders will not be entitled to claim the dividends-received deduction with respect to dividends paid by Telefónica. Subject to applicable limitations, dividends received by certain non-corporate U.S. Holders will generally be taxable at rates applicable to long-term capital gains. Non-corporate U.S. Holders should consult their own tax advisors to determine whether they are subject to any special rules that limit their ability to be taxed at these favorable rates.

Spanish income taxes withheld from dividends on New Shares at a rate not exceeding the rate provided in the Treaty will be creditable against a U.S. Holder’s U.S. federal income tax liability, subject to applicable restrictions and limitations that may vary depending upon the U.S. Holder’s circumstances. Spanish taxes withheld in excess of the rate applicable under the Treaty will not be eligible for credit against a U.S. Holder’s federal income tax liability. See “Material Spanish Tax Considerations—Taxation of New Shares—Spanish Refund procedure” above for a discussion of how to obtain the applicable treaty rate. Instead of claiming a credit, a U.S. Holder may elect to deduct foreign taxes (including the Spanish taxes) in computing its taxable income, subject to generally applicable limitations. An election to deduct foreign taxes (instead of claiming foreign tax credits) applies to all taxes paid or accrued in the taxable year to foreign countries and possessions of the United States. The limitations on foreign taxes eligible for credit are calculated separately with respect to specific classes of income. The rules governing foreign tax credits are complex. Therefore, U.S. Holders should consult their own tax advisors regarding the availability of foreign tax credits in their particular circumstances.

Taxation Upon Sale or Other Disposition of New Shares

A U.S. Holder will generally recognize U.S.-source capital gain or loss on the sale or other disposition of New Shares. Any such gain or loss will be long-term capital gain or loss if the U.S. Holder has held such New Shares for more than one year. The amount of the U.S. Holder’s gain or loss will be equal to the difference between such U.S. Holder’s tax basis in the New Shares sold or otherwise disposed of and the amount realized on the sale or other disposition, each as determined in U.S. dollars. A U.S. Holder’s tax basis in the New Shares acquired pursuant to the exercise of the rights will be as described above under “Taxation of the Rights—U.S. Holders of Existing Ordinary Shares—Exercise of the Rights”. A U.S. Holder’s tax basis in the New Shares that are Discretionary Shares or Additional Shares will generally equal the U.S. Dollar value of the Subscription Price.

Passive Foreign Investment Company Rules

Telefónica believes that it was not a PFIC for U.S. federal income tax purposes for its 2014 taxable year and it does not expect to become a PFIC in the foreseeable future. However, because PFIC status depends upon the composition of a company’s income and assets and the market value of its assets (including, among others, less than 25% owned equity investments) from time to time, there can be no assurance that Telefónica will not be considered a PFIC for any taxable year. If Telefónica were treated as a PFIC for any taxable year during a U.S. Holder’s holding period of an ordinary share or right, certain adverse tax consequences could apply to the U.S. Holder.

If Telefónica were treated as a PFIC for any taxable year during a U.S. Holder’s holding period of an ordinary share (and under proposed Treasury regulations, a right), gain recognized by a U.S. Holder on a sale or other disposition of such ordinary share (or under proposed Treasury regulations, right) would be allocated ratably over the U.S. Holder’s holding period for the ordinary share (or right). The amounts allocated to the taxable year of the sale or other disposition and to any year before Telefónica became a PFIC would be taxed as ordinary income. The amount allocated to each other taxable year would be subject to tax at the highest rate in effect for individuals or corporations, as appropriate, and an interest charge would be imposed on the resulting tax liability. The same treatment would apply to any distribution in respect of ordinary shares to the extent it exceeds 125% of the average of the annual distributions on ordinary shares received by the U.S. Holder during the preceding three years or the U.S. Holder’s holding period, whichever is shorter. Certain elections may be available that would result in alternative treatments (such as mark-to-market treatment) of the ordinary shares.

In addition, if Telefónica were treated as a PFIC in a taxable year in which it pays a dividend or in the prior taxable year, the favorable dividend rates discussed above with respect to dividends paid to certain non-corporate U.S. Holders would not apply.

Transfer reporting requirements

A U.S. Holder that subscribes for New Shares may be required to file Form 926 with the Internal Revenue Service if the aggregate Subscription Price paid by the U.S. Holder, when aggregated with all transfers of cash made by the U.S. Holder (or any related person) to Telefónica within the preceding twelve-month period, exceeds USD 100,000 (or its foreign currency equivalent). U.S. Holders that are required to file Form 926, but fail to do so, could be subject to substantial penalties. U.S. Holders should consult their tax advisors to determine whether they are subject to any Form 926 filing requirements.

Information Reporting and Backup Withholding

Payments of dividends and sales proceeds that are made within the United States or through certain U.S.-related financial intermediaries generally are subject to information reporting and to backup withholding unless the U.S. Holder is an exempt recipient or, in the case of backup withholding, the U.S. Holder provides a correct taxpayer identification number and certifies that no loss of exemption from backup withholding has occurred. The amount of any backup withholding from a payment to a U.S. Holder will be allowed as a credit against the U.S. Holder’s U.S. federal income tax liability and may entitle the U.S. Holder to a refund, provided that the required information is timely furnished to the Internal Revenue Service.

THE OFFERING

Set forth below is a summary of the material terms of the Offering. This description is not complete and is qualified in its entirety by reference to the Underwriting Agreement, which has been filed as an exhibit to the registration statement of which the accompanying prospectus is a part.

General

We will grant rights to the holders of our existing ordinary shares to subscribe for an aggregate of 281,213,184 of our ordinary shares, par value €1.00 (the “New Shares”). Each 16 rights entitle the holder thereof to subscribe for one New Share at the subscription price of €10.84 per new ordinary share (the “Subscription Price”). Each holder of rights who exercises all of his or her rights may also submit a request to subscribe at the Subscription Price for additional New Shares (“Additional Shares”) that are not otherwise subscribed for pursuant to the exercise of rights. In the event that, after expiration of the rights, there are New Shares that have not been subscribed for, either through the exercise of rights or through subscription requests for Additional Shares by holders who exercised all their rights, we may allocate such unsubscribed New Shares at the Subscription Price to certain qualified investors who request to subscribe for such shares during a period starting at 5:45 p.m. (Madrid, Spain time) on the fourth trading day following the expiration of the Preemptive Subscription Period (as defined below) and ending by no later than 9:00 a.m. (Madrid, Spain time) on the following trading day. We refer to the issuance and exercise of the rights for New Shares and the offer and sale of the New Shares as to which rights have not been exercised as described above, collectively, as the “Offering.” Only a portion of the New Shares will be offered in the United States.

The New Shares will be issued with a share premium of €9.84 per share.

The Offering and the Capital Increase (as defined below), including the exercise of rights, the requests for Additional Shares and the proposals for subscription of Discretionary Shares, shall be governed by and shall be construed in accordance with Spanish law. By virtue of exercising rights, requesting Additional Shares or making proposals for the subscription of Discretionary Shares, shareholders or investors (as applicable) irrevocably and unconditionally accept that the courts and tribunals of the city of Madrid have exclusive jurisdiction over the resolution of any dispute that may arise in connection with the Offering and the Capital Increase.

The resolution authorizing the Offering expressly provides for the possibility of incomplete subscription. In the event that the 281,213,184 New Shares are not fully subscribed within the period established and the Underwriting Agreement (as defined below) has been terminated or any of the conditions thereto have not been fulfilled, Telefónica’s share capital will be increased by the amount of the actual subscriptions. At the expiration of the period established for subscription, Telefónica will determine the final amount of the increase in share capital through the issuance of the New Shares in the Offering (the “Capital Increase”). Upon disbursement of the Capital Increase and the issuance of the certificate or certificates evidencing the deposit of the funds corresponding to the Subscription Price of all of the New Shares that have been subscribed and the execution of the notarial deed evidencing the Capital Increase, Telefónica shall file a significant event notice (hecho relevante) with the CNMV.

Assuming the New Shares are fully subscribed at the Subscription Price, the total amount of the Offering and Capital Increase would be €3,048,350,914.56, and as of the date of this prospectus supplement the New Shares would represent approximately 6.04% of Telefónica’s share capital (when not giving effect to the issuance of the New Shares) and approximately 5.69% (when giving effect to the issuance of the New Shares).

Below is the anticipated timetable for the Offer:

Action	Date or Estimated Date
Approval and registration of the Offering with the CNMV	March 26, 2015

Publication of announcement in the BORME	March 27, 2015

Record Date	March 27, 2015

Commencement of Preemptive Subscription Period (as defined below)	March 28, 2015

End of Preemptive Subscription Period	April 12, 2015

Additional Shares Allocation Period (as defined below)	April 16, 2015

Commencement, if applicable, of the Discretionary Shares Allocation Period (as defined below)	April 16, 2015

End, if applicable, of the Discretionary Shares Allocation Period	April 17, 2015

Payment by the Underwriters for the Discretionary Shares	April 17, 2015

Payment by the Iberclear participants for the New Shares subscribed during the Preemptive Subscription Period and the Additional Shares	April 17, 2015

Execution of the notarial deed evidencing the Capital Increase	April 17, 2015

Registration of the notarial deed evidencing the Capital Increase with the Commercial Registry of Madrid (the “Commercial Registry”)	April 20, 2015

Assignment by Iberclear of the registration references for the New Shares	April 21, 2015

Instructions by the Underwriters to transfer the Discretionary Shares to the investors who subscribed for such shares (the “Special Transaction”)	April 21, 2015

Listing on the Spanish Stock Exchanges of the New Shares begins	April 22, 2015

Settlement of the Special Transaction	April 24, 2015

Telefónica will report any changes in the timetable described above as a significant event (hecho relevante) to the CNMV as soon as possible.

Subscription Periods

The shares covered by the Offering may be subscribed for within the periods indicated below:

Preemptive Subscription Period and Request for Additional Shares

Rights in respect of the New Shares will be granted to the shareholders of Telefónica, as reflected in the book-entry records maintained by Iberclear, at 11:59 p.m. (Madrid, Spain time) on the date of the date of publication of the official notice of the Capital Increase in the BORME (the “Shareholders of Record”).

Pursuant to the provisions of Section 503 of the Spanish Companies Act (Ley de Sociedades de Capital), the shareholders of Telefónica may, from March 28, 2015 until the close of businesses in Madrid, Spain on April 12, 2015, the rights expiration date (the “Preemptive Subscription Period”), exercise the right to subscribe for a number of shares proportional to the nominal value of the shares they hold. Other than our ordinary shares, we do not have any other securities that give the holders thereof rights for New Shares issued in connection with this Offering. Each existing Telefónica ordinary share will entitle its holder to one subscription right, and 16 rights will be required to subscribe for one New Share. We will accept subscriptions for whole New Shares only. We will not issue fractional New Shares or cash in lieu of fractional New Shares. Accordingly, Shareholders of Record and Investors (as defined below) will lose the value of any rights held by them in excess of the highest multiple of rights that will entitle them to whole New Shares unless they sell such rights. Each New Share subscribed for must be subscribed for and paid in at the Subscription Price.

Holders of ADSs will not receive rights to subscribe for New Shares or new ADSs or have any right to instruct Citibank, N.A., as depositary (the “Depositary”), to subscribe on their behalf. The rights with respect to ordinary shares represented by ADSs will be issued to the Depositary. The Depositary will use commercially reasonable efforts to sell the rights it so receives on the Spanish Stock Exchanges with respect to ADSs and will distribute the net cash proceeds, after accounting for the Depositary’s fees and expenses and applicable taxes, pro rata to the holders of ADSs as of a record date to be determined by the Depositary. If you hold ADSs and do not want the rights corresponding to the ordinary shares underlying such ADSs to be so sold, you must surrender your ADSs to the Depositary prior to 4:00 p.m. (New York City time) on March 31, 2015 and instruct the Depositary to deliver both the underlying ordinary shares and the rights to a securities brokerage account in Spain specified by you. Following receipt of a duly issued instruction in valid form and payment of the Depositary’s cancellation fee of $0.05 per ADS surrendered, the Depositary will transfer such underlying ordinary shares and rights to such account on or about April 2, 2015. The Depositary will not deliver rights without delivering the corresponding ordinary shares and will not deliver the ordinary shares without the corresponding rights. Should you decide to so cancel any ADSs held by you, you will be solely responsible for providing a securities brokerage account in Spain that can accept the ordinary shares and rights for your benefit. Furthermore, you will be solely responsible for causing any actions to be taken with respect to those ordinary shares and rights, including the timely exercise or sale of the rights. Neither Telefónica, the Depositary nor any of their respective agents (including, without limitation, the custodian for the Depositary) assumes any responsibility for the required securities brokerage account in Spain or for the execution of any such actions.

Shareholders of Record that have not transferred their rights for New Shares may exercise their rights during the Preemptive Subscription Period. Similarly, during the Preemptive Subscription Period, our shareholders and other investors may acquire rights on the market and subscribe for New Shares. Such investors other than the Shareholders of Record who acquire and exercise rights on the market during the Preemptive Subscription Period are referred to herein as “Investors.”

During the Preemptive Subscription Period, Shareholders of Record and Investors will be entitled to request, at the time of exercising their rights, on a firm, unconditional and irrevocable basis (except as provided in “—Irrevocable Subscription Requests” and the last paragraph of “—Communications From the Iberclear Participants to the Agent” below), the subscription of Additional Shares in contemplation of the possibility that, at the expiration of the Preemptive Subscription Period, there are New Shares that have not been subscribed for (the “Surplus Shares”) during the Preemptive Subscription Period. A Shareholder of Record or Investor can only request Additional Shares if such shareholder or investor has exercised all the rights it holds at the Iberclear participant through which it requests the subscription for Additional Shares, which said Iberclear participant shall be obliged to verify.

In no event will a Shareholder of Record or Investor receive more New Shares than the aggregate number of New Shares such shareholder or Investor subscribed for through such shareholder’s or Investor’s exercise of rights and request for Additional Shares as described above. The number of Additional Shares that will be allocated to subscribing Shareholders of Record and Investors is subject to the existence of Surplus Shares after the expiration of the rights and the allocation procedures described below.

In order to exercise the rights and, if applicable, request the subscription for Additional Shares, the Shareholder of Record or Investor must contact the Iberclear participant in whose book-entry registry its rights are registered (which, in the case of a Shareholder of Record, will be the Iberclear participant with whom such Shareholder of Record has deposited the ordinary shares that entitle it to such rights) and follow such participant’s instructions with respect to the proper and timely exercise of rights and request for Additional Shares.

If a Shareholder of Record or Investor does not hold shares directly through an Iberclear participant but through a securities intermediary, such Shareholder of Record or Investor will need to have such securities intermediary act for it if it wishes to exercise or sell its rights. In such case, such Shareholder of Record or Investor should contact the securities intermediary through whom it holds the shares and instruct that intermediary as to the exercise or sale of the rights associated with its shares in such format and by such time as such intermediary may request. We are not responsible for any failure of such intermediaries to properly carry out the instructions of such shareholder or investor.

All orders placed relating to the exercise of rights will be deemed to be made on a firm, irrevocable and unconditional basis and entail the subscription of the New Shares referred to therein (except as provided in “—Irrevocable Subscription Requests” and the last paragraph of “—Communications From the Iberclear Participants to the Agent” below). Orders relating to a request for Additional Shares must be made for a particular amount of Additional Shares and will be deemed to be made on a firm, irrevocable and unconditional basis (except as provided in “—Irrevocable Subscription Requests” and the last paragraph of “—Communications From the Iberclear Participants to the Agent” below), even though they may not be met in their entirety (or at all) by application of the rules for allocation of the Surplus Shares described in “—Additional Shares Allocation Period” below. There is no limit on the number of Additional Shares that a Shareholder of Record or Investor may request.

The Subscription Price of each New Share subscribed for during the Preemptive Subscription Period shall be paid as set forth in “—Method and Time Periods for Payment and Delivery.”

Rights that are not exercised will automatically terminate at the close of business in Madrid, Spain on the last day of the Preemptive Subscription Period without value or any payment to the holders of these unexercised rights.

Additional Shares Allocation Period

In the event that, at the expiration of the Preemptive Subscription Period, there are Surplus Shares, such Surplus Shares will be allocated to the Shareholders of Record and Investors who have requested Additional Shares.

Banco Bilbao Vizcaya Argentaria, S.A., acting as agent (the “Agent”), shall notify Telefónica and the Joint Global Coordinators of (i) the number of New Shares subscribed for during the Preemptive Subscription Period, (ii) the number of Additional Shares for which allocations have been requested during the Preemptive Subscription Period and, if applicable, (iii) the positive difference between the total number of New Shares and the number of New Shares subscribed for during the Preemptive Subscription Period plus the number of Additional Shares which subscription has been requested during the Preemptive Subscription Period (such difference being referred to herein as the “Discretionary Shares”) no later than 5:30 p.m. (Madrid, Spain time) on the fourth trading day following the expiration of the Preemptive Subscription Period (the “Agent’s Notice”). The Agent’s Notice is expected to be made on April 16, 2015.

In the event that all of the rights for New Shares are exercised, allocation of Additional Shares will not take place. If applicable, the allocation of Additional Shares will take place on the fourth trading day following the date of expiration of the Preemptive Subscription Period (the “Additional Shares Allocation Period”). The Additional Shares Allocation Period is expected to take place on April 16, 2015.

On such date, the Agent, will determine the number of Surplus Shares and allocate them to the Shareholders of Record or Investors that have requested Additional Shares as described above. If the number of Additional Shares requested is greater than the number of Surplus Shares, the Agent will distribute the shares in accordance with the following rules:

•	Surplus Shares will be allocated pro rata in proportion to the number of Additional Shares requested, using for such purpose the percentage that the Additional Shares requested by each subscriber represents in respect of the total number of Additional Shares requested. The percentages to be used for the purposes of proportional allocation will be rounded down to eight decimals (for example, 0.0000078974 will become 0.00000789).

•	As a general rule, if fractional shares result from the allocation, the number will be rounded down to the nearest whole number such that the result is a whole number of Additional Shares for allocation to each subscriber.

•	In the event that, after the provisions of the foregoing paragraphs have been applied, there are Surplus Shares that have not been allocated as a result of the rounding, such Surplus Shares will be distributed one by one, in the order of greater to lesser amount of the request for Additional Shares, and if the amounts are the same, in the alphabetical order of the Shareholders of Record and Investors who requested Additional Shares according to the first position (and if the same, the following position or positions) in the box “Names and Surnames or Corporate Name,” whatever the content thereof, that appears on the information provided by the Iberclear participants, starting with the letter “A.”

In the event that there are Discretionary Shares, the Discretionary Shares Allocation Period (as defined below) is to be opened and the Company will so notify the CNMV by submitting the relevant significant notice (hecho relevante), no later than 5:45 p.m. (Madrid, Spain time) on the day on which the Additional Shares Allocation Period ends.

If the number of Additional Shares requested is greater than the number of Surplus Shares, the Discretionary Shares Allocation Period shall not be opened and the distribution of the Surplus Shares resulting from the application of the above-mentioned rules will be communicated by the Agent to Telefónica no later than 9:00 p.m. (Madrid, Spain time) on the date on which the Additional Shares Allocation Period ends.

Under any scenario, Telefónica will communicate to the CNMV the result of the subscriptions made during the Preemptive Subscription Period, the Additional Shares Allocation Period and the Discretionary Shares Allocation Period, if applicable, together with the granting of the public deed evidencing the Capital Increase, by submitting a significant event notice (hecho relevante) on the fifth trading day following the day on which the Preemptive Subscription Period ends (which is expected to take place on April 17, 2015).

In addition, the Agent shall notify Iberclear participants through which the respective requests for Additional Shares were made of the number of Surplus Shares allocated to the Shareholders of Record and to the Investors who requested Additional Shares.

Discretionary Shares Allocation Period

In the event that, according to the Agent’s Notice, there are Discretionary Shares, there will thereafter promptly begin a period for discretionary allocation of the Discretionary Shares, unless otherwise jointly agreed by the Joint Global Coordinators and Telefónica, with the corresponding obligation of the Underwriters to subscribe for the Discretionary Shares.

The Discretionary Shares Allocation Period shall start at 5:45 p.m. (Madrid, Spain time) on the fourth trading day following the expiration of the Preemptive Subscription Period and end by no later than 9:00 a.m. (Madrid, Spain time) on the following trading day (the “Discretionary Shares Allocation Period”). The Discretionary Shares Allocation Period, if any, is expected to commence at 5:45 p.m. (Madrid, Spain time) on April 16, 2015 and end no later than 9:00 a.m. (Madrid, Spain time) on April 17, 2015.

During the Discretionary Shares Allocation Period, the Underwriters will continue to use their reasonable efforts, in accordance with market practice in rights offerings, to obtain and procure proposals for subscription of Discretionary Shares from (i) QIBs in the United States, (ii) qualified investors in Spain, as defined in Section 39 of Royal Decree 1310/2005 of November 4, and (iii) qualified investors resident in jurisdictions outside of Spain, Argentina and the United States provided that pursuant to the regulations of any such jurisdiction, the offer and sale of the Discretionary Shares will not require registration or approval. The subscription proposals from such qualified investors must be firm, irrevocable and unconditional (other than as described under “—Irrevocable Subscription Requests”) and must include the number of Discretionary Shares that such investor is willing to subscribe for at the Subscription Price.

The Underwriters that receive requests for subscription of Discretionary Shares shall communicate, on behalf of the investors from which they receive such requests, any requests to subscribe for Discretionary Shares received by them to Telefónica in accordance with the terms and conditions set forth in the Underwriting Agreement.

Telefónica, by no later than 9:00 a.m. (Madrid, Spain time) on April 17, 2015, upon receipt of notice of the proposed allocation of Discretionary Shares from the Joint Global Coordinators, shall evaluate the requests for subscription received during the Discretionary Shares Allocation Period, applying standards of quality and stability of the investment, and may reject or accept, in whole or in part, at its discretion and without the need for any justification but acting in good faith so that no unjustified discrimination occurs between proposals with the same ranking and characteristics, any of the requests to subscribe for Discretionary Shares received during the Discretionary Shares Allocation Period. Telefónica may not, however, reject a proposal if, as a result, the Underwriters will be required to subscribe for New Shares.

Telefónica will give notice of the definitive allocation of the Discretionary Shares to the Joint Global Coordinators and the Agent by no later than 9:00 a.m. (Madrid, Spain time) on the trading day following the date on which the Discretionary Shares Allocation Period begins, if any.

The allocation of New Shares to QIBs in the United States will not occur in reliance on the exemption from the registration requirements of the Securities Act provided by Rule 144A but pursuant to the Registration Statement of which the accompanying prospectus is a part. The allocation of New Shares to qualified investors in Spain and elsewhere outside of the United States will be made in compliance with Regulation S under the Securities Act.

The Underwriters have committed to advance the disbursement of the aggregate Subscription Price corresponding to the Discretionary Shares allocated during the Discretionary Shares Allocation Period (the “Pre-funded Shares”), in each case, in proportion to their respective underwriting commitments.

In addition, the Underwriters have committed to subscribe, in their own name and on their own behalf, for any New Shares not otherwise subscribed for at the Subscription Price. The number of shares that the Underwriters have committed to subscribe for equals the number of New Shares contemplated to be issued pursuant to the Offering, less the number of New Shares acquired by the Shareholders of Record, Investors or qualified investors described above during the Preemptive Subscription Period, the Additional Shares Allocation Period and any Discretionary Shares Allocation Period. See “Underwriting.”

Early Closing of the Capital Increase

The Joint Global Coordinators jointly with the Company may agree to terminate the Discretionary Shares Allocation Period, if any, at any time prior to its expiration, provided that the New Shares have been fully subscribed and Telefónica has been informed. In addition, if, upon the expiration of the Additional Shares Allocation Period, there are any Discretionary Shares, the Joint Global Coordinators and Telefónica may jointly agree that the Underwriters will subscribe, in their own name and on their own behalf, for the full amount of Discretionary Shares in proportion to their underwriting commitments and at the Subscription Price. In addition, there may not be a Discretionary Shares Allocation Period if the Underwriting Agreement is terminated or certain of the conditions required to be satisfied have not been satisfied. Moreover, Telefónica may declare the Capital Increase completed at any time after the expiration of the Preemptive Subscription Period if the New Shares have been fully subscribed.

Communications From the Iberclear Participants to the Agent

Each Iberclear participant shall, no later than 6:00 p.m. (Madrid, Spain time) on each day during the Preemptive Subscription Period, give notice to the Agent, by e-mail or, in its absence, by fax, of the total number of subscriptions for New Shares effected at such Iberclear participant and, separately, the total number of requests for subscription of Additional Shares submitted thereto, in all cases in aggregate terms since the commencement of the Preemptive Subscription Period.

Each Iberclear participant shall notify the Agent the total number of requests for subscription of Additional Shares submitted thereto and shall forward to the Agent the electronic files containing the information on the Additional Shares requested, no later than 9:00 a.m. (Madrid, Spain time) on the third trading day after the expiration of the Preemptive Subscription Period, by following the operating instructions established by the Agent.

Additionally, each Iberclear participant shall notify the Agent the total number of subscriptions for New Shares effected at such Iberclear participant and shall forward to the Agent the electronic files containing the information on the shares subscribed for during the Preemptive Subscription Period, no later than 9:00 a.m. (Madrid, Spain time) on the fourth trading day after the expiration of the Preemptive Subscription Period, by following the operating instructions established by the Agent.

The Agent may reject communications from the Iberclear participants that have been transmitted on a date or at a time later than indicated above, or communications that do not comply with any one or more of the requirements or instructions applicable to such communications or by applicable law, without itself incurring or causing Telefónica to incur any liability therefor, and without prejudice to the liability that the infringing participant may incur to the makers of the orders timely placed with such participant.

No Revocation or Suspension of the Offering

Except as indicated below, there are no circumstances allowing for the withdrawal or revocation of the Offering, other than pursuant to judicial decisions or administrative orders.

The underwriting and pre-funding commitments of the Underwriters will be terminated, and the orders made for Discretionary Shares will be automatically revoked and terminated, if the Underwriting Agreement is terminated. The Underwriting Agreement can be terminated by the unanimous decision of at least three Joint Global Coordinators upon the occurrence of a number of events or conditions, including, without limitation, changes in the financial condition, results of operations, business or prospects of Telefónica Group and certain events of force majeure that are material and adverse and which make it impracticable or inadvisable, in the good faith judgment of the relevant Joint Global Coordinators, to proceed with the Offering or the delivery of the New Shares on the terms and in the manner contemplated herein and in the Underwriting Agreement. In addition, the underwriting and pre-funding commitments are subject to customary conditions precedent. See “Underwriting.”

In the event that the Underwriting Agreement is terminated on or before 9:00 a.m. (Madrid time) on the day of the publication of the official notice of the Capital Increase in the BORME, the Board of Directors of Telefónica may decide to either withdraw the Capital Increase or, alternatively, to carry on the Capital Increase on a non-underwritten basis. See “Underwriting.”

Except as provided below in “—Irrevocable Subscription Requests,” subscriptions for New Shares or requests to subscribe for Additional Shares made during the Preemptive Subscription Period, may not be revoked. Subscription proposals made during the Discretionary Shares Allocation Period may not be revoked except if the Underwriting Agreement is terminated, in which case the subscription proposals, if any, submitted by qualified investors will be deemed revoked and terminated.

The termination of the Underwriting Agreement will be reported by Telefónica by filing a significant event notice (hecho relevante) with the CNMV promptly after the termination occurs.

Possible Reduction of Subscriptions and the Return of Excess Sums

The actual maximum number of Additional Shares that may be subscribed for by each Shareholder of Record or Investor will depend upon the number of Surplus Shares and upon the rules for allocation of Surplus Shares described in “—Subscription Periods—Additional Shares Allocation Period” above.

As set forth in greater detail in “—Method and Time Periods for Payment and Delivery—New Shares Allocated During the Additional Shares Allocation Period” below, the Iberclear participants may request that the subscribers advance the Subscription Price of the Additional Shares to which the subscription proposal refers. If the number of Additional Shares finally allocated to each petitioner is less than the number of Additional Shares requested by such petitioner, the Iberclear participant will be required to return promptly to such petitioner, without deduction of any expenses and fees, the non-allocated excess, in accordance with the procedures applicable to such Iberclear participants. No interest will be paid on the funds returned pursuant to the previous sentence.

Minimum and/or Maximum Amount of the Request

The number of New Shares that may during the Preemptive Subscription Period be subscribed for by the Shareholders of Record or Investors will result from the application of the ratio stated in “—Subscription Periods—Preemptive Subscription Period and Request for Additional Shares” above (i.e., one New Share per 16 rights, with one right attaching to each existing ordinary share of Telefónica).

Furthermore, the subscribers for New Shares that have made the corresponding request for Additional Shares during the Preemptive Subscription Period may subscribe for Additional Shares upon the terms set forth in “—Subscription Periods—Additional Shares Allocation Period” above. The actual maximum number of Additional Shares that may be subscribed for by such subscribers will depend upon the number of Surplus Shares and upon the rules for allocation of Surplus Shares described in “—Subscription Periods—Additional Shares Allocation Period” above.

During the Discretionary Shares Allocation Period, there will be no minimum or maximum number required in respect of the subscription proposals, but the maximum effective amount of New Shares that may be subscribed for in the Discretionary Shares Allocation Period will depend on the number of Discretionary Shares.

Irrevocable Subscription Requests

The exercise of rights for New Shares during the Preemptive Subscription Period and the requests for Additional Shares during the Additional Shares Allocation Period will be deemed to be firm subscription orders and will therefore be irrevocable (except as provided in “—Communications From the Iberclear Participants to the Agent” above and in the next paragraph); provided, however, that the requests for Additional Shares may not be satisfied in full under the rules for allocation of Surplus Shares described in “—Subscription Periods—Additional Shares Allocation Period.”

In addition, the proposals to subscribe for Discretionary Shares will likewise be firm, irrevocable and unconditional, except if the Underwriting Agreement is terminated. In such case, subscription proposals for Discretionary Shares, if any, submitted by qualified investors will be deemed revoked and terminated, and Telefónica’s share capital will be increased by the amount of the actual subscriptions made in the Preemptive Subscription Period and the Additional Shares Allocation Period, with the possibility of an incomplete subscription.

Notwithstanding the above, if the Spanish prospectus were to be supplemented by a prospectus supplement pursuant to Section 40.1.f of Royal Decree 1310/2005, of November 4, 2005, upon the occurrence of any of the events set forth in Section 22 thereof, subscriptions for New Shares and requests for Additional Shares or Discretionary Shares made prior to the publication of such prospectus supplement may be revoked during a period which extension shall be fixed by Telefónica in the relevant prospectus supplement and shall not have less than two trading days following the publication of such prospectus supplement.

Method and Time Periods for Payment and Delivery

New Shares Subscribed for During the Preemptive Subscription Period

Full payment of the Subscription Price for each New Share subscribed for by Shareholders of Record and Investors during the Preemptive Subscription Period must be made by the subscribers upon subscription for the New Shares (i.e. upon placing the relevant subscription orders) to the Iberclear participants through which they have placed their subscription orders.

The Iberclear participant with whom orders for the subscription of New Shares in exercise of rights have been placed shall pay in same day funds to the Agent the amounts payable with respect to such rights no later than 9:00 a.m. (Madrid, Spain time) on the fifth trading day following the expiration of the Preemptive Subscription Period. The Agent will on such day pay such amounts in same day funds into the Account (as defined below) no later than 9:15 a.m. (Madrid, Spain time).

If any of the Iberclear participants fails to timely pay, the whole or part, of the amounts corresponding to such subscriptions, the Agent may not allocate the corresponding New Shares to such participant, without the Agent or Telefónica incurring any liability therefor and without prejudice to the liability that the infringing Iberclear participant may incur to the makers of the orders for subscription for New Shares.

If any of the Iberclear participants that has paid the amounts corresponding to such subscriptions fails to report to the Agent the list of subscribers upon the terms set forth in this prospectus supplement, the Agent shall allocate the New Shares to the Iberclear participant in question without the Agent or Telefónica incurring any liability therefor and without prejudice to the liability that the infringing Iberclear participant may incur to the makers of the orders for subscription for New Shares timely placed with such Iberclear participant.

New Shares Allocated During the Additional Shares Allocation Period

Full payment of the Subscription Price for each New Share allocated during the Additional Shares Allocation Period shall be made by the Shareholders of Record or Investors who have subscribed for such shares not later than 9:00 a.m. (Madrid, Spain time) on the fifth trading day following the expiration of the Preemptive Subscription Period. In each case, payment shall be made through the Iberclear participants to whom orders to subscribe for Additional Shares were placed. Any requests for Additional Shares that are not paid for as described above shall be deemed not to have been made.

Iberclear participants may request that subscribers advance the Subscription Price of the requested Additional Shares at the time such subscriber requests such Additional Shares.

If the number of Additional Shares finally allocated to each petitioner is less than the number of Additional Shares requested by such petitioner, the Iberclear participant will be required to return promptly to such petitioner, without reduction of any expenses and fees, the non-allocated excess, in accordance with the procedures applicable to such Iberclear participant. No interest will be paid on the funds returned to such petitioner pursuant to the previous sentence. The Iberclear participant to whom requests for Additional Shares were made shall pay in same day funds to the Agent the amounts payable therefor by no later than 9:00 a.m. (Madrid, Spain time) on the fifth trading day following the expiration of the Preemptive Subscription Period. The Agent shall pay on such day such amounts in same day funds into the Account no later than 9:15 a.m. (Madrid, Spain time)

If any of the Iberclear participants that has paid the amounts corresponding to such subscriptions fails to report to the Agent the list of subscribers upon the terms set forth in this prospectus supplement, the Agent shall allocate such Additional Shares to the Iberclear participant in question, without the Agent or Telefónica incurring any liability therefor and without prejudice to the liability that the infringing Iberclear participant may incur to the makers of the orders for subscription of New Shares timely placed with such Iberclear participant.

New Shares Subscribed for During the Discretionary Shares Allocation Period

Full payment of the Subscription Price of each Discretionary Share subscribed for during the Discretionary Shares Allocation Period shall be made by investors who have subscribed for such shares no earlier than the date of delivery to Iberclear of the notarial deed evidencing the Capital Increase and no later than 11:00 a.m. (Madrid, Spain time) of the third trading day following the date on which the New Shares are admitted to trading in the Spanish Stock Exchanges, without prejudice to the Underwriters’ obligation to pre-fund the Discretionary Shares subscribed by these qualified investors.

Any Underwriter that receives subscription requests from investors during the Discretionary Shares Allocation Period may require such investors to provide funds to guarantee full payment for the Discretionary Shares to be allocated to them. If the subscription request is rejected, the relevant Underwriter will be required to return promptly to such investor the funds corresponding to the non-allocated amount. For subscription requests where only a portion is allocated, the funds will be returned only for the non-allocated portion. No interest will be paid on the funds returned pursuant to the preceding sentence.

For operational reasons only, and for the New Shares to be admitted to trading on the Spanish Stock Exchanges within as short a period as possible, prior to the execution and registration of the notarial deed evidencing the Capital Increase with the Commercial Registry of Madrid and no later than 9:00 a.m. (Madrid, Spain time), on the fifth trading day after the expiration of the Preemptive Subscription Period (which is expected to take place on April 17, 2015) (the “Closing Date”), the Underwriters, acting on behalf of the final allottees, shall advance the disbursement of the aggregate Subscription Price corresponding to the Pre-funded Shares, in each case, in proportion to their respective underwriting commitments, and, if applicable, to subscribe and pay for, in their own name and on their own behalf, in proportion to their respective underwriting commitments, any Discretionary Shares that were not subscribed for (including when the Joint Global Coordinators jointly with the Company shall have determined not to commence the Discretionary Shares Allocation Period).

Such disbursement shall be executed in same day funds, not later than 8:00 a.m. (Madrid, Spain time) on the fifth trading day after the expiration of the Preemptive Subscription Period, in one or more transactions by means of one or more Funds Transfer Orders (Orden de Movimiento de Fondos). The total amount corresponding to the disbursement of the Pre-funded Shares and, as the case may be, to the disbursement of those New Shares the Underwriters must subscribe for in discharge of their respective underwriting commitments, shall be deposited in a bank account opened in the name of Telefónica with the Agent (the “Account”).

Delivery and Admission to Trading in Spain of the New Shares

Each subscriber of the New Shares will be entitled to obtain a signed copy of the subscription bulletin, with the content required by Section 309 of the Spanish Companies Act (Ley de Sociedades de Capital), from the Iberclear participant through which it arranged the subscription, within a maximum of one week after submitting the subscription request.

Upon disbursement of the Capital Increase and the issuance by the Agent of the certificate or certificates evidencing the deposit of the funds corresponding to the Subscription Price of all of the New Shares that have been fully subscribed, Telefónica shall proceed to execute the corresponding notarial deed evidencing the Capital Increase for subsequent submission for registration with the Commercial Registry of Madrid.

Once such registration has been obtained (which is expected to take place on the first trading day following the Closing Date (i.e., April 20, 2015) the deed evidencing the Capital Increase shall be immediately delivered to the CNMV, to Iberclear and to the Spanish Stock Exchanges. In addition, Telefónica undertakes to thereupon request the admission to trading of the New Shares on the Spanish Stock Exchanges and on the Automated Quotation System.

In this respect, the Agent shall communicate to Iberclear the information regarding the allottees, such that they are assigned the corresponding registry references.

On the date on which the New Shares are registered with Iberclear’s central registry, Iberclear participants shall carry out the relevant entries with their registries in favor of those having subscribed for New Shares during the Preemptive Subscription Period and the Additional Shares Allocation Period and, initially and temporarily, in the name of the Underwriters in respect of the Pre-funded Shares paid for by each of them.

After this allocation, and once the Spanish Stock Exchanges have resolved to admit the New Shares to trading, the Underwriters will transfer the Pre-funded Shares that they have subscribed and paid for on behalf of the final allottees of such shares, if any, to such allottees by means of a “special transaction,” as this term is defined in Royal Decree 1461/1991, of September 27 (the “Special Transaction”). The Special Transaction, if any, is expected to be executed on the second trading day following the Closing Date (i.e., April 21, 2015).

It is expected that admission to listing of the New Shares on the Spanish Stock Exchanges will take place on the first day following the registration of the notarial deed evidencing the Capital Increase (i.e., April 21, 2015), with effect as of the end of the trading session of such day, whereupon regular trading of the New Shares in the Spanish Stock Exchanges will commence on April 22, 2015, and the Special Transaction will be settled on the third trading day following the execution of the Special Transaction (i.e., April 24, 2015).

Public Announcement

We will publicly announce as a significant event (hecho relevante) filed with the CNMV (i) the results of the Offering, detailing the number of New Shares subscribed or allocated during the Preemptive Subscription Period, the Additional Shares Allocation Period and the Discretionary Shares Allocation Period and declaring the Capital Increase closed and completed and giving notice of the execution of the notarial deed evidencing the Capital Increase and (ii) the registration of the deed evidencing the Capital Increase with the Commercial Registry of Madrid and the date on which admission to trading of the New Shares on the Spanish Stock Exchanges is expected to take place.

Likewise, if the Discretionary Shares Allocation Period were to be opened, we would publicly announce such event as a significant event (hecho relevante) filed with the CNMV.

In addition, early termination of the Underwriting Agreement (as defined below) shall be communicated by means of a significant event (hecho relevante).

Tradability of Rights

Rights will be transferable under the same conditions as the shares from which they derive, pursuant to the provisions of Section 306 of the Spanish Companies Act (Ley de Sociedades de Capital), and will be tradable on the Spanish Stock Exchanges and the Buenos Aires stock exchange and through the Automated Quotation System.

Restrictions on Participation in the Offering by certain Shareholders and Investors

The Offering is only addressed to persons to whom it may lawfully be made. The distribution of this prospectus, the exercise of any of the rights and the allocation of the New Shares as to which rights have not been exercised may be restricted by law. Persons into whose possession this prospectus comes or who wish to exercise any of the rights or subscribe for any New Shares must inform themselves about and observe any such restrictions. Any failure to comply with any of those restrictions may constitute a violation of the securities laws of any such jurisdiction. Due to the restrictions under the securities laws of certain countries, shareholders and investors resident in such countries may not exercise rights or subscribe for New Shares.

Non-Exercised Rights

Rights that are not exercised will automatically terminate at the close of business in Madrid, Spain on the last day of the Preemptive Subscription Period without value or any payment to the holders of these unexercised rights.

Treasury Shares

As of March 26, 2015, we directly hold 157,793,374 treasury shares representing 3.388% of our share capital. In accordance with Section 148 of the Spanish Companies Act, approved by Royal Decree Law 1/2010 of July 2, as amended (Ley de Sociedades de Capital), the preferential subscription rights corresponding to our treasury shares will be distributed among the remainder of our ordinary shares. In order to avoid altering the calculation of the number of rights needed for subscription for New Shares, we have committed to holding the same number of treasury shares from the date of the registration of the Securities Note until 11:59 p.m. (Madrid, Spain time) on the date of the publication of announcement in the BORME, which is expected to be March 27, 2015. In addition, we will continue complying with applicable regulations governing the trading of our treasury shares in the various jurisdictions in which our shares are listed (either as ordinary shares or in the form of ADSs).

Management Participation

The members of the Board of Directors and senior management of Telefónica have stated to Telefónica their non-binding intent to exercise the rights which they may hold as Shareholders of Record. Such subscription will be made at the Subscription Price. As of the date of this prospectus supplement, none of the members of the Board of Directors and senior management of Telefónica have informed Telefónica whether they intend to request Additional Shares.

To Telefónica’s knowledge, the shares of Telefónica acquired during the last year by the members of the Board of Directors or of the management or supervisory bodies, or senior executives of Telefónica or affiliated persons, have been acquired on market terms.

Set forth below is a breakdown of the shares of Telefónica acquired during the last year by the members of the Board of Directors and senior executives of Telefónica, including information regarding the date of acquisition, the number of shares acquired and the title under which they were acquired.

The shares referred to in the tables below were acquired, as detailed, by the relevant member of the Board of Directors or of the Executive Committee (i) within the Global Shares Purchase Plan for employees of the Telefónica Group, approved by the general shareholders’ meeting of Telefónica held on May 18, 2011, which unit fair value was estimated to be €10.92 (the weighted average value of the 12 subsequent monthly purchases under the Global Shares Purchase Plan), or (ii) within the fully-paid capital increase related to the shareholders’ remuneration through a scrip dividend, approved by the general shareholders’ meeting of Telefónica held on May 30, 2014, which entailed paying a consideration of €0.35 per share. Consequently, such acquisitions have been made without any cash disbursement by the members of the Board of Directors or of the Executive Committee.

Member of the Board of Directors	Date of Acquisition	Number of Shares	Title
D. César Alierta Izuel	December 3, 2014	110	Global Shares Purchase Plan
	December 9, 2014	126,270	Fully-paid capital increase
Isidro Fainé Casas	December 9, 2014	14,539	Fully-paid capital increase
José María Abril Pérez	December 9, 2014	5,797 (2,702 direct and 3,095 indirect)	Fully-paid capital increase
Julio Linares López	December 9, 2014	12,031 (11,977 direct and 54 indirect)	Fully-paid capital increase
José María Álvarez-Pallete López	December 3, 2014	110	Global Shares Purchase Plan
	December 9, 2014	9,309	Fully-paid capital increase
José Fernando de Almansa Moreno-Barreda	December 9, 2014	113	Fully-paid capital increase
Eva Castillo Sanz	December 9, 2014	2,774	Fully-paid capital increase
Peter Erskine	December 9, 2014	2,030	Fully-paid capital increase
Santiago Fernández Valbuena	December 3, 2014	73	Global Shares Purchase Plan
	December 9, 2014	3,087	Fully-paid capital increase
Alfonso Ferrari Herrero	December 9, 2014	17,311 (16,753 direct and 558 indirect)	Fully-paid capital increase
Luis Fernando Furlan	December 9, 2014	996	Fully-paid capital increase
Pablo Isla Álvarez de Tejera	December 9, 2014	251	Fully-paid capital increase
Antonio Massanell Lavilla	December 9, 2014	67	Fully-paid capital increase
Ignacio Moreno Martínez	December 9, 2014	363	Fully-paid capital increase
Javier de Paz Mancho	December 9, 2014	1,751	Fully-paid capital increase

Member of the Executive Committee	Date of Acquisition	Number of Shares	Title
Guillermo Ansaldo Lutz	December 3, 2014	110	Global Shares Purchase Plan
	December 9, 2014	5,993	Fully-paid capital increase
Eduardo Navarro de Carvalho	December 9, 2014	1,215	Fully-paid capital increase
Ramiro Sánchez de Lerín García-Ovies	December 3, 2014	110	Global Shares Purchase Plan
	December 9, 2014	10,168	Fully-paid capital increase
Angel Vilá Boix	December 3, 2014	110	Global Shares Purchase Plan
	December 9, 2014	2,738	Fully-paid capital increase

Price at which the New Shares are Expected to be Offered; Certain Fees and Expenses Payable

Each New Share shall be issued with a Share Premium amounting to €9.84, which, together with its nominal value, results in a Subscription Price of the New Shares amounting to €10.84 per New Share.

The Shareholders of Record and Investors that participate in the Offering will not bear any expenses in connection with the first registration of the New Shares with the book-entry registries maintained by Iberclear or Iberclear participants. However, the Iberclear participants that maintain accounts of the holders of Telefónica shares may establish, pursuant to applicable law, such pass-through management fees and expenses as they determine at their own discretion, arising from maintenance of the New Shares in the book-entry registries.

Similarly, the Iberclear participants through which subscriptions will take place may establish, pursuant to the applicable legislation, any fees and expenses, as they freely determine, chargeable due to the processing of orders to subscribe New Shares and to purchase and sell rights. The Underwriters through which subscriptions proposals are made in respect to Discretionary Shares, if any, may also establish, pursuant to the applicable legislation, any fees and expenses, as they freely determine, chargeable due to the processing of orders to subscribe Discretionary Shares.

Offering Expenses Payable by Telefónica

Assuming the Offering is fully subscribed, our expenses are estimated to be €49,258,541 in total and are payable by us. These expenses consist of the following:

Offering Expenses	Amount (In euros)
Spanish Tax on Capital Transfers and Documented Legal Acts	250,000
Charges and fees of Spanish Stock Exchanges and Iberclear	369,805
CNMV fees	70,000
Other expenses (including legal expenses, publicity, printing, audits)	2,843,472
Underwriting commission	45,725,264

Total	49,258,541

Agent

Banco Bilbao Vizcaya Argentaria, S.A., with its registered office at Bilbao, Spain, at Plaza de San Nicolás 4, 48005, and holding taxpayer identification number A-48265169, will act as Agent for the Offering.

Investor Relations

If you are a Shareholder of Record or Investor and reside in the United States and you have any questions on the Offering, you may telephone Telefónica’s Institutional Investor Relations office in Madrid, Spain at +34 91 482 8700. Please note that such office will only be able to provide you with information contained in this prospectus supplement and will not be able to give advice on the merits of the Offering or to provide financial advice.

MARKET INFORMATION

Telefónica ordinary shares are listed on the Spanish Stock Exchanges and quoted on the Automated Quotation System under the ticker symbol “TEF.” They also are listed on the London and Buenos Aires stock exchanges. Telefónica ordinary shares in the form of ADSs are listed on the New York Stock Exchange and are also traded on the Lima (Peru) Stock Exchange.

Fluctuations in the exchange rate between the euro and the U.S. dollar will affect the U.S. dollar equivalent of the euro price of Telefónica ordinary shares on the Spanish Stock Exchanges.

The following table shows, for the periods indicated, the high and low closing prices per Telefónica ordinary share. Telefónica ordinary share prices are as reported on the Automated Quotation System.

	Ordinary Shares
	High	Low
	(Euros)
Year:
2010	19.820	14.875
2011	18.655	12.690
2012	13.710	8.630
2013	13.105	9.492
2014	13.370	10.865
Fiscal year ended December 31, 2013
First Quarter	11.500	9.492
Second Quarter	11.350	9.613
Third Quarter	11.545	9.718
Fourth Quarter	13.105	11.265
Fiscal year ended December 31, 2014
First Quarter	12.515	10.865
Second Quarter	12.850	11.480
Third Quarter	12.705	11.590
Fourth Quarter	13.370	10.965
Last six months
September 2014	12.930	11.910
October 2014	12.200	10.965
November 2014	12.880	11.810
December 2014	13.370	11.875
January 2015	13.380	11.355
February 2015	13.920	12.950
March 2015 (through March 25)	13.925	13.060

On March 25, 2015, the last reported sale price of Telefónica ordinary shares on the Automated Quotation System was €13.525 per ordinary share.

You are urged to obtain current market quotations prior to making any investment decision with respect to the Offering. The market price of Telefónica ordinary shares will fluctuate between the date of this prospectus supplement and the completion of the Offering. No assurance can be given concerning the market price of Telefónica ordinary shares after the date of this prospectus supplement.

EXCHANGE RATES

Spain’s currency is the euro. The following table sets forth, for the periods indicated, information concerning the noon buying rate for euro, expressed in U.S. dollars per €1.00. The rates set forth below are provided solely for your convenience and were not used by us in the preparation of our consolidated financial statements included elsewhere or incorporated by reference in this prospectus supplement. The “noon buying rate” is the noon buying rate in New York City for cable transfers in foreign currencies as certified for customs purposes by the Federal Reserve Bank of New York. No representation is made that euro could have been, or could be, converted into U.S. dollars at that rate or at any other rate. The noon buying rate on March 20, 2015, the most recent practicable day prior to the date of this prospectus supplement, was $1.0792 for €1.00.

	Noon Buying Rate
	Period End	Average(1)	High	Low
	(U.S. dollars per €1.00)
Year:
2010	1.3269	1.3218	1.4536	1.1959
2011	1.2973	1.4002	1.4875	1.2926
2012	1.3186	1.2909	1.3463	1.2062
2013	1.3779	1.3303	1.3816	1.2774
2014	1.2101	1.3155	1.3816	1.2447
2015 (through March 20, 2015)	1.0792	1.1251	1.2015	1.0524

Month:
September 2014	1.2628	1.2889	1.3136	1.2628
October 2014	1.2530	1.2677	1.2812	1.2517
November 2014	1.2438	1.2473	1.2554	1.2394
December 2014	1.2101	1.2329	1.2504	1.2101
January 2015	1.1290	1.1615	1.2015	1.1279
February 2015	1.1197	1.1350	1.1462	1.1197
March 2015 (through March 20 2015)	1.0792	1.0789	1.1212	1.0524

(1)	The average of the noon buying rate for euro on the last day of each full month during the relevant year or each business day during the relevant month.

DILUTION

Our net tangible book value as of December 31, 2014 was -€17,175 million, or -€3.69 per ordinary share. Net tangible book value per share represents our total assets less goodwill and other intangibles and total liabilities, divided by the number of ordinary shares outstanding. After giving effect to the issuance of the New Shares at the Subscription Price of €10.84 per New Share, and after deducting the underwriting commission and estimated offering expenses payable by us of approximately €49 million, our net tangible book value as of December 31, 2014 would have been -€14,176 million, or -€2.87 per ordinary share. This represents an immediate increase of €0.82 per share to Shareholders of Record, and a decrease of €13.71 per share to investors in the Offering, as illustrated by the following table:

Subscription Price per New Share	€10.84
Net tangible book value per ordinary share before the Offer	-€3.69
Increase per ordinary share attributable to the Offer	€0.82
Net tangible book value per ordinary share after the Offer	-€2.87
Dilution to investors in the Offer	€13.71

In the event that none of Telefónica’s current shareholders subscribe for New Shares in the percentage to which their rights entitle them, and assuming that the New Shares were entirely subscribed for by third-party investors or by the Underwriters, the holdings of current shareholders of Telefónica would represent 94.31% of the total number of ordinary shares of Telefónica following the Capital Increase, which would represent a dilution in ownership percentage of 5.69%.

UNDERWRITING

We and the Underwriters have entered into an underwriting agreement (the “Underwriting Agreement”). The Underwriting Agreement described in this section contains the full legal text of matters summarized in this section. We have filed a copy of the Underwriting Agreement with the SEC as part of our registration statement of which the accompanying prospectus is a part. See “Where You Can Find More Information.”

Underwriting Commitment

Subject to the terms and conditions of the Underwriting Agreement, each Underwriter named below has agreed severally, and not jointly, to underwrite the maximum number of New Shares set forth opposite its name below:

Underwriter	Number of New Shares
Banco Santander, S.A.	27,183,941
Banco Bilbao Vizcaya Argentaria, S.A.	27,183,941
Caixabank, S.A.	27,183,941
J.P. Morgan Securities plc	27,183,941
Morgan Stanley & Co. International plc	27,183,941
UBS Limited	27,183,941
Merrill Lynch International	16,404,102
Barclays Bank plc	16,404,102
BNP PARIBAS	16,404,102
Citigroup Global Markets Limited	16,404,102
HSBC Bank plc	16,404,102
Société Générale	16,404,102
Banca IMI S.P.A.	2,187,214
Banco Sabadell, S.A.	2,187,214
Commerzbank Aktiengesellschaft	2,187,214
Crédit Agricole Corporate And Investment Bank	2,187,214
Credit Suisse Securities (Europe) Limited	2,187,214
Fidentiis Equities S.V.S.A.	2,187,214
Mitsubishi UFJ Securities International plc	2,187,214
Nomura International plc	2,187,214
Unicredit Bank AG	2,187,214

281,213,184

The following Underwriters have confirmed that their activities in connection with the Offering will be limited solely to outside the United States: Banco Bilbao Vizcaya Argentaria, S.A., Banca IMI S.P.A., Crédit Agricole Corporate and Investment Bank, Commerzbank Aktiengesellschaft, Banco Sabadell, S.A. and Unicredit Bank AG. Any offer or sale of New Shares in the United States will be conducted by or through broker-dealers registered with the SEC as permitted by applicable regulations.

The maximum number of New Shares underwritten by each Underwriter will be the amount corresponding to its interest in the total underwriting commitment, and shall be reduced by the number of New Shares subscribed in the Preemptive Subscription Period, in the Additional Shares Allocation Period and in any Discretionary Shares Allocation Period.

Pursuant to the foregoing, in the event that the number of New Shares subscribed in the Preemptive Subscription Period, in the Additional Shares Allocation Period and in the Discretionary Shares Allocation Period is equal to one hundred percent (100%) of the New Shares, the Underwriters will not be required to subscribe for any New Shares and will be released from their respective underwriting obligations.

Pursuant to the Underwriting Agreement, the Underwriters have undertaken: (i) to promote the placement of the New Shares at the Subscription Price on the terms provided in the Underwriting Agreement; (ii) during the Discretionary Shares Allocation Period, if any, to use their reasonable efforts, in accordance with market practice in rights offerings, to obtain and procure subscription proposals regarding the Discretionary Shares from qualified investors; (iii) to pre-fund one hundred percent (100%) of the Discretionary Shares that are placed by the Underwriters during the Discretionary Shares Allocation Period; and (iv) to subscribe and pay, in their own name, at the Subscription Price, for the Discretionary Shares whose subscription fall to them in discharge of their respective underwriting commitments, in the event that the number of New Shares subscribed in the Preemptive Subscription Period, in the Additional Shares Allocation Period and in the Discretionary Shares Allocation Period, if any, is less than one hundred percent (100%) of the New Shares. Any Discretionary Shares purchased by the Underwriters in their own name may be resold at prevailing market prices.

Therefore:

(a)	In the event that, upon completion of the Discretionary Shares Allocation Period, one hundred percent (100%) of the Discretionary Shares are placed, the Underwriters undertake to pre-fund payment at the Subscription Price for one hundred percent (100%) of the Discretionary Shares placed by the Underwriters during the Discretionary Shares Allocation Period, all in accordance with the terms of “The Offering—Method and Time Periods for Payment and Delivery” above;

(b)	In the event that, upon completion of the Discretionary Shares Allocation Period, the sum of the New Shares acquired by Shareholders of Record and Investors during the Preemptive Subscription Period and during the Additional Shares Allocation Period and, if applicable, by qualified investors during the Discretionary Shares Allocation Period, is less than the total number of New Shares, the Underwriters commit: (i) to pre-fund payment, at the Subscription Price, for one hundred percent (100%) of the Discretionary Shares placed by the Underwriters during the Discretionary Allocation Period; and (ii) to subscribe and pay for, on their own behalf, at the Subscription Price, the unplaced Discretionary Shares in proportion to their respective underwriting commitment set forth above; or

(c)	In the event that the Joint Global Coordinators jointly with Telefónica shall have determined not to commence the Discretionary Shares Allocation Period, the Underwriters undertake to subscribe and pay for, in their own name, at the Subscription Price, all of the Discretionary Shares in proportion to their respective underwriting commitment set forth above.

The obligations (including the underwriting commitment) assumed by the Underwriters are several in nature. Without prejudice to the foregoing, in the event of default by any Underwriter, the obligations of the other Underwriters may be increased.

Telefónica will pay the Underwriters an underwriting commission of up to 1.50% of the aggregate gross proceeds from the sale of the New Shares in the Offering, which will be paid to the Underwriters as specified in side letters entered into between Telefónica and the Underwriters. In addition, Telefónica will pay or cause to be paid the duly documented out-of-pocket expenses incurred by the Underwriters in connection with the Offering, up to an aggregate maximum amount of €90,000.

As a result of subscribing for and reselling New Shares, the Underwriters may realize profits or losses independent of any fees and commissions paid by Telefónica. Any fees, discounts or commissions received by them and profit on the resale of New Shares by them, may be deemed to be underwriting discounts or commissions under the Securities Act.

Termination of the Underwriting Agreement

The Underwriting Agreement provides that the underwriting and pre-funding obligations of the Underwriters are subject to certain customary conditions. In addition, the Underwriting Agreement may be terminated by a decision of at least three Joint Global Coordinators upon the occurrence of, among other things, material adverse changes in the financial condition, results of operations, business or prospects of Telefónica Group and certain events of force majeure. If the Underwriting Agreement is terminated, the Underwriters’ underwriting and pre-funding obligations will be deemed revoked and terminated. If the amount of New Shares acquired by Shareholders of Record and by Investors in the Preemptive Subscription Period and in the Additional Shares Allocation Period, plus subscription proposals, if any, submitted by investors during the Discretionary Shares Allocation Period who have placed subscription proposals for New Shares notwithstanding the termination of the Underwriting Agreement, is not sufficient to cover all of the New Shares subject to the Capital Increase, the Board of Directors of Telefónica will declare the subscription incomplete, and the share capital will be increased in the amount of the subscriptions made.

Lock-Up

Telefónica has agreed that for a period of 150 days following the date of this prospectus supplement, it will not, without the prior written consent of the Joint Global Coordinators, acting unanimously on behalf of the Underwriters, (i) offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend or otherwise transfer or dispose of, directly or indirectly, any shares of Telefónica or any other securities convertible into or exercisable or exchangeable for shares of Telefónica, (ii) will not enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of shares of Telefónica or (iii) file any registration statement relating to the offering of any shares of Telefónica or any other securities convertible into or exercisable or exchangeable into shares of Telefónica.

The foregoing restrictions shall not apply to (a) the New Shares to be sold in the Offering, (b) the issuance or transfer by the Telefónica of shares of ordinary shares upon the exercise of an option or warrant or other rights or the conversion of a security outstanding on the date of the Underwriting Agreement, (c) the issuance, transfer or contribution in kind of ordinary shares in connection with any acquisition, merger, equity investment or joint venture where the party receiving the shares commits, for the benefit of (inter alia) the Joint Global Coordinators on behalf of the Underwriters, to a “Sale Restrictions” undertaking reflecting (1) and (2) above during the remainder of the restricted period, (d) the issue, transfer or sale of shares or other securities issued pursuant to any employee share schemes or stock options plans to present (or future) employees of Telefónica or its subsidiaries, (e) any issue of ordinary shares by way of capitalization of profits or reserves (a scrip dividend) in execution of any share capital increase resolution to be passed by the next general shareholders meeting of Telefónica, in accordance with past practice and as part of the dividend already announced for year 2015, (f) transactions involving existing shares with companies affiliated with Telefónica where the buyer(s) or, as the case may be, the ultimate counterpart(ies) assumes the “Sale Restrictions” undertaking reflecting (1) and (2) above and the exceptions in (a) through (g), to the extent applicable, will be available to such affiliated company or (g) any sales of ordinary shares by any of Telefónica’s subsidiaries provided that the aggregate number of such ordinary shares sold during the restricted period does not exceed 0.1% of the number of ordinary shares issued and outstanding on the date of the Underwriting Agreement.

Indemnification

We have agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act.

Other Commitments

The Underwriters and their affiliates may provide from time to time various investment banking and commercial banking services to us and our affiliates, and own share capital of Telefónica. In particular, Banco Bilbao Vizcaya Argentaria, S.A. and Caixabank, S.A. are considered significant shareholders of share capital of Telefónica under Spanish law, and each entity owned, directly or indirectly, 6.25% and 5.25% of the share capital of Telefónica, respectively, as of December 31, 2014 based on the information provided by them for the Consolidated Financial Statements.

Several of the Underwriters and/or their affiliates, are acting, or have been asked by Telefónica to act, as financial advisors to Telefónica in the acquisition of Global Village Telecom, S.A. by Telefónica Brasil, S.A. and/or as placement agent in the Telefonica Brasil Capital Increase, including Banco Santander, S.A., J.P. Morgan Securities Ltd., Morgan Stanley & Co. International plc, UBS Limited, Merrill Lynch, Pierce, Fenner & Smith Incorporated, an affiliate of Bank of America Corporation, and Barclays Bank PLC and affiliates. Credit Suisse Securities (Europe) Limited is acting as financial advisor to Global Village Telecom, S.A. and one of its affiliates is acting as placement agent in the Telefonica Brasil Capital Increase. UBS Limited is also acting as Telefónica’s financial adviser in the acquisition of a 56% stake in DTS, Distribuidora de Televisión Digital S.A. from Promotora de Informaciones S.A., as well as in the sale of Telefónica Europe plc to Hutchison Whampoa Limited.

In addition, the Underwriters and their affiliates may also act as underwriters or in other capacities in relation to other public and private offerings of securities of Telefónica Group. Certain of the Underwriters and their affiliates also have additional lending and credit relationships with the Telefónica Group that are not significant in the context of this transaction.

Selling Restrictions

No action has been taken by the Underwriters or Telefónica that would permit, other than the Offering described herein, an offer of rights or New Shares or possession or distribution of this prospectus or any other offering material in any jurisdiction where, according to the laws of such jurisdiction, registration or approval for that purpose is required.

The distribution of this prospectus and the offer of Discretionary Shares in certain jurisdictions may be restricted by law and therefore persons into whose possession this prospectus comes should inform themselves about and observe any such restrictions, including those in the paragraphs that follow. Any failure to comply with these restrictions may constitute a violation of the securities laws of any such jurisdiction. Offers and sales of New Shares outside the United States will be made in compliance with Regulations S.

European Economic Area (EEA)

Please note that, in relation to EEA Member States, additional selling restrictions may apply in respect of any specific EEA Member State, including those set out in relation to the Kingdom of Spain and the United Kingdom in this section.

In relation to each Member State of the European Economic Area that has implemented the Prospectus Directive (as defined below) (each, a “Relevant Member State”), each Underwriter has represented and agreed that with effect from and including the date on which the Prospectus Directive is implemented in that Relevant Member State (the “Relevant Implementation Date”) it has not made and will not make an offer of New Shares which are the subject of the Offering to the public in that Relevant Member State other than:

•	to any legal entity which is a qualified investor as defined in the Prospectus Directive, as implemented in the Relevant Member State;

•	to fewer than 100 or, if the Relevant Member State has implemented the relevant provision of the 2010 PD Amending Directive, 150, natural or legal persons (other than qualified investors as defined in the Prospectus Directive), in such Relevant Member State, as permitted under the Prospectus Directive, subject to obtaining the prior consent of the relevant dealer or dealers nominated by the Issuer for any such offer; or

•	in any other circumstances falling within Article 3(2) of the Prospectus Directive,

provided that no such offer of New Shares shall require Telefónica or any Underwriter to publish a prospectus pursuant to Article 3 of the Prospectus Directive, or supplement a prospectus pursuant to Article 16 of the Prospectus Directive.

For the purposes of the above, the expression an “offer of New Shares to the public” in relation to any New Shares in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the New Shares to be offered so as to enable an investor to decide to purchase any New Shares, as the same may be varied in that Member State by any measure implementing the Prospectus Directive in that Member State, the expression “Prospectus Directive” means Directive 2003/71/EC (and amendments thereto, including the 2010 PD Amending Directive, to the extent implemented in the Relevant Member State), and includes any relevant implementing measure in the Relevant Member State and the expression “2010 PD Amending Directive” means Directive 2010/73/EU.

United Kingdom

In the United Kingdom, prior to receipt of confirmation from the United Kingdom Financial Conduct Authority (“FCA”) that the Spanish Prospectus has been passported into the United Kingdom in accordance with section 87H of the Financial Services and Markets Act 2000 (“FSMA”), each Underwriter has represented and agreed that (i) it has not offered or sold will not offer or sell any New Shares to persons except to persons who are “qualified investors” (as defined in the Prospectus Directive) (i) who have professional experience in matters relating to investments falling within Article 19 (5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005, as amended (the “Order”) and/or (ii) who are high net worth companies (or persons to whom it may otherwise be lawfully communicated) falling within Article 49(2)(a) to (d) of the Order (all such persons together being referred to as “relevant persons”).

Transfer Restrictions

Shares purchased pursuant to Regulation S

Each purchaser of New Shares in the Offering pursuant to Regulation S under the Securities Act, by its acceptance thereof, will be deemed to have represented and agreed as follows (terms used in this paragraph that are defined in Rule 144A or Regulation S are used herein as defined therein):

a)	the purchaser (i) is, and the person, if any, for whose account it is acquiring such New Shares is, at the time of the offer to it of New Shares and at the time the buy order originated, outside the United States, (ii) is not an affiliate of the Company or a person acting on behalf of such an affiliate and (iii) is not a securities dealer or, if it is a securities dealer, it did not acquire such New Shares from the Company or an affiliate thereof in the initial distribution of Regulation S;

b)	the purchaser is aware that such New Shares have not been and will not be registered under the Securities Act, and are being offered outside the United States in reliance on Regulation S; and

c)	the purchaser will not offer, resell, pledge or otherwise transfer such New Shares, except in accordance with the Securities Act and all applicable securities laws of each relevant state or other jurisdiction of the United States.

Each purchaser of new Shares purchased pursuant to Regulation S will be deemed to have acknowledged that we, and the Underwriters, our and their respective affiliates and others will rely upon the truth and accuracy of the foregoing representations and agreements and agrees that if any of the representations or agreements deemed to have been made by its purchase of such Shares are no longer accurate, it shall promptly notify us, the Underwriters. If it is acquiring such New Shares as a fiduciary or agent for one or more investor accounts, it represents that it has sole investment discretion with respect to each such account and it has full power to make the foregoing representations and agreements on behalf of each account.

DESCRIPTION OF TELEFÓNICA ORDINARY SHARES

For a description of Telefónica’s ordinary shares, see “Description of Telefónica Ordinary Shares” in the accompanying prospectus.

LEGAL MATTERS

The validity of the securities and other matters governed by Spanish law will be passed upon for us by CMS Albiñana & Suárez de Lezo, S.L.P. Certain matters of U.S. federal and New York law in connection with the Offering will be passed upon for us by Davis Polk & Wardwell LLP, Madrid, Spain. The Underwriters have been advised as to certain matters relating to the Offering by Uría Menéndez Abogados, S.L.P., as to matters of Spanish law, and by Latham & Watkins (London) LLP, as to matters of U.S. federal and New York law.

EXPERTS

The Consolidated Financial Statements of Telefónica appearing in Telefónica’s 2014 Form 20-F, and the effectiveness of Telefónica’s internal control over financial reporting as of December 31, 2014, have been audited by Ernst & Young, S.L., an independent registered public accounting firm, as set forth in their reports thereon, included therein, and incorporated herein by reference. Such Consolidated Financial Statements and Telefónica management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2014 are incorporated herein by reference in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

PROSPECTUS

Ordinary Shares of Telefónica, S.A.

Rights to subscribe for Ordinary Shares of Telefónica, S.A.

Debt Securities of Telefónica Emisiones, S.A.U.,

which are fully and unconditionally guaranteed by Telefónica, S.A.

Telefónica, S.A. may offer from time to time ordinary shares or rights to subscribe for ordinary shares of Telefónica, S.A., in one or more offerings.

Telefónica Emisiones, S.A.U. may offer from time to time in one or more series Debt Securities, which are fully and unconditionally guaranteed by Telefónica, S.A.

This prospectus describes the general terms of these securities and the general manner in which Telefónica, S.A. and Telefónica Emisiones, S.A.U. may offer these securities. Telefónica, S.A. and/or Telefónica Emisiones, S.A.U. will provide the specific terms of the securities, and the specific manner in which they are offered, in one or more supplements to this prospectus. Such prospectus supplements may also add, update or change information contained in this prospectus. You should read both this prospectus and the prospectus supplements, together with the additional information described under the heading “Where You Can Find More Information” and incorporated by reference under the heading “Incorporation by Reference” before investing in our securities. The amount and price of the offered securities will be determined at the time of the offering.

The ordinary shares of Telefónica, S.A. are currently listed on each of the Madrid, Barcelona, Bilbao and Valencia stock exchanges (the “Spanish Stock Exchanges”) and are quoted through the Automated Quotation System of the Spanish Stock Exchanges under the symbol “TEF”. The ordinary shares of Telefónica, S.A. are also listed on the London and Buenos Aires stock exchanges. The ordinary shares of Telefónica, S.A. in the form of American Depositary Shares (the “ADS”) are listed on the New York Stock Exchange and the Lima (Peru) Stock Exchange. If Telefónica, S.A. and/or Telefónica Emisiones, S.A.U. decide to list any of the other securities that may be offered hereunder on a national stock exchange upon issuance, the applicable prospectus supplement to this prospectus will identify the exchange and the date when we expect to begin trading.

Investing in these securities involves risks. See “Risk Factors”.

Neither the United States Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

Telefónica, S.A. and Telefónica Emisiones, S.A.U. may sell these securities on a continuous or delayed basis directly, through agents or underwriters as designated from time to time, or through a combination of these methods, and reserve the sole right to accept, and together with any agents, dealers and underwriters, reserve the right to reject, in whole or in part, any proposed purchase of securities. If any agents, dealers or underwriters are involved in the sale of any securities, the applicable prospectus supplement will set forth any applicable commissions or discounts. The net proceeds from the sale of securities will also be set forth in the applicable prospectus supplement.

The date of this prospectus is March 26, 2015

ABOUT THIS PROSPECTUS

This prospectus is part of registration statement that Telefónica, S.A. and Telefónica Emisiones, S.A.U. filed with the United States Securities and Exchange Commission (the “SEC”) using the “shelf” registration process. Under the shelf registration process, Telefónica, S.A. and/or Telefónica Emisiones, S.A.U. may sell any combination of the securities described in this prospectus from time-to-time in the future in one or more offerings.

This prospectus provides you with a general description of the securities that can be offered. Each time the securities described herein are offered under this prospectus, Telefónica, S.A. and/or Telefónica Emisiones, S.A.U., as the case may be, will provide prospective investors with a prospectus supplement that will contain specific information about the terms of the securities. The prospectus supplement may also add to or update or change information contained in this prospectus. Accordingly, to the extent inconsistent, information in this prospectus is superseded by the information in any prospectus supplement. You should read both this prospectus and any prospectus supplement together with the additional information described in “Where You Can Find More Information” and the information incorporated by reference that is described in “Incorporation by Reference”.

The prospectus supplement to be attached to the front of this prospectus will describe the terms of the offering, including the amount and detailed terms of the securities, the public offering price, net proceeds to us, the expenses of the offering, the terms of offers and sales outside of the United States, if any, our capitalization, the nature of the plan of distribution, the other specific terms related to such offering, and any U.S. federal income tax consequences and Spanish tax considerations applicable to the securities being offered.

In this prospectus and the prospectus supplements, “Telefónica Emisiones” or the “Issuer” refers to Telefónica Emisiones, S.A.U., “Telefónica”, “Telefónica, S.A.”, the “Group”, the “Telefónica Group” or the “Guarantor” refer to Telefónica, S.A. and, where applicable, its consolidated subsidiaries, unless the context otherwise requires. We use the words “we”, “us” and “our” to refer to Telefónica Emisiones and/or Telefónica, as the context requires. We use the word “you” to refer to prospective investors in the securities. We use the term “Debt Securities” to refer collectively to any Debt Securities to be issued by the Issuer and guaranteed by the Guarantor pursuant to this prospectus.

INCORPORATION BY REFERENCE

The SEC allows us to “incorporate by reference” the information Telefónica files with, or furnishes to, the SEC, which means that we can and do disclose important information to you by referring you to those documents that are considered part of this prospectus. Information that Telefónica files with, or furnishes to, the SEC in the future and that we incorporate by reference will automatically update and supersede the previously filed information. We incorporate by reference the following documents:

•	Telefónica’s annual report on Form 20-F for the year ended December 31, 2014 and filed with the SEC on February 27, 2015 (the “Form 20-F”). The consolidated financial statements included in the Form 20-F have been prepared in accordance with International Financial Reporting Standards (“IFRS”) as issued by the International Accounting Standards Board (“IASB”), which do not differ for the purposes of the Group from IFRS as adopted by the European Union;

•	Telefónica’s report on Form 6-K related to the acquisition by Telefónica Brasil, S.A. of Global Village Telecom, S.A. as furnished to the SEC on March 20, 2015; and

•	Telefónica’s report on Form 6-K related to the acquisition by Telefónica Brasil, S.A. of Global Village Telecom, S.A. as furnished to the SEC on March 26, 2015.

We also incorporate by reference in this prospectus all subsequent annual reports of Telefónica filed with the SEC on Form 20-F under the U.S. Securities Exchange Act of 1934, as amended (the “Exchange Act”), and those of Telefónica’s periodic reports submitted to the SEC on Form 6-K that we specifically identify in such form as being incorporated by reference in this prospectus after the date hereof and prior to the completion of an offering of securities under this prospectus. This prospectus is part of a registration statement filed with the SEC. See “Where You Can Find More Information”.

As you read the above documents, you may find inconsistencies in information from one document to another. If you find inconsistencies you should rely on the statements made in the most recent document. All information appearing in this prospectus is qualified in its entirety by the information and financial statements, including the notes thereto, contained in the documents that we have incorporated by reference.

You should rely only on the information incorporated by reference or provided in this prospectus and in any prospectus supplement. We have not authorized anyone else to provide you with different information. In particular, no dealer, salesperson or other person is authorized to give you any information or to represent anything not contained in this prospectus or that is incorporated by reference herein. This prospectus is an offer to sell or to buy only the securities referred to herein, but only under circumstances and in jurisdictions where it is lawful to do so. You should not assume that the information in this prospectus or any prospectus supplement is accurate as of any date other than the date on the front of those documents.

WHERE YOU CAN FIND MORE INFORMATION

Telefónica files annual and periodic reports and other information with the SEC. You may read and copy any document that Telefónica files with, or furnishes to, the SEC at the SEC’s public reference room at 100 F Street, N.E., Washington, DC 20549. Please call the SEC at 1 (800) SEC-0330 for further information on the operation of the public reference rooms. Telefónica’s SEC filings and submissions are also available to the public over the Internet at the SEC’s website at http://www.sec.gov.

Telefónica makes available free of charge through Telefónica’s website, accessible at http://www.telefonica.com, certain of Telefónica’s reports and other information filed with or furnished to the SEC.

With the exception of the reports specifically incorporated by reference in this prospectus as set forth above, material contained on or accessible through Telefónica’s website is specifically not incorporated into this prospectus. See “Incorporation by Reference”.

You may also request a copy of Telefónica’s filings at no cost, by writing or calling Telefónica at the following addresses:

Telefónica, S.A.

Distrito Telefónica, Ronda de la Comunicación, s/n

28050 Madrid

Spain

Attention: Investor Relations

+34 91 482 8700

THE TELEFÓNICA GROUP

Telefónica, S.A. is a corporation duly organized and existing under the laws of the Kingdom of Spain, incorporated on April 19, 1924. The Telefónica Group is:

•	a diversified telecommunications group which provides a comprehensive range of services through one of the world’s largest and most modern telecommunications networks;

•	mainly focused on providing telecommunications services; and

•	present principally in Europe and Latin America.

Telefónica, S.A.’s principal executive offices are located at Distrito Telefónica, Ronda de la Comunicación, s/n, 28050 Madrid, Spain, and its registered offices are located at Gran Vía, 28, 28013 Madrid, Spain. Its telephone number is +34 900 111 004.

TELEFÓNICA EMISIONES, S.A.U.

Telefónica Emisiones is a wholly-owned subsidiary of Telefónica, S.A. It was incorporated on November 29, 2004 as a company with unlimited duration and with limited liability and a sole shareholder under the laws of the Kingdom of Spain (sociedad anónima unipersonal). The share capital of Telefónica Emisiones is €62,000 divided into 62,000 ordinary shares of par value €1 each, all of them duly authorized, validly issued and fully paid and each of a single class. It is a financing vehicle for the Telefónica Group.

The principal executive offices of Telefónica Emisiones are located at Distrito Telefónica, Ronda de la Comunicación, s/n, 28050 Madrid, Spain, and its registered offices are located at Gran Vía, 28, 28013 Madrid, Spain. Its telephone number is +34 900 111 004.

RISK FACTORS

You should carefully consider the risk factors contained in the prospectus supplements and in the documents incorporated by reference into this prospectus, including but not limited to, those risk factors in Item 3.D in the Form 20-F, in deciding whether to invest in the securities being offered pursuant to this prospectus. We have also set forth below certain risk factors below that relate to recent events. We may include further risk factors in subsequent reports on Form 6-K incorporated in this prospectus. You should carefully consider all these risk factors in addition to the other information presented or incorporated by reference in this prospectus.

Risks Related to Telefónica’s Business

Worsening of the economic and political environment could negatively affect Telefónica’s business.

Telefónica’s international presence enables the diversification of its activities across countries and regions, but it is affected by various legislations, as well as the political and economic environments of the countries in which it operates. Any adverse developments or even uncertainties in this regard, including exchange-rate or sovereign-risk fluctuations, may adversely affect the business, financial position, cash flows and/or the performance of some or all of the Group’s financial indicators.

With respect to the economic environment, the Telefónica Group’s business is impacted by overall economic conditions in each of the countries in which it operates. Economic conditions may adversely affect the level of demand of existing and prospective customers, as they may no longer deem critical the services offered by the Group. Factors such as high debt levels, ongoing restructuring of the banking sector, the implementation of pending structural reforms and continued fiscal austerity measures could hinder more dynamic growth in Europe and, in turn, the consumption and volume of demand for the Group’s services, which could materially adversely affect the Group’s business, financial condition, results of operations and cash flows.

The soft economic recovery in Europe together with low inflation rates, and the risk of deflation, has led and may still lead to monetary and fiscal easing from key players, with a view to creating a relatively benign scenario for Europe. In this region, the Telefónica Group generated 23.9% of its total revenues in Spain, 14.0% in the United Kingdom and 11.0% in Germany in 2014.

In addition, the Group’s business may be affected by other possible effects from the economic crisis, including possible insolvency of key customers and suppliers.

In Latin America, the most important challenge is the exchange-rate risk in Venezuela and Argentina, given the negative impact that a depreciation in their currencies could have on cash flows from both countries. International financial conditions may be unfavorable and may lead to potential periods of volatility linked to the evolution of the developed financial markets (especially long-term interest rates in the United States affected by the U.S. Federal Reserve’s intervention that are not discounted in the market), an economic slowdown in Asia (a key region for Latin America) and slow progress with structural reforms projects in the majority of these countries limiting potential for higher growth rates. Among the most significant macroeconomic risk factors in the region are the high inflation rates, negative economic growth and high internal and external funding needs in Venezuela. These funding needs are significant and are affected by the recent fall in oil prices, which is the main and almost sole source of foreign currency in the country. These factors are affecting Venezuela’s competitiveness and may result in a currency devaluation. Other risks in the region are Argentina’s high level of inflation coupled with a phase of economic slowdown and weak public finances. Moreover, the recent decline in the prices of oil and other commodities could have a negative impact on the external accounts of countries such as Brazil, Chile, Peru and Colombia.

In relation to the political environment, the Group’s investments and operations in Latin America could be affected by a series of risks related to economic, political and social factors in these countries, collectively denominated “country risk”. For the year ended December 31, 2014, Telefónica Hispanoamérica and Telefónica Brazil represented 26.1% and 22.3% of the Telefónica Group’s revenues, respectively. Moreover, approximately 9.6% of the Group’s revenues in the telephony business are generated in countries that do not have investment grade status (in order of importance, Argentina, Venezuela, Ecuador, Nicaragua, Guatemala, El Salvador and Costa Rica), and other countries are only one notch away from losing this threshold. It is also significant that, despite clear improvements in Brazil, the uncertainty surrounding the political situation, fiscal policy stimuli and a relatively high inflation rate could result in a rating downgrade that, depending on the extent of such downgrade, could result in strong exchange-rate volatility due to an outflow of investments, especially in relation to fixed-income.

“Country risk” factors include the following:

•	government regulation or administrative policies may change unexpectedly, including changes that modify the terms and conditions of licenses and concessions and their renewal (or delay their approvals), which could negatively affect the Group’s business in such countries;

•	abrupt exchange-rate fluctuations may occur mainly due to high levels of inflation and both fiscal and external deficits with the resulting exchange-rate overvaluation. This movement could lead to strong exchange-rate depreciation in the context of a floating exchange rate regime, a significant devaluation off the back of abandoning fixed exchange rates regimes or the introduction of varying degrees of restrictions on capital movement. For example, in Venezuela, the official U.S. dollar to bolívar fuerte exchange rate is established by the Central Bank of Venezuela and the Minister of Finance, with an alternative market for attracting foreign currency through the Complementary System for Administration of Foreign Currency (Sistema Complementario de Administración de Divisas or “SICAD”) regular and selective auctions. As of the date of this prospectus, Telefónica has not had access to the SICAD auctions in 2015, as none have been convened. In February 2015, a new Exchange Rate Agreement was established, including the regulations for the Foreign Exchange Marginal System (SIMADI), and the Central Bank of Venezuela published on March 16, 2015 reference of 189.68 bolívares to the U.S. dollar. The evolution of the new exchange rate system in the short term, in terms of its depth and ability to meet the needs of Telefónica, will determine the exchange rate to be used by us when converting the financial information of our subsidiary in Venezuela. Additionally, the acquisition or use of foreign currencies by Venezuelan or Argentinean companies (in some cases) to pay foreign debt or dividends is subject to the pre-authorization of the relevant authorities. Also, the Argentinean peso, despite its recent stability, continues to be under the threat of a sustained accelerated depreciation against the U.S. dollar;

•	governments may expropriate or nationalize assets, make adverse tax decisions or increase their participation in the economy and in companies;

•	economic-financial downturns, political instability and civil disturbances may negatively affect the Telefónica Group’s operations in such countries; and

•	maximum limits on profit margins may be imposed in order to limit the prices of goods and services through the analysis of cost structures. For example, in Venezuela, a maximum profit margin has been introduced that will be set annually by the Superintendence for Defense of Socioeconomic Rights.

Any of the foregoing may adversely affect the business, financial position, results of operations and cash flows of the Group.

The Telefónica Group is exposed to risks in relation to compliance with anti-corruption laws and regulations and economic sanctions programs.

The Telefónica Group is required to comply with the laws and regulations of various jurisdictions where it conducts operations. In particular, the Group’s international operations are subject to various anti-corruption laws, including the U.S. Foreign Corrupt Practices Act of 1977 and the United Kingdom Bribery Act of 2010, and economic sanction programs, including those administered by the United Nations, the European Union and the United States, including the U.S. Treasury Department’s Office of Foreign Assets Control. The anti-corruption laws generally prohibit providing anything of value to government officials for the purposes of obtaining or retaining business or securing any improper business advantage. As part of the Telefónica Group’s business, it may deal with entities, the employees of which are considered government officials. In addition, economic sanctions programs restrict the Group’s business dealings with certain sanctioned countries, individuals and entities.

Although the Group has internal policies and procedures designed to ensure compliance with applicable anti-corruption laws and sanctions regulations, there can be no assurance that such policies and procedures will be sufficient or that the Group’s employees, directors, officers, partners, agents and service providers will not take actions in violation of the Group’s policies and procedures (or otherwise in violation of the relevant anti-corruption laws and sanctions regulations) for which the Group or they may be ultimately held responsible. Violations of anti-corruption laws and sanctions regulations could lead to financial penalties, exclusion from government contracts, damage to our reputation and other consequences, that could have a material adverse effect on the Group’s business, results of operations and financial condition.

The Company is currently conducting an internal investigation regarding possible violations of applicable anticorruption laws. The Company has been in contact with governmental authorities about this matter and intends to cooperate with those authorities as the investigation continues. It is not possible at this time to predict the scope or duration of this matter or its likely outcome.

Telefónica’s divestment of its operations in the United Kingdom may not materialize.

On March 24, 2015, Telefónica and Hutchison Whampoa Limited (“Hutchison”) signed an agreement for the acquisition by the latter of Telefónica’s operations in the UK (O2 UK) for a price (firm value) of 10,250 million pounds in cash (approximately 14,000 million euros at the current exchange rate as of the date of the agreement), composed of (i) an initial amount of 9,250 million pounds (approximately 12,640 million euros) which would be paid at closing and (ii) an additional deferred payment of 1,000 million pounds (approximately 1,360 million euros) to be paid once the cumulative cash flow of the combined company in the United Kingdom has reached an agreed threshold.

Completion of the transaction is subject to, among other conditions, the approval of the applicable regulatory authorities and the obtaining of waivers to some contractual provisions affected by the sale, including those related to network alliances, as well as change of control provisions under certain contractual arrangements with third parties.

As completion of the share purchase agreement is conditional on the satisfaction (or, if applicable, waiver) of certain conditions, the acquisition may or may not proceed. If the abovementioned divestment is ultimately not consummated, it could have a material adverse effect on the trading price of Telefónica’s ordinary shares.

Telefónica and Telefónica Group companies are party to lawsuits, tax claims, antitrust and other legal proceedings.

Telefónica and Telefónica Group companies are party to lawsuits, tax claims and other legal proceedings in the ordinary course of their businesses, the financial outcome of which is unpredictable. An adverse outcome or settlement in these or other proceedings could result in significant costs and may have a material adverse effect on the Group’s business, financial condition, results of operations, reputation and cash flows. In particular, regarding tax and antitrust claims, the Telefónica Group has open judicial procedures in Peru concerning the clearance of previous years’ income tax, for which a contentious-administrative appeal is currently pending judgment, with no significant changes since December 31, 2014. In addition, we are party to economic-administrative matters discussed in Note 17 of our 2014 consolidated financial statements included in the Form 20-F, for which we received in March of 2015 notice of an unfavorable decision in the tax courts with respect to years 2000 and 2001, which, once officially clarified by the tax court and the amounts are settled, could result in a material impact on our 2015 results for the estimated amount disclosed in such consolidated financial statements (estimated amount of 1,581 million Peruvian soles – 437 million euros) if precautionary measures to minimize the impact on our cash are not taken. However, this result can still be appealed to higher courts. In addition, we have open tax procedures in Brazil, primarily relating to the CIMS (a Brazilian tax on telecommunication services). Further details on these matters are provided in Notes 17 and 21 of the 2014 consolidated financial statements included in the Form 20-F.

RATIO OF EARNINGS TO FIXED CHARGES

The following table sets forth the Guarantor’s ratio of earnings to fixed charges using financial information compiled in accordance with IFRS as issued by the IASB (“IFRS-IASB”) for the years ended December 31, 2014, 2013, 2012, 2011 and 2010:

	Year ended December 31,
	2014	2013	2012	2011	2010
IFRS-IASB Ratio of Earnings to Fixed Charges	2.2	2.8	2.8	3.0	5.2

For the purpose of calculating ratios of earnings to fixed charges, earnings consist of profit before tax from continuing operations before share of profit or loss of investments accounted for by the equity method, plus dividends from investments accounted for by the equity method, fixed charges and capitalized interest net of amortization. Fixed charges consist of finance costs, including amortization of debt expense and similar charges, and capitalized interest.

DESCRIPTION OF TELEFÓNICA’S ORDINARY SHARES

Our shares are governed by our bylaws (estatutos) and by Spanish law, namely, the Spanish Corporation Act (Ley de Sociedades de Capital), approved by Royal Legislative Decree 1/2010 of July 2, as amended (the “Spanish Corporation Act”), Law 24/1988 of July 28 on the Securities Market, as amended (the “Spanish Securities Market Act”), and by ancillary provisions further developing those pieces of legislation. Shareholders’ rights are principally governed by the Spanish Corporation Act and Telefónica’s bylaws (Estatutos Sociales) and regulations on the general shareholders’ meeting (Reglamento de la Junta General de Accionistas).

The Spanish Corporation Act was recently amended by Law 31/2014 of December 3 to improve corporate governance (“Law 31/2014”). The main changes relate to the following two areas: general shareholders’ meetings and shareholders’ rights and the legal status of directors and companies’ boards of directors. Law 31/2014 entered into force on December 24, 2014, although certain specific provisions affecting listed companies will not be effective until after the first general shareholders’ meeting held by such companies in 2015. Other provisions of Law 31/2014 entered into force as from December 24, 2014 and, in the event of any conflict between those mandatory provisions and those in the company’s bylaws, the former will prevail. We expect to submit to our next general shareholders’ meeting, to be held on or before June 30, 2015, proposals to amend our bylaws and regulations on general shareholders’ meetings to bring them in line with the new provisions of Law 31/2014.

The following summary describes the material considerations concerning the capital stock of Telefónica and briefly describes the material provisions of Telefónica’s bylaws and relevant Spanish law. This summary does not include all the provisions of our bylaws nor of the Spanish laws mentioned herein and is qualified in its entirety by reference to the detailed provisions thereof.

General

As of March 25, 2015, Telefónica’s paid in share capital was €4,657,204,330, represented by a single class of 4,657,204,330 ordinary shares with a nominal value of €1.00 each. As of December 31, 2014, Telefónica’s paid in share capital was €4,657,204,330, represented by a single class of 4,657,204,330 ordinary shares with a nominal value of €1.00 each.

Our shareholders have delegated to the Board of Directors the authority to issue share capital up to €2,281,998,242.50 (equal to half of Telefónica’s share capital on May 18, 2011, the date of the authorization). The Board of Directors is authorized to exclude preemptive rights, in whole or in part, pursuant to the applicable provisions of the Spanish Corporation Act. The Board’s authorization to issue new shares expires on May 18, 2016.

Attendance and Voting at Shareholders’ Meetings

We hold our ordinary general shareholders’ meeting during the first six months of each fiscal year on a date fixed by the Board of Directors. Extraordinary general shareholders’ meetings may be called, from time to time, at the discretion of our Board of Directors or upon the request of shareholders representing at least 3% of our paid-in share capital. The minimum percentage required to exercise this right was recently lowered from 5% to 3% by Law 31/2014.

We publish notices of all ordinary and extraordinary general shareholders’ meetings in the Official Gazette of the Commercial Registry or in one of the more widely circulated newspapers in Spain, on the website of the Spanish Securities and Exchange Commission (Comisión Nacional del Mercado de Valores (the “CNMV”)), and on our web site in due time pursuant to the Spanish Corporation Act, being on a general basis at least one month before the relevant meeting. Furthermore, the Board of Directors may publish notices in other media, if deemed appropriate to ensure the public and effective dissemination of the notice meeting.

Each share of Telefónica, S.A. entitles the holder to one vote. However, only registered holders of shares representing a nominal value of at least 300 euros (which currently equals at least 300 shares) are entitled to attend a general shareholders’ meeting. Holders of shares representing a nominal value of less than 300 euros (less than 300 shares), may aggregate their shares and jointly appoint a proxy-holder (which needs not be a shareholder) to attend a general shareholders’ meeting or delegate his or her voting rights by proxy to a shareholder who has the right to attend the shareholders’ meeting.

However, under our bylaws, the maximum number of votes that a shareholder may cast is limited to 10% of our total outstanding voting capital. In determining the maximum number of votes that each shareholder may cast, only the shares held by such shareholder are counted, disregarding those that correspond to other shareholders who have appointed such shareholder as his or her proxy, in spite of applying the limit individually to each of the represented shareholders. This limit will also apply to the maximum number of votes that may be collectively or individually cast by two or more shareholder companies belonging to the same group of entities, as well as to the maximum number of votes that may be cast by an individual or corporate shareholder and the entity or entities that are shareholders themselves and which are directly or indirectly controlled by that individual or corporate shareholder. Moreover, in accordance with the Spanish Corporation Act, such limit would become ineffective where the bidder reaches, as a consequence of a tender offer, a percentage equal to or greater than 70% of the share capital carrying voting rights, unless the bidder (or those acting in concert with the bidder) is not subject to equivalent neutralization measures or has not adopted them.

In addition, according to Article 34 of Spanish Royal Decree-Law 6/2000 of June 23 on urgent measures to improve competition in the goods and services markets, individuals and legal entities directly and indirectly holding more than 3% of the total share capital or voting rights of two or more principal operator companies in Spain in, among other markets, the fixed-line and mobile-line telephony markets, may not exercise their voting rights in excess of 3% of the total in more than one company, except with the prior authorization of the Spanish National Markets and Competition Commission (Comisión Nacional de los Mercados o la Competencia (the “CNMC”)). Principal operators are defined as one of the five operators with the largest market share in the corresponding market (“Principal Operators”). In addition, no individual or legal entity is allowed to appoint, directly or indirectly, members of the management body of more than one Principal Operator in, among others, the fixed-line or mobile-line telephony markets, except with the prior authorization of the CNMC. Additionally, individuals or legal entities considered Principal Operators are not allowed to exercise more than 3% of the voting rights of another Principal Operator nor to appoint, directly or indirectly, members of the management body of any Principal Operator, except, in both cases, with the prior authorization of the CNMC. Telefónica is considered a Principal Operator for the purposes of Article 34 of Royal Decree-Law 6/2000 of June 23 in the Spanish fixed-line and mobile-line telephony markets.

Any share may be voted by proxy. The proxies may be granted in writing or electronically and are valid only for a single meeting, unless the proxy-holder is the granting shareholder’s spouse, ascendant or descendant, or holds a general power of attorney granted in a public instrument with powers to manage all of the assets held by the shareholder granting the proxy in Spain.

Only holders of record five days prior to the day on which a general meeting of shareholders is scheduled to be held may attend and vote at the meeting.

According to the Spanish Corporation Act, as amended by Law 31/2014, the general shareholders’ meeting will be quorate on first call if the shareholders present, in person or by proxy, hold at least 25% of the subscribed share capital carrying voting rights. On second call, the meeting will be quorate regardless of the capital in attendance.

However, if the agenda of the meeting includes resolutions on the amendment of the bylaws, including an increase or reduction of share capital, the transformation, merger, split-off, the en bloc assignment of assets and liabilities, the migration of the registered office abroad, the issuance of debentures or the exclusion or limitation of pre-emptive rights, the required quorum on first call must be met by the attendance of shareholders representing at least 50% of the subscribed share capital carrying voting rights (each a “Special Resolution”). On second call, the attendance of 25% of the subscribed share capital carrying voting rights will suffice.

As a general rule, resolutions at the general shareholder’s meeting will be passed by a simple majority of votes cast at such meeting (i.e., provided that the votes for outnumber the votes against the relevant resolution).

In contrast, in order to approve any Special Resolution, if the capital present or represented at the general shareholders’ meeting exceeds 50% of the subscribed share capital carrying voting rights, the favorable vote of the absolute majority (that is, if the votes in favor exceed 50% of the votes corresponding to capital present and represented at the shareholders’ meeting) will be required. If, on second call, shareholders representing 25% or more of the subscribed share capital carrying voting rights are present or represented but fail to reach the 50% threshold, the favorable vote of at least two-thirds of the share capital present or represented at the meeting will be required.

Preemptive Rights

Pursuant to the Spanish Corporation Act, shareholders have preemptive rights to subscribe for any new shares in capital increases with issuances of new shares with a charge to monetary contributions and in issuances of debentures convertible into shares. Such rights may be excluded (partially or totally) under special circumstances by virtue of a resolution passed at a general shareholders’ meeting in accordance with Articles 308, 504 and 506 of the Spanish Corporation Act, or by the Board of Directors, if previously authorized at a general shareholders’ meeting in accordance with Article 506 of the Spanish Corporation Act (for capital increases) and Articles 417 and 511 (for issuances of debentures convertible into shares). Such preemptive rights will not be available in the event of an increase in capital to meet the requirements of a convertible bond issue or a merger of another entity into Telefónica or of all or part of the assets split from another company, in which shares are issued as consideration or, in general, when the increase is carried out as consideration in exchange for non-cash contributions. Such rights are transferable, may be traded on the Automated Quotation System and may be of value to existing shareholders because new shares may be offered for subscription at prices lower than prevailing market prices.

Form and Transfer

Ordinary shares are in book-entry form and are indivisible. Joint holders must nominate one person to exercise their rights as shareholders, though joint holders are jointly and severally liable for all obligations arising from their status as shareholders. Sociedad de Gestión de los Sistemas de Registro, Compensación y Liquidación de Valores, S.A. Unipersonal (“Iberclear”), which manages the clearance and settlement system of the Spanish Stock Exchanges, maintains the central registry of ordinary shares reflecting the number of ordinary shares held by each of its participant entities (entidades participantes) as well as the number of such shares held on behalf of their customers. Each participant entity in turn maintains a detailed register of the owners of such shares.

Transfers of Telefónica’s ordinary shares quoted on the Spanish Stock Exchanges must be made by book-entry registry or delivery of evidence of title to the buyer through, or with the participation of, a member of the Spanish Stock Exchanges that is an authorized broker or dealer. Transfers of Telefónica’s ordinary shares may also be subject to certain fees and expenses.

Reporting Requirements

According to Royal Decree 1362/2007 of October 19 on the disclosure of significant stakes in listed companies (“Royal Decree 1362/2007”), the acquisition or disposition of shares of Telefónica must be reported within four trading days of the acquisition or disposition to Telefónica and the CNMV, where:

•	in the case of an acquisition, the acquisition results in that person or group holding a number of voting rights in Telefónica which reaches or surpasses 3% (or 5%, 10%, 15%, 20%, 25%, 30%, 35%, 40%, 45%, 50%, 60%, 70%, 75%, 80% or 90%) of Telefónica’s total number of voting rights; or

•	in the case of a disposal, the disposition reduces the number of voting rights held by a person or group below a threshold of 3% (or 5%, 10%, 15%, 20%, 25%, 30%, 35%, 40%, 45%, 50%, 60%, 70%, 75%, 80% or 90%) of Telefónica’s total number of voting rights.

The reporting requirements apply not only to the acquisition or transfer of shares, but also when, without an acquisition or transfer of shares, the proportion of voting rights of an individual or legal entity reaches, exceeds or falls below the threshold that triggers the obligation to report as a consequence of a change in the total number of voting rights of Telefónica on the basis of the information reported to the CNMV and disclosed by it, in accordance with Royal Decree 1362/2007.

Regardless of the actual ownership of the shares, any individual or legal entity with a right to acquire, transfer or exercise voting rights granted by the shares, and any individual or legal entity who owns, acquires or transfers, whether directly or indirectly, other securities or financial instruments which grant a right to acquire shares carrying voting rights (such as transferable securities, options, futures, swaps, forwards and other derivative contracts), will also have an obligation to notify the company and the CNMV of the holding of a significant stake in accordance with the above-mentioned regulations.

Stricter disclosure obligations apply if the person obligated to disclose has residency in a country considered a tax haven by the Spanish authorities, a zero-taxation country or territory or a country or territory that does not share information with the Spanish authorities, in which cases the initial threshold for disclosure is reduced to 1% (and successive multiples of 1%).

Our directors must report to us and the CNMV the percentage and number of voting rights in Telefónica held by them at the time of becoming or ceasing to be a member of the Board of Directors. Furthermore, all members of the Board must report any change in the percentage of voting rights they hold, regardless of the amount, as a result of any acquisition or disposition of our shares or voting rights, or financial instruments which carry a right to acquire or dispose of shares which have voting rights attached, including any stock-based compensation that they may receive pursuant to any of our compensation plans. Members of our senior management must also report any stock-based compensation that they may receive pursuant to any of our compensation plans or any subsequent amendment to such plans. Royal Decree 1362/2007 refers to the definition given by Royal Decree 1333/2005 of November 11, which develops the Spanish Securities Market Act, regarding market abuse, which defines senior management (directivos) as those “high-level employees in positions of responsibility with regular access to insider information (información privilegiada) related, directly or indirectly, to the issuer and that, furthermore, are empowered to adopt management decisions affecting the future development and business perspectives of the issuer”.

In addition, pursuant to Royal Decree 1333/2005 of November 11 (implementing European Directive 2004/72/EC), any member of our Board and our senior management, or any parties closely related to any of them, as such terms are defined therein, must report to the CNMV any transactions carried out with respect to our shares or derivatives or other financial instruments relating to our shares within five business days of such transaction. The notification of the transaction must include particulars of, among others, the type of transaction, the date of the transaction and the market in which the transactions were carried out, the number of shares traded and the price paid.

These disclosure obligations are primarily regulated by Royal Decree 1362/2007, which contains a more detailed set of rules on this legal framework (including, inter alia, rules determining the persons subject to disclosure obligations, the different types of situations triggering disclosure and corresponding exceptions, specific attribution and aggregation rules, the deadlines to notify the transactions, triggering disclosure obligations and incorporation of notices submitted to the CNMV’s public registry).

Disclosure of Net Short Positions

In accordance with Regulation (EU) No. 236/2012 of the European Parliament and of the European Council of March 14, 2012 on short selling and certain aspects of credit default swaps (as further supplemented by several delegated regulations regulating technical aspects necessary for its effective enforceability and to ensure compliance with its provisions), net short positions on shares listed on the Spanish Stock Exchanges equal to, or in excess of, 0.2% of the relevant issuer’s share capital and any increases or reductions thereof by 0.1% are required to be disclosed to the CNMV by no later than the first trading day following the transaction. If the net short position reaches 0.5%, and also at every 0.1% above that, the CNMV will disclose the net short position to the public.

Notification is mandatory even if the same position has been already notified to the CNMV in compliance with reporting requirements previously in force in Spain.

The information to be disclosed is set out in Table 1 of Annex I of Delegated Regulation 826/2012, according to the format approved as Annex II of this Regulation. The information will be published, where appropriate, on a web page operated or supervised by the corresponding authority.

Moreover, pursuant to Regulation (EU) No. 236/2012, where the CNMV considers that (i) there are adverse events or developments that constitute a serious threat to financial stability or to market confidence (serious financial, monetary or budgetary problems, which may lead to financial instability, unusual volatility causing significant downward spirals in any financial instrument, etc.); and (ii) the measure is necessary and will not be disproportionately detrimental to the efficiency of financial markets in view of the advantages sought, it may, following consultation with the European Securities and Market Authority (“ESMA”), take any one or more of the following measures:

•	impose additional notification obligations by either (a) reducing the thresholds for the notification of net short positions in relation to one or several specific financial instruments; and/or (b) requesting the parties involved in the lending of a specific financial instrument to notify any change in the fees requested for such lending; and

•	restrict short selling activity by either prohibiting or imposing conditions on short selling.

In addition, according to Regulation (EU) No. 236/2012, where the price of a financial instrument has fallen significantly during a single day in relation to the closing price on the previous trading day (10% or more in the case of a liquid share), the CNMV may prohibit or restrict short selling of financial instruments for a period not exceeding the end of the trading day following the trading day on which the fall in price occurs.

Finally, Regulation (EU) No. 236/2012 also vests powers to ESMA in order to take measures similar to the ones described above in exceptional circumstances, when the purpose of these measures is to deal with a threat affecting several EU member states and the competent authorities of these member states have not taken adequate measures to address it.

Shareholder Agreements

Article 531 et seq. of the Spanish Corporation Act require parties to disclose those shareholders’ agreements in respect of Spanish listed companies that affect the exercise of voting rights at a general shareholders’ meeting or contain restrictions or conditions on the transferability of shares or bonds that are convertible or exchangeable into shares. If any shareholders enter into such agreements with respect to Telefónica’s shares, they must disclose the execution, amendment or extension of such agreements to Telefónica and the CNMV (together with the clauses of said agreements affecting the exercise of voting rights at a general shareholders’ meeting or containing the restrictions or conditions described above) and file such agreements with the appropriate Commercial Registry. Failure to comply with these disclosure obligations renders any such shareholders’ agreement unenforceable and constitutes a violation of the Spanish Securities Market Act.

Acquisition of Own Shares

Pursuant to Spanish corporate law, we may only repurchase our own shares within certain limits and in compliance with the following requirements:

•	the repurchase must be authorized by the general shareholders’ meeting by a resolution establishing the maximum number of shares to be acquired, the minimum and maximum acquisition price and the duration of the authorization, which may not exceed five years from the date of the resolution; and

•	the repurchase, including any shares already held by us or a person acting on our behalf, must not bring our net worth below the aggregate amount of our share capital and legal reserves.

For these purposes, net worth means the amount resulting from the application of the criteria used to draw up the financial statements, subtracting the amount of profits directly imputed to that net worth, and adding the amount of share capital subscribed but not called and the share capital par and issue premiums recorded in our accounts as liabilities. In addition:

•	the aggregate par value of the shares directly or indirectly repurchased, together with the aggregate par value of the shares already held by us and our subsidiaries, must not exceed 10% of our share capital; and

•	the shares repurchased must be fully paid and must be free of ancillary contributions (prestaciones accesorias).

Voting rights attached to treasury shares will be suspended and economic rights (e.g., the right to receive dividends and other distributions and liquidation rights), except the right to receive bonus shares, will accrue proportionately to all of our shareholders. Treasury shares are counted for the purpose of establishing the quorum for shareholders’ meetings and majority voting requirements to pass resolutions at shareholders’ meetings.

Regulation (EU) No. 596/2014 of April 16, repealing, among others, Directive 2003/6/EC of the European Parliament and the European Council of January 28, on insider dealing and market manipulation establishes rules in order to ensure the integrity of European Community financial markets and to enhance investor confidence in those markets. This regulation maintains an exemption from the market manipulation rules regarding share buy-back programs by companies listed on a stock exchange in an EU Member State. Commission Regulation (EC) No. 2273/2003, of December 22, implemented the aforementioned directive with regard to exemptions for buy-back programs. Article 5 of this Regulation states that in order to benefit from the exemption, a buy-back program must comply with certain requirements established under such Regulation and the sole purpose of the buy-back program must be to reduce the share capital of an issuer (in value or in number of shares) or to meet obligations arising from either of the following:

•	debt financial instruments exchangeable into equity instruments; or

•	employee share option programs or other allocations of shares to employees of the issuer or an associated company.

In addition, on December 19, 2007, the CNMV issued Circular 3/2007 setting out the requirements to be met by liquidity contracts entered into by issuers with financial institutions for the management of its treasury shares to constitute an accepted market practice and, therefore, be able to rely on a safe harbor for the purposes of market abuse regulations.

If an acquisition or series of acquisitions of shares of Telefónica reaches or exceeds or causes Telefónica’s and its affiliates’ holdings to reach or exceed 1% of Telefónica’s voting shares, Telefónica must notify its final holding of treasury stock to the CNMV. If such threshold is reached as a result of a series of acquisitions, such reporting obligation will only arise after the closing of the acquisition which, taken together with all acquisitions made since the last of any such notifications, causes the Telefónica’s and its affiliates holdings to exceed, 1% of Telefónica’s voting shares. Sales and other dispositions of Telefónica’s treasury stock will not be deducted in the calculation of such threshold. This requirement also applies if the stock is acquired by a majority-owned subsidiary of Telefónica.

Moreover, pursuant to Spanish corporate law, the audited financial statements of a company must include a reference regarding any treasury shares.

Change of Control Provisions

Certain antitrust regulations may delay, defer or prevent a change of control of Telefónica or any of its subsidiaries in the event of a merger, acquisition or corporate restructuring. In Spain, the application of both Spanish and European antitrust regulations requires that prior notice of domestic or cross-border merger transactions be given in order to obtain a “non-opposition” ruling from antitrust authorities.

Tender Offers

Tender offers are governed in Spain by the Spanish Securities Markets Act (as amended by Law 6/2007 of April 12) and Royal Decree 1066/2007, of July 27, which have implemented Directive 2004/25/EC of the European Parliament and of the European Council of April 21. Tender offers in Spain may qualify as either mandatory or voluntary offers.

Mandatory public tender offers must be launched for all the shares of the target company or other securities that might directly or indirectly give the right to subscription thereto or acquisition thereof (including convertible and exchangeable bonds) at an equitable price and not subject to any conditions when any person acquires control of a Spanish company listed on the Spanish Stock Exchanges, whether such control is obtained:

•	by means of the acquisition of shares or other securities that directly or indirectly give voting rights in such company;

•	through agreements with shareholders or other holders of said securities; or

•	as a result of other situations of equivalent effect as provided in the regulations (i.e., indirect control acquired through mergers, share capital decreases, target’s treasury stock variations or securities exchange or conversion, etc.).

A person is deemed to have obtained the control of a target company, individually or jointly with concerted parties, whenever:

•	it acquires, directly or indirectly, a percentage of voting rights equal to or greater than 30%; or

•	it has acquired a percentage of less than 30% of the voting rights and appoints, in the 24 months following the date of acquisition of said percentage, a number of directors that, together with those already appointed, if any, represent more than one-half of the members of the target company’s board of directors. Regulations also set forth certain situations where directors are deemed to have been appointed by the bidder or persons acting in concert therewith unless evidence to the contrary is provided.

Notwithstanding the above, Spanish regulations establish certain exceptional situations where control is obtained but no mandatory tender offer is required, including, among others:

•	subject to the CNMV’s approval,

•	acquisitions or other transactions resulting from the conversion or capitalization of credits into shares of listed companies, the financial feasibility of which is subject to serious and imminent danger, even if the company is not undergoing bankruptcy proceedings, provided that such transactions are intended to ensure the company’s financial recovery in the long term; or

•	in the event of a merger, provided that those acquiring control did not vote in favor of the merger at the relevant general shareholders’ meeting of the offeree company and provided also that it can be shown that the primary purpose of the transaction is not the takeover but an industrial or corporate purpose; and

•	when control has been obtained after a voluntary bid for all of the securities, if either the bid has been made at an equitable price or has been accepted by holders of securities representing at least 50% of the voting rights to which the bid was directed.

For the purposes of calculating the percentages of voting rights acquired, the regulations establish the following rules:

•	percentages of voting rights corresponding to (i) companies belonging to the same group of the bidder; (ii) members of the board of directors of the bidder or of companies of its group; (iii) persons acting for the account of or in concert with the bidder (a concert party shall be deemed to exist when two or more persons collaborate under an agreement, be it express or implied, oral or written, in order to obtain control of the offeree company); (iv) voting rights exercised freely and over an extended period by the bidder under proxy granted by the actual holders or owners of such rights in the absence of specific instructions with respect thereto; and (v) shares held by a nominee, such nominee being understood as a third party whom the bidder totally or partially covers against the risks inherent in acquisitions or transfers of the shares or the possession thereof, will be deemed to be held by the bidder (including the voting rights attaching to shares that constitute the underlying asset or the subject matter of financial contracts or swaps when such contracts or swaps cover, in whole or in part, against the risks inherent in ownership of the securities and have, as a result, an effect similar to that of holding shares through a nominee);

•	both the voting rights arising from the ownership of shares and those enjoyed under a usufruct or pledge or upon any other title of a contractual nature will be counted towards establishing the number of voting rights held;

•	the percentage of voting rights shall be calculated based on the entire number of shares carrying voting rights, even if the exercise of such rights has been suspended; voting rights attached to treasury shares shall be excluded; and non-voting shares shall be taken into consideration only when they carry voting rights pursuant to applicable law; and

•	acquisitions of securities or other financial instruments giving the right to the subscription, conversion, exchange or acquisition of shares which carry voting rights will not result in the obligation to launch a tender offer either until such subscription, conversion, exchange or acquisition occurs.

Notwithstanding the foregoing, upon the terms established in the regulations, the CNMV will conditionally dispense with the obligation to launch a mandatory bid when another person or entity, individually or jointly in concert, directly or indirectly holds an equal or greater voting percentage than the potential bidder in the target company.

The price of the mandatory tender offer is deemed equitable when it is at least equal to the highest price paid or agreed by the bidder or by any person acting in concert therewith for the same securities during the 12 months prior to the announcement of the tender offer. When the mandatory tender offer must be made without the bidder having previously acquired the shares over the above-mentioned 12-month period, the equitable price shall not be less than the price calculated in accordance with other rules set forth in the regulations. In any case, the CNMV may change the price so calculated in certain circumstances (extraordinary events affecting the price, evidence of market manipulation, etc.).

Mandatory offers must be launched within one month from the acquisition of the control of the target company.

Voluntary tender offers may be launched when a mandatory offer is not required. Voluntary offers are subject to the same rules established for mandatory offers except for the following:

•	they may be subject to certain conditions (such as amendments to the bylaws or adoption of certain resolutions by the target company, acceptance of the offer by a minimum number of securities, approval of the offer by the shareholders’ meeting of the bidder and any other deemed by the CNMV to be in accordance with law), provided that such conditions can be met before the end of the acceptance period of the offer; and

•	they may be launched at any price, regardless of whether it is lower than the above-mentioned “equitable price”. However, if they are not launched at an equitable price and if the tender offer shares representing at least 50% of the voting rights are tendered in the offer (excluding voting rights already held by the bidder and those belonging to shareholders who entered into an agreement with the bidder regarding the tender offer), the bidder may become obliged to launch a mandatory tender offer.

In any case, by virtue of an amendment to the Spanish Securities Market Act operated by Law 1/2012, of June 22, the price in a voluntary tender offer must be the higher of (i) the equitable price and (ii) the price resulting from an independent valuation report, and must at least consist of cash as an alternative if certain circumstances have occurred during the two years prior to the announcement of the offer (basically, the trading price for the shares being affected by price manipulation practices, market or share prices being affected by natural disasters, force majeure, or other exceptional events, or the target company being subject to expropriation or confiscation resulting in a significant impairment of the company’s real value).

Spanish regulations on tender offers set forth further provisions, including:

•	subject to shareholder approval within 18 months from the date of announcement of the tender offer, the board of directors of a target company will be exempt from the rule prohibiting frustrating action against a foreign bidder whose board of directors is not subject to an equivalent passivity rule;

•	defensive measures included in a listed company’s bylaws and transfer and voting restrictions included in agreements among a listed company’s shareholders will remain in place whenever the company is the target of a tender offer, unless the shareholders resolve otherwise (in which case any shareholders whose rights are diluted or otherwise adversely affected will be entitled to compensation at the target company’s expense); and

•	squeeze-out and sell-out rights will apply provided that following a tender offer for all the target’s share capital, the bidder holds securities representing at least 90% of the target company’s voting capital and the tender offer has been accepted by the holders of securities representing at least 90% of the voting rights other than those held by or attributable to the bidder previously to the offer.

Foreign Investment and Exchange Control Regulations

Restrictions on Foreign Investment

Exchange controls and foreign investment were, with certain exceptions, completely liberalized by Royal Decree 664/1999, of April 23 (Real Decreto 664/1999, de 23 de abril) which was approved in conjunction with Law 18/1992 (the “Spanish Foreign Investment Law”) to bring the existing legal framework in line with the provisions of the Treaty of the European Union.

According to regulations adopted under the Spanish Foreign Investments Law, and subject to the restrictions described below, foreign investors may invest freely in shares of Spanish companies as well as transfer invested capital, capital gains and dividends out of Spain without limitation (subject to applicable taxes and exchange controls). Foreign investors who are not resident in a tax haven are required to notify the Spanish Registry of Foreign Investments (Registro Nacional de Inversiones Extranjeras) maintained by the General Bureau of Commerce and Investments (Dirección General de Comercio e Inversiones) (a department of the Ministry of Economy and Competitiveness (Ministerio de Economía y Competitividad)) following an investment or divestiture, and such notification is for the purpose of promoting foreign investments and for statistical, economic and administrative purposes. Where the investment or divestiture is made in shares of a Spanish company listed on any of the Spanish Stock Exchanges, the duty to provide notice of a foreign investment or divestiture lies with the relevant entity with which the shares (in book-entry form) have been deposited or that has acted as an intermediary in connection with the investment or divestiture.

If the foreign investor is a resident of a tax haven, as defined under Spanish law (Royal Decree 1080/1991 of July 5), notice must be provided to the Registry of Foreign Investments prior to making the investment, as well as after the transaction has been completed. However, prior notification is not necessary in the following cases:

•	investments in listed securities, whether or not trading on an official secondary market;

•	investments in participations in investment funds registered with the CNMV; and

•	foreign shareholdings that do not exceed 50% of the capital of the Spanish company in which the investment is made.

Additional regulations to those described above apply to investments in some specific industries, including air transportation, gambling, mining, manufacturing and sales of weapons and explosives for civil use and national defense, radio, television and telecommunications. These restrictions do not apply to investments made by EU residents, other than investments by EU residents in activities relating to the Spanish defense sector or the manufacturing and sale of weapons and explosives for non-military use.

The Spanish Council of Ministers (Consejo de Ministros), acting on the recommendation of the Ministry of the Economy and Competitiveness, may suspend the aforementioned provisions relating to foreign investments for reasons of public policy, health or safety, either generally or in respect of investments in specified industries, in which case any proposed foreign investments falling within the scope of such a suspension would be subject to prior authorization from the Spanish government, acting on the recommendation of the Ministry of Economy and Competitiveness.

Law 19/2003 of July 4, which has as its purpose the establishment of a regulatory regime relating to capital flows to and from legal or natural persons abroad and the prevention of money laundering, generally provides for the liberalization of the regulatory environment with respect to acts, businesses, transactions and other operations between residents and non-residents of Spain in respect of which charges or payments abroad will occur, as well as money transfers, variations in accounts or financial debit or credits abroad. These operations must be reported to the Ministry of the Economy and Competitiveness and the Bank of Spain only for informational and statistical purposes. The most important developments resulting from Law 19/2003 are the obligations on financial intermediaries to provide to the Spanish Ministry of Economy and Competitiveness and the Bank of Spain information corresponding to client transactions.

In addition to the notices relating to significant shareholdings that must be sent to Telefónica, the CNMV and the relevant Spanish Stock Exchanges, as described in this section under “—Reporting Requirements”, foreign investors are required to provide such notices to the Registry of Foreign Investments.

Exchange Control Regulations

Pursuant to Royal Decree 1816/1991 of December 20, as amended by Royal Decree 1360/2011 of October 7, relating to economic transactions with non-residents, and EC Directive 88/361/EEC, receipts, payments or transfers between non-residents and residents of Spain must be made through registered entities (entidades registradas), such as banks and other financial institutions properly registered with the Bank of Spain and/or the CNMV, through bank accounts opened with foreign banks or foreign branches of registered entities or in cash or by a check payable to bearer.

Payment of Taxes

Holders of ordinary shares will be responsible for any taxes or other governmental charges payable on their ordinary shares, including any taxes payable on transfer. The paying agent or the transfer agent, as the case may be, may, and upon instruction from Telefónica, will:

•	refuse to effect any registration of transfer of such ordinary shares or any split-up or combination thereof until such payment is made; or

•	withhold or deduct from any distributions on such ordinary shares or sell for the account of the holder thereof any part or all of such ordinary shares (after attempting by reasonable means to notify such holder prior to such sale), and apply, after deduction for its reasonable expenses incurred in connection therewith, the net proceeds of any such sale in payment of such tax or other governmental charge, the holder of such ordinary shares remaining liable for any deficiency.

DESCRIPTION OF RIGHTS TO SUBSCRIBE FOR ORDINARY SHARES

We may issue rights to subscribe for ordinary shares of Telefónica. The applicable prospectus supplement will describe the specific terms relating to such subscription rights and the terms of the offering, including, where applicable, some or all of the following:

•	the title of the subscription rights;

•	the exercise price for the shares subscribed pursuant to the subscription rights;

•	the aggregate number of subscription rights issued;

•	a discussion of the material U.S. federal, Spanish or other income tax considerations, as well as considerations under the U.S. Employee Retirement Income Security Act of 1974, as amended (“ERISA”), applicable to the issuance of ordinary shares together with statutory subscription rights or the exercise of the subscription rights;

•	any other terms of the subscription rights, including terms, procedures and limitations relating to the exercise of the subscription rights;

•	the terms of the ordinary shares issuable upon exercise of the subscription rights;

•	information regarding the trading of subscription rights, including the stock exchanges, if any, on which the subscription rights will be listed;

•	the record date, if any, to determine who is entitled to the subscription rights and the ex-rights date;

•	the period during which the subscription rights may be exercised;

•	the extent to which the offering includes a contractual over-subscription privilege with respect to unsubscribed securities; and

•	the material terms of any standby or other underwriting arrangement we enter into in connection with the offering.

DESCRIPTION OF DEBT SECURITIES AND GUARANTEES

We may issue Debt Securities under an indenture (the “Base Indenture”), dated May 22, 2012 among the Issuer, the Guarantor and The Bank of New York Mellon, as trustee, as supplemented by a supplemental indenture with respect to each series of securities issued pursuant to the Base Indenture among the Issuer, the Guarantor and the Bank of New York Mellon, as trustee and paying agent (the Base Indenture, as supplemented, the “Indenture”).

The applicable prospectus supplement will describe the specific terms relating to such Debt Securities and the related guarantees and the terms of the offering, including, where applicable, some or all of the following:

•	the title and the series of the securities;

•	the terms of the related guarantees of the securities;

•	any limit on the aggregate principal amount of the securities;

•	whether the securities may be converted into or exercised or exchanged for other debt or equity securities of Telefónica or one or more third parties and the terms on which conversion, exercise or exchange may occur;

•	the price or prices (expressed as a percentage of the aggregate principal amount) at which the securities will be issued;

•	the denomination and currency in which the securities will be issuable;

•	the date or dates on which the principal of the offered securities is payable, or the method, if any, by which such date or dates will be determined and, if other than the full principal amount, the portion payable or the method by which the portion of the principal amount of the securities payable on that date is determined;

•	the rate or rates (which may be fixed or variable) at which the offered securities will bear interest, if any, or the method by which such rate or rates will be determined and the manner upon which interest will be calculated;

•	the date or dates from which interest on the securities, if any, will accrue or the method, if any, by which such date or dates will be determined;

•	the date or dates on which such interest, if any, will be payable, the date or dates on which payment of such interest, if any, will commence and the regular record dates for the interest payment dates, if any;

•	whether and under what circumstances additional amounts on the securities must be payable;

•	the notice, if any, to holders of the notes regarding the determination of interest on a floating rate note and the manner of giving such notice;

•	if any securities are to be issuable upon the exercise of warrants, the time, manner and place for such securities to be authenticated and delivered;

•	whether any of the securities will be issued as original issue discount notes;

•	if other than the applicable trustee, the identity of each security registrar, paying agent and authenticating agent;

•	any material U.S. federal or Spanish income tax considerations applicable to the securities;

•	information regarding the trading of securities, including the stock exchanges, if any, on which the securities will be listed;

•	any restrictions applicable to the sale and delivery of the securities; and

•	any other terms of the securities and the related guarantees, which shall not be inconsistent with the provisions of the Indenture.

ENFORCEABILITY OF CERTAIN CIVIL LIABILITIES

Telefónica is a limited liability company (sociedad anónima) organized under the laws of the Kingdom of Spain. Telefónica Emisiones, a wholly-owned subsidiary of Telefónica, is a limited liability company with a sole shareholder (sociedad anónima unipersonal) organized under the laws of the Kingdom of Spain. All of the directors of Telefónica Emisiones and the executive officers and directors of Telefónica, and certain of the experts named in this prospectus, are not residents of the United States. All or a substantial portion of the assets of Telefónica Emisiones and those of Telefónica and such persons are located outside the United States. As a result, it may be difficult for you to file a lawsuit against either Telefónica Emisiones or Telefónica or such persons in the United States with respect to matters arising under the federal securities laws of the United States. It may also be difficult for you to enforce judgments obtained in U.S. courts against either Telefónica Emisiones or Telefónica or such persons based on the civil liability provisions of such laws. Provided that United States case law does not prevent the enforcement in the U.S. of Spanish judgments (as in such case, judgments obtained in the U.S. shall not be enforced in Spain), if a U.S. court grants a final judgment in an action based on the civil liability provisions of the federal securities laws of the United States, enforceability of such judgment in Spain will be subject to satisfaction of certain factors. Such factors include the absence of a conflicting judgment by a Spanish court or of an action pending in Spain among the same parties and arising from the same facts and circumstances, the Spanish courts’ determination that the U.S. courts had jurisdiction, that process was appropriately served on the defendant, the regularity of the proceeding followed before the U.S. courts, the authenticity of the judgment and that enforcement would not violate Spanish public policy. In general, the enforceability in Spain of final judgments of U.S. courts does not require retrial in Spain. If an action is commenced before Spanish courts with respect to liabilities based on the U.S. federal securities laws, there is a doubt as to whether Spanish courts would have jurisdiction. Spanish courts may enter and enforce judgments in foreign currencies.

Telefónica Emisiones and Telefónica have expressly submitted to the exclusive jurisdiction of any state or federal court in the Borough of Manhattan, the City of New York and any appellate court from any such court thereof for the purpose of any suit, action or proceeding arising out of or in connection with the Debt Securities described herein and have appointed CT Corporation System, as our agent to accept service of process in any such action.

LEGAL MATTERS

Certain legal matters with respect to Spanish law will be passed upon for us by our Spanish counsel, CMS Albiñana & Suárez de Lezo, S.L.P. and Uría Menéndez Abogados, S.L.P. Certain legal matters with respect to United States and New York law will be passed upon for us by Davis Polk & Wardwell LLP.

EXPERTS

The consolidated financial statements of Telefónica, S.A. and subsidiaries appearing in Telefónica, S.A.’s Annual Report on Form 20-F for the year ended December 31, 2014, and the effectiveness of Telefónica, S.A.’s internal control over financial reporting as of December 31, 2014, have been audited by Ernst & Young, S.L., independent registered public accounting firm, as set forth in their reports thereon, included therein, and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

Telefónica, S.A.

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